Exhibit 10.2

EXECUTION VERSION

NOTE PURCHASE AGREEMENT

dated as of

February 3, 2020

among

B. RILEY PRINCIPAL MERGER CORP.,

(to be renamed Alta Equipment Group Inc.)

ALTA ENTERPRISES, LLC,

ALTA EQUIPMENT HOLDINGS, INC.,

ALTA CONSTRUCTION EQUIPMENT ILLINOIS, LLC,

ALTA INDUSTRIAL EQUIPMENT MICHIGAN, LLC,

ALTA HEAVY EQUIPMENT SERVICES, LLC,

ALTA CONSTRUCTION EQUIPMENT, L.L.C.

NITCO, LLC

ALTA CONSTRUCTION EQUIPMENT FLORIDA, LLC

and

ALTA INDUSTRIAL EQUIPMENT COMPANY, L.L.C.,

as Issuers

The Purchasers Party Hereto

and

U.S. BANK NATIONAL ASSOCIATION,

as Administrative Agent

-i-

-ii-

-iii-

-iv-

-v-

SCHEDULES

Commitment Schedule

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of First Lien Intercreditor Agreement
Exhibit C	Form of Note
Exhibit D	Form of Funding Notice

-vi-

This Note Purchase Agreement, dated as of February 3, 2020 (as it may be amended or modified from time to time, this “Agreement”), is among B. RILEY PRINCIPAL MERGER CORP. (to be renamed Alta Equipment Group, Inc.), a Delaware corporation, ALTA ENTERPRISES, LLC, a Michigan limited liability company, ALTA EQUIPMENT HOLDINGS, INC., a Michigan corporation, ALTA CONSTRUCTION EQUIPMENT ILLINOIS, LLC, a Michigan limited liability company, ALTA INDUSTRIAL EQUIPMENT MICHIGAN, LLC, a Michigan limited liability company, ALTA HEAVY EQUIPMENT SERVICES, LLC, a Michigan limited liability company, ALTA CONSTRUCTION EQUIPMENT, L.L.C., a Michigan limited liability company, ALTA INDUSTRIAL EQUIPMENT COMPANY, L.L.C., a Michigan limited liability company, NITCO, LLC, a Michigan limited liability company, ALTA CONSTRUCTION EQUIPMENT FLORIDA, LLC, a Michigan limited liability company, the Purchasers party hereto, and U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent.

R E C I T A L S

A. Purchasers have agreed to purchase the Notes from the Issuers in an initial aggregate stated principal amount as set forth in the Funding Notice delivered pursuant to Section 4.20 of either $155,000,000 or $165,000,000 on the Effective Date, the proceeds of which will be used to repay certain existing indebtedness of the Issuers and their Subsidiaries, to finance the Flagler Acquisition and the Liftech Acquisition, to pay costs, fees and expenses in connection with the transactions contemplated hereunder, and to provide liquidity to the Issuers and their Subsidiaries.

B. Issuers have agreed to secure all of their Obligations by granting to the Administrative Agent, for the benefit of Secured Parties, a second priority Lien on substantially all of their assets, including a pledge of all of the Equity Interests of each of their Subsidiaries.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which any Notes Party (a) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person.

“Adjusted LIBO Rate” means, for any applicable Interest Period or at any time any Note bears interest at the CB Floating Rate, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided, that, at no time shall the Adjusted LIBO Rate be less than the greater of (i) 1.80% per annum and (ii) the Adjusted LIBO Rate in effect on the Effective Date. For the avoidance of doubt, if the LIBO Rate is replaced with a Benchmark Replacement pursuant to Section 2.13, for purposes of determining the Adjusted LIBO Rate, such Benchmark Replacement shall replace the reference to LIBO Rate in this definition.

“Adjusted One Month LIBOR Rate” means, for any day, an interest rate per annum equal to the sum of (a) 2.50% plus (b) the Adjusted LIBO Rate for a one (1)-month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate at approximately 11:00 a.m. London time on such day; provided further, that, if the LIBO Screen Rate at such time shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Administrative Agent” means U.S. Bank National Association, in its capacity as Administrative Agent for the Purchasers hereunder, as such capacity is established in, and subject to the provisions of, Article IX, and the successors and assigns of U.S. Bank National Association in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to any Issuer, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of such Issuer or any Subsidiary or any Person of which such Issuer and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests.

“Agreement” has the meaning assigned in the introductory paragraph.

“Alta Construction Equipment Florida” means Alta Construction Equipment Florida, LLC, a Michigan limited liability company.

“Alta Enterprises” means Alta Enterprises, LLC, a Michigan limited liability company.

“Alta Group” means B. Riley Principal Merger Corp., a Delaware corporation, to be renamed Alta Equipment Group Inc. on the Effective Date.

“Alta Holdings” means Alta Equipment Holdings, Inc., a Michigan corporation.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Issuer or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means any requirement of law related to money laundering or financing terrorism, including the USA PATRIOT Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§5311-5330 and 12 U.S.C. §§1818(s), 1820(b) and 1951-1959), Trading With the Enemy Act (50 U.S.C. §1 et seq., as amended), Executive Order 13224 (effective September 24, 2001) and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended), in each case, as now and hereafter in effect, or any successor statutes.

“Applicable Margin” means (a) 8.00% per annum for any Note bearing interest by reference to the Adjusted LIBO Rate and (b) 7.00% per annum for any Note bearing interest by reference to the CB Floating Rate.

“Approved Fund” has the meaning assigned to such term in Section 10.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Purchaser and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability” means “Availability” as defined in the First Lien Credit Agreement.

“B. Riley Merger/Equity Transaction Agreements” means the agreements listed on Schedule 3.29 as the B. Riley Merger/Equity Transaction Agreements.

“B. Riley Merger/Equity Transactions” means the transactions described on Schedule 3.29.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the Required Purchasers and the Issuer Representative giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Required Purchasers.

“Benchmark Replacement Adjustment” means the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Required Purchasers and the Issuer Representative giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Margin).

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Adjusted One Month LIBOR Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Required Purchasers decide may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Required Purchasers decide that adoption of any portion of such market practice is not administratively feasible or if the Required Purchasers determine that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Required Purchasers decide is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the LIBO Screen Rate permanently or indefinitely ceases to provide the LIBO Screen Rate; or

(b)  in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(a) a public statement or publication of information by or on behalf of the administrator of the LIBO Screen Rate announcing that such administrator has ceased or will cease to provide the LIBO Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate;

(b) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBO Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Screen Rate, in each case which states that the administrator of the LIBO Screen Rate has ceased or will cease to provide the LIBO Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate; and/or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate announcing that the LIBO Screen Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Required Purchasers by notice to the Administrative Agent, the Issuer Representative and the other Purchasers.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 2.13 and (b) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 2.13.

“Beneficial Owner” means, with respect to any U.S. federal withholding Tax, the beneficial owner, for U.S. federal income tax purposes, to whom such Tax relates.

“Blocked Person” means any Person, entity, organization or government (a) whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC (an “OFAC Listed Person”) or is otherwise a Sanctioned Person, (b) that is an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (i) any OFAC Listed Person or (ii) any other Sanctioned Person or Sanctioned Country, or (c) is otherwise blocked, the subject or target of Sanctions or engaged in any activity in violation of Sanctions or Anti-Terrorism Laws.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, (a) with respect to a corporation, the board of directors of the corporation or such directors or committee serving a similar function, (b) with respect to a limited liability company, the board of managers of the company or such managers or committee serving a similar function, (c) with respect to a partnership, the Board of Directors of the general partner of the partnership, and (d) with respect to any other Person, the managers, directors, trustees, board or committee of such Person or its owners serving a similar function.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in either such state are authorized or required by law or other governmental action to close; provided that, when used in connection with a Note accruing interest at the Adjusted LIBO Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset, including without limitation leasehold improvements, but excluding new, used or parts inventory, on a consolidated balance sheet of Alta Group and its Subsidiaries prepared in accordance with GAAP. For purposes of calculating the Fixed Charge Coverage Ratio, such expenditures will be reduced by the sum of (a) the net book value with respect to any sale of any fixed or capital assets (excluding new, used, and parts inventory) and (b) any piece of rental equipment financed via either First Lien Revolving Loans, Floor Plan Loans or any other floorplan line (up to the value advanced on such asset thereunder), in each case (both clauses (a) and (b)) as determined by the First Lien Administrative Agent.

“Capital Lease” means any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capital Lease Obligations” means the aggregate principal component of capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.

“Cash Common Equity” has the meaning assigned to such term in Section 3.29.

“CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall never be less than the Adjusted One Month LIBOR Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day). Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

“Change in Control” means any of the following:

(a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date of this Agreement) other than Permitted Investors, of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Alta Group;

(b) occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of Alta Group by Persons who were not (i) directors of Alta Group on the date of this Agreement or nominated or appointed by the board of directors of Alta Group or (ii) appointed by directors so nominated or appointed;

(c) the acquisition of direct or indirect Control of Alta Group by any Person or group other than Permitted Investors;

(d) Alta Group shall fail to own and control, directly, beneficially and of record, Equity Interests representing 100% of each of the aggregate ordinary voting power and aggregate equity value represented by the issued and outstanding Equity Interests of Alta Holdings;

(e) Alta Group and Alta Holdings shall fail to own, directly, beneficially and of record, Equity Interests representing 100% of each of the aggregate ordinary voting power and aggregate equity value represented by the issued and outstanding Equity Interests of Alta Enterprises;

(f) Alta Enterprises shall fail to own, directly or indirectly, beneficially and of record, Equity Interests representing 100% of each of the aggregate ordinary voting power and aggregate equity value represented by the issued and outstanding Equity Interests of each other Issuer (other than Alta Group and Alta Holdings); or

(g) any “change in control” (or any comparable term) under any First Lien Loan Document or Floor Plan Loan Document or any other event that would require or permit the First Lien Lenders or Floor Plan Lenders or any of them to require an acceleration or prepayment of the First Lien Obligations or the Floor Plan Obligations, as applicable.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Purchaser, if later, the date on which such Purchaser becomes a Purchaser), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III (i.e., the Third Basel Accord agreed upon by the members of the Basel Committee on Banking Supervision in 2010–11), shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all present or future personal property or material real property owned, leased or operated by a Person, which property is covered by the Collateral Documents and any and all other property of any Notes Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the other Secured Parties, to secure the Secured Obligations.

“Collateral Documents” means, collectively, the Security Agreements, any Mortgages, the Notes Party Guaranties, the Flagler Assignment of Representations and Warranties, the Liftech Assignment of Representations and Warranties, and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure all or any part of the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether theretofore, now or hereafter executed by any Notes Party, all as amended or otherwise modified from time to time.

“Commitment” means, with respect to each Purchaser, the amount of such Purchaser’s Commitment as of the date of this Agreement as set forth on the Commitment Schedule.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Required Purchasers in accordance with:

(a) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(b) if, and to the extent that, the Required Purchasers determine that Compounded SOFR cannot be determined in accordance with clause (a) above, then the rate, or methodology for this rate, and conventions for this rate that the Required Purchasers determine are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for dollar-denominated syndicated credit facilities at such time;

provided, further, that if the Required Purchasers decide that any such rate, methodology or convention determined in accordance with clause (a) or clause (b) is not administratively feasible for the Required Purchasers (in consultation with the Administrative Agent), then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, with reference to any period, the Net Income for such period, and plus (a) to the extent reducing such Net Income, (i) Interest Expense, (ii) expense for income taxes, (iii) depreciation, (iv) amortization, (v) any non-cash charges for such period (but excluding (A) any non-cash charge that results from the write-down or write-off of accounts receivable or that is in respect of any other item that was included in Net Income in a prior period, (B) any non-cash charge that relates to the write-down or write-off of inventory, any additions to bad debt reserves or bad debt expense and (C) any non-cash charge to the extent it represents an accrual of or a reserve for cash expenditures in any future period), (vi) any reasonable non-recurring fees, cash charges and other cash expenses made or incurred in connection with (A) the Transactions (including one-time transaction bonuses) in an aggregate amount not to exceed $25,000,000 incurred prior to or within nine months after the Effective Date, or (B) any amendments, restatements, supplements, waivers or other modifications to the Notes Documents, the First Lien Loan Documents or the Floor Plan Loan Documents, (vii) losses deducted during the specified period, but only to the extent proceeds of insurance (including, without limitation, business interruption insurance) or indemnity recovery are actually received during such period, (viii) reasonable transaction expenses and fees for such period with respect to with respect to Permitted Acquisitions consummated or sought but not consummated by any Notes Party, (ix) Pro Forma EBITDA attributable to any Permitted Acquisition, (x) reasonable expenses and fees incurred during the specified period in connection with the administration of the Notes Documents, the First Lien Loan Documents and the Floor Plan Loan Documents after the Effective Date (including in all cases expenses and fees paid to the Administrative Agent and/or Purchasers), (xi) fees and expenses during the specified period which are directly related to any proposed or actual issuance of debt or equity or asset dispositions, in each case permitted under this Agreement, (xii) [reserved], (xiii) (A) any extraordinary or non-recurring losses in the aggregate in any period of twelve consecutive months not to exceed the result of (1) 10% of Consolidated EBITDA, less (2) any noncash gains or losses on the sale of fixed or capital assets offset for gains from the sale of fixed or capital assets calculated (x) at the price at which the applicable Notes Party sold the applicable asset, minus (y) such Note Party’s initial purchase price of such asset (for the avoidance of doubt, without reducing this clause (y) for any depreciation or amortization thereof), for such twelve consecutive months (prior to giving effect to this clause (xiii)(A)) or (B) other non-recurring charges, costs and expenses incurred during such period approved by the Required Purchasers in their reasonable discretion (not to be unreasonably withheld, conditioned or delayed), and (xiv) one-time GAAP adjustments related to the B. Riley Merger/Equity Transactions in an aggregate amount not to exceed $35,000,000, minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period and (ii) any non-cash items of income for such period, all calculated for Alta Group and its Subsidiaries on a consolidated basis.

“Consolidated First Lien Debt” means, as of any date, the Consolidated Total Debt of Alta Group and its Subsidiaries, excluding (a) the aggregate outstanding amount of the Notes at such time and (b) the aggregate outstanding amount of Subordinated Debt at such time.

“Consolidated Note Coverage Ratio” means, as of any date, the ratio of (a) Consolidated Total Assets less Consolidated First Lien Debt as of such date to (b) the aggregate outstanding amount of the Notes as of such date.

“Consolidated Total Assets” means, as of any date, (a) the sum of the Net Book Value of each of the following, without duplication, as of such date (i) accounts receivable, net of allowance for doubtful accounts, plus (ii) parts inventory, net of reserves, plus (iii) work in process, net of reserves, plus (iv) equipment inventories (i.e., equipment held for sale or rental under the new, used, and rental categories on the balance sheet of Alta Group and its Subsidiaries), net of depreciation, plus (v) fixed assets (i.e. property plan and equipment) net of depreciation, less (b) the sum of the following as of such date (i) the value of promotional Indebtedness owing to vendors that is interest free and has no required payments and is otherwise on terms acceptable to the Required Purchasers, plus (ii) Showroom Ready Debt, all as set forth in the most recently delivered financial statements of Alta Group and its Subsidiaries.

“Consolidated Total Debt” means, as of any date, the Indebtedness of Alta Group and its Subsidiaries on a consolidated basis, excluding (a) promotional Indebtedness owing to vendors that is interest free and has no required payments and is otherwise on terms acceptable to the Required Purchasers, and (b) Showroom Ready Debt which is not in curtailment.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the LIBO Rate.

“Credit Party” means the Administrative Agent or any other Purchaser.

“Declined Offer” has the meaning assigned to such term in Section 2.09(d).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning assigned to such term in Section 2.12(b).

“Departing Purchaser” has the meaning assigned to such term in Section 2.18(b).

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Equity” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“dollars” or “$” refers to lawful money of the U.S.

“Early Opt-in Election” means the occurrence of:

(a) a notification by the Required Purchasers to the Administrative Agent (with a copy to the Issuers) that the Required Purchasers have determined that dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.13 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(b) the election by the Required Purchasers to declare that an Early Opt-in Election has occurred and the provision by the Administrative Agent of written notice of such election to the Issuer Representative and the other Purchasers.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date upon which all of the conditions set forth in Article IV are satisfied; provided, that such conditions are satisfied on or before February 14, 2020.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Employee Benefit Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA which any Issuer or Guarantor establishes for the benefit of its employees or for which any Issuer or Guarantor has liability to make a contribution, including by reason of being an ERISA Affiliate, other than a Multiemployer Plan.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, or the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Notes Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Issuer (or Guarantor, if any), is treated as a single employer under Section 414(b) or (c) of the Code or, Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standards” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Issuer (or Guarantor, if any) or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Issuer (or Guarantor, if any) or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Issuer (or Guarantor, if any) or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Issuer (or Guarantor, if any) or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Issuer (or Guarantor, if any) or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in critical status, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article VII.

“Event of Loss” means, with respect to any assets, any of the following: (a) any loss, destruction or damage of such assets; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such assets or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such assets, or confiscation of such assets or the requisition of the use of such assets.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Purchaser, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Purchaser, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in a Note pursuant to the applicable law in effect on the date on which (i) such Purchaser acquires such interest in the Note or (ii) such Purchaser changes its lending office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Purchaser’s assignor immediately before such Purchaser acquired the applicable interest in a Note or to such Purchaser immediately before it changed its lending office, (c) U.S. Taxes attributable to such Recipient’s failure to comply with Section 2.16(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Financial Officer” means the chief executive officer, chief financial officer, vice president of finance, director of finance, principal accounting officer, treasurer or controller of such company.

“First Lien Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under any of the First Lien Loan Documents, or any successor administrative agent under any of the First Lien Loan Documents.

“First Lien Available Revolving Commitment” means the “Available Revolving Commitment” as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement” means the Fifth Amended and Restated Credit Agreement, dated as of the date of this Agreement, among the Issuers, the First Lien Lenders party thereto from time to time, and the First Lien Administrative Agent, as amended, refinanced, replaced, supplemented or otherwise modified from time to time in accordance with the First Lien Intercreditor Agreement.

“First Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit B hereto, dated as of the date of this Agreement, among the Issuers, the Administrative Agent, the First Lien Administrative Agent and the Floor Plan Administrative Agent, as amended or otherwise modified from time to time.

“First Lien Lenders” means the Persons referred to as “Lenders” in the First Lien Credit Agreement.

“First Lien Leverage Ratio” means, as of any date, the ratio of (a) Consolidated First Lien Debt as of such date, to (b) Consolidated EBITDA less (i) any noncash gains or losses on the sale of fixed or capital assets offset for gains from the sale of fixed or capital assets calculated (A) at the price at which the applicable Notes Party sold the applicable asset, minus (B) such Note Party’s initial purchase price of such asset (for the avoidance of doubt, without reducing this clause (B) for any depreciation or amortization thereof); and (ii) Interest Expense with respect to the Showroom Ready Debt (with Consolidated EBITDA and such Interest Expense calculated for the four most recently ended four Fiscal Quarters as of such date).

“First Lien Loan Documents” means the “Loan Documents” as defined in the First Lien Credit Agreement.

“First Lien Obligations” means, collectively, the “Obligations” as defined in the First Lien Credit Agreement and the Floor Plan Obligations.

“First Lien Revolving Loans” means the “Revolving Loans” as defined in the First Lien Credit Agreement.

“Fiscal Quarter” means each of the quarterly accounting periods of Alta Group and its Subsidiaries ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means each annual accounting period of Alta Group and its Subsidiaries ending on December 31. As an example, reference to the 2020 Fiscal Year shall mean the Fiscal Year ending December 31, 2020.

“Fixed Charge Coverage Ratio” means, as of any date, the ratio of (a) Consolidated EBITDA, minus, Capital Expenditures, to (b) Fixed Charges, all as calculated for the four consecutive Fiscal Quarters then ending on a consolidated basis for Alta Group and its Subsidiaries.

“Fixed Charges” means, for any period, without duplication, cash Interest Expense, plus prepayments (other than (x) prepayments of First Lien Revolving Loans and (y) prepayments constituting refinancings through the incurrence of additional Indebtedness expressly permitted by Section 6.01) and scheduled principal and curtailment payments on Indebtedness made during such period (other than payments on intercompany Indebtedness between the Issuers), plus expense for taxes paid in cash, plus Restricted Payments paid in cash, plus Capital Lease Obligation payments, all calculated for the Issuers and their respective Subsidiaries on a consolidated basis.

“Flagler” means Flagler Construction Equipment, LLC, a Delaware limited liability company.

“Flagler Acquisition” means the Acquisition of substantially all the assets of Flagler by Alta Construction Equipment Florida described in the Flagler Acquisition Agreement and the other Flagler Acquisition Documents.

“Flagler Acquisition Agreement” means the Asset Purchase Agreement dated on or before the Effective Date among Flagler, Flagler Holdings, LLC, a Delaware limited liability company, Alta Construction Equipment Florida, Alta Enterprises and Thomas R. Holmes in the form delivered to the Purchasers prior to the date of this Agreement.

“Flagler Acquisition Documents” means the Flagler Acquisition Agreement and each other material agreement effecting the Flagler Acquisition, including, without limitation, any escrow agreement, management agreement, non-competition agreement, bonus agreement, retention agreement, employment agreement for any officer or other senior management employee and other similar agreements.

“Flagler Assignment of Representations and Warranties” means that certain Assignment of Representations, Warranties, Covenants and Indemnities dated as of the Effective Date under the terms of which Alta Construction Equipment Florida collaterally assigns to the Administrative Agent its rights and benefits under the Flagler Acquisition Agreement.

“Floor Plan Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under any of the Floor Plan Loan Documents, or any successor administrative agent under any of the Floor Plan Loan Documents.

“Floor Plan Credit Agreement” means the Floor Plan Credit Agreement, dated as of the date of this Agreement, among the Issuers, the lenders party thereto from time to time, and the Floor Plan Administrative Agent, as amended, refinanced, replaced, supplemented or otherwise modified from time to time.

“Floor Plan Lenders” means the “Lenders” as defined in, and party to, the Floor Plan Credit Agreement.

“Floor Plan Loan Documents” means the “Loan Documents” as defined in the Floor Plan Credit Agreement.

“Floor Plan Loans” means “Loans” as defined in, and made under, the Floor Plan Credit Agreement.

“Floor Plan Obligations” means the “Secured Obligations” as defined in the Floor Plan Credit Agreement as in effect on the date of this Agreement and as may be increased pursuant to Section 6.01(c).

“Foreign Purchaser” means (a) if an Issuer is a U.S. Person, a Purchaser that is not a U.S. Person, and (b) if an Issuer is not a U.S. Person, a Purchaser that is resident or organized under the laws of a jurisdiction other than that in which such Issuer is resident for tax purposes.

“Forward Purchase Cash Common Equity” has the meaning assigned to such term in Section 3.29.

“Funding Notice” means a funding notice substantially in the form of Exhibit D hereto.

“GAAP” means generally accepted accounting principles in the U.S.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Greenawalt” means Ryan Greenawalt and any trust controlled by him for his benefit, his spouse’s benefit or the benefit of any lineal descendants of Ryan Greenawalt.

“Guarantees” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase assets, securities or services primarily for the purpose of assuring the holder of such Indebtedness against loss in respect thereof, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guarantee hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guarantee is made.

“Guarantors” means the Issuers (as a Guarantor with respect to all Secured Obligations of each of the other Notes Parties) and each existing and future subsidiary of any of the foregoing.

“Hazardous Materials” means (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Purchaser which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” has the meaning assigned to such term in Section 3.04(a).

“IBA” has the meaning assigned to such term in Section 1.05.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Indebtedness” of any Person means, without duplication, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of assets or services purchased by such Person (other than trade debt incurred in the ordinary course of business) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees of such Person with respect to Indebtedness of another Person, (h) Capital Lease Obligations of such Person, (i) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created or similar instruments for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), as reduced from time to time, (j) all Disqualified Equity, (k) the principal balance outstanding under any synthetic lease, tax retention operating lease, accounts receivable securitization program, off-balance sheet loan or similar off-balance sheet financing product, based on the amount that would be deemed outstanding thereunder if such transaction was structured as a secured financing on balance sheet, (l) the Indebtedness of any partnership in which such Person is a general partner, (m) obligations under any earn-out or similar obligations determined in accordance with GAAP, (n) the portion of indebtedness of any unincorporated joint venture in which such Person is a general partner or a joint venturer that is pro rata to such Person’s ownership interest in such joint venture and (o) buyback obligations to the extent such obligations exceed the associated asset value set forth in the financial statements of Alta Group and its Subsidiaries.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Notes Party under any Notes Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.03(b).

“Ineligible Institution” has the meaning assigned to it in Section 10.04(b).

“Intercreditor Agreements” means, collectively, the First Lien Intercreditor Agreement and any other intercreditor agreement in form and substance acceptable to the Required Purchasers in their sole discretion

“Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations) of Alta Group and its Subsidiaries for such period with respect to all outstanding Indebtedness of Alta Group and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates, to the extent such net costs are allocable to such period in accordance with GAAP), calculated for Alta Group and its Subsidiaries on a consolidated basis for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any Note accruing interest at the CB Floating Rate, the first Business Day of each month, and (b) with respect to any Note accruing interest at the Adjusted LIBO Rate, the last day of each Interest Period applicable to such Notes.

“Interest Period” means with respect to any Note, the period commencing on the Effective Date and ending on the numerically corresponding day in the calendar month that is three months thereafter; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time; provided that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“IPO Cash Common Equity” has the meaning assigned to such term in Section 3.29.

“IRS” means the United States Internal Revenue Service.

“Issuer” and “Issuers” means, individually or collectively as required by the context, Alta Group and its Subsidiaries.

“Issuer Materials” has the meaning assigned to such term in Section 10.12(b).

“Issuer Representative” means Alta Group in its capacity as representative of the Issuers as set forth in Section 2.20.

“LIBO Rate” means, with respect any Note bearing interest by reference to the Adjusted LIBO Rate for any applicable Interest Period or at any time any Note bears interest by reference to the CB Floating Rate, the London interbank offered rate as administered by IBA (or any other Person that takes over the administration of such rate for dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Administrative Agent in its reasonable discretion (in each case, the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, (x) if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and (y) if the LIBO Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 2.13 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided further, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with a Note accruing interest by reference to the CB Floating Rate, such rate shall be determined as modified by the definition of Adjusted One Month LIBOR Rate.

“LIBO Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of Equity Interests or securities, any purchase option, call or similar right of a third party with respect to such Equity Interests or securities.

“Liftech” means Liftech Equipment Companies, Inc., a New York corporation.

“Liftech Acquisition” means the Acquisition of substantially all the assets of Liftech by NITCO described in the Liftech Acquisition Agreement and the other Liftech Acquisition Documents.

“Liftech Acquisition Agreement” means the Asset Purchase Agreement dated on or before the Effective Date among Liftech, NITCO and Joseph Verzino in the form delivered to the Purchasers prior to the date of this Agreement.

“Liftech Acquisition Documents” means the Liftech Acquisition Agreement and each other material agreement effecting the Liftech Acquisition, including, without limitation, any escrow agreement, management agreement, non-competition agreement, bonus agreement, retention agreement, employment agreement for any officer or other senior management employee and other similar agreements.

“Liftech Assignment of Representations and Warranties” means that certain Assignment of Representations, Warranties, Covenants and Indemnities dated as of the Effective Date under the terms of which NITCO collaterally assigns to the Administrative Agent its rights and benefits under the Liftech Acquisition Agreement.

“Make-Whole Amount” means at the time of computation, and to the extent required under Section 2.10(b), the sum at such time of (a) the amount of interest that would have been payable on the aggregate principal amount of the Notes being prepaid, repaid, or accelerated if such principal amount had been outstanding from the date of prepayment, repayment, or acceleration through and including the first anniversary of the Effective Date, calculated using an interest rate equal to (i) the Adjusted LIBO Rate for the applicable Interest Period then in effect on the third Business Day prior to such prepayment, repayment, or acceleration plus (ii) 8.00% per annum, discounted to the date of prepayment, repayment, or acceleration at a rate equal to the Treasury Rate plus 0.5%, plus (b) the amount of any premium that would be payable pursuant to Subsection 2.10(c) on the aggregate principal amount of the Notes being repaid, prepaid, or accelerated if such prepayment, repayment, or acceleration were to be made or to occur on the day after the first anniversary of the Effective Date but prior to the second anniversary of the Effective Date, in each case.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Notes Parties, taken as a whole, (b) the ability of the Notes Parties to perform any of their Obligations or (c) the rights of or benefits available to the Purchasers under the Notes Documents, including, without limitation, the Collateral and the priority of the Administrative Lien’s thereon.

“Material Agreement” means any agreement listed on Schedule 3.20.

“Material Indebtedness” means Indebtedness (other than the Notes), or obligations in respect of one or more Swap Agreements, of any one or more of the Notes Parties in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the “obligations” of any Notes Party in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Notes Party would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means the earlier of (a) the date that all Notes shall become due and payable in full hereunder, whether by acceleration or otherwise, and (b) August 13, 2025.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means any mortgage, deed of trust or other agreement from any Notes Party granting a Lien on any of its real property delivered in connection with any Notes Document at any time, after the Effective Date, each in form and substance reasonably satisfactory to the Required Purchasers, entered into by any Notes Party at any time for the benefit of the Secured Parties pursuant to this Agreement, as amended or otherwise modified from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Book Value” means the net book value of any asset, taking into account diminutions, depreciations and other accounting charges, determined in accordance with GAAP.

“Net Cash Proceeds” means, without duplication (a) in connection with any sale or other disposition of any asset or any settlement by, or receipt of payment in respect of, any property insurance claim or condemnation award, the cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such sale, settlement or payment, net of documented attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such sale, insurance claim or condemnation award (other than any Lien in favor of the Administrative Agent for the benefit of the Secured Parties) and other fees actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof and of any other costs incurred in connection with such sale, disposition, settlement or receipt and (b) in connection with any issuance or sale of any equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of investment banking fees, documented attorneys’ fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses actually incurred in connection therewith.

“Net Income” means, for any period, the consolidated net income (or loss) determined for Alta Group and its Subsidiaries, on a consolidated basis in accordance with GAAP; provided that the following shall be excluded from the calculation of Net Income: (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Alta Group or any Subsidiary, (b) the income (or deficit) of any Person (other than a Subsidiary) in which Alta Group or any Subsidiary has an ownership interest, except to the extent that any such income is actually received by Alta Group or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary (other than an Issuer), to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Notes Document) or Requirement of Law applicable to such Subsidiary.

“NITCO” means NITCO, LLC, a Michigan limited liability company.

“Notes” has the meaning assigned to such term in Section 2.01(a)(i).

“Notes Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, the Collateral Documents, the Intercreditor Agreements, the Subordination Agreements, and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, the Administrative Agent or any Purchaser and including all other pledges, powers of attorney, intercreditor agreements, landlord waivers and access agreements, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Notes Party, or any employee of any Notes Party, and delivered to the Administrative Agent or any Purchaser in connection with this Agreement or the transactions contemplated hereby. Any reference in the Agreement or any other Notes Document to a Notes Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Notes Document as the same may be in effect at any and all times such reference becomes operative.

“Notes Parties” means the Issuers and the Guarantors, if any.

“Notes Party Guaranty” means any guaranty agreements from any Guarantor delivered in connection with any Notes Document at any time as are requested by the Administrative Agent and its counsel (such request made at the direction of the Required Purchasers), in each case as amended, restated, supplemented or otherwise modified from time to time.

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” means all unpaid principal of and accrued and unpaid interest on (including without limitation interest accruing after the maturity of the Notes and reimbursement obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Notes Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Notes, any break funding payments due pursuant to Section 2.15, any Make-Whole Amount as required by Section 2.10(b), any premium as required by Section 2.10(c), all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Notes Parties to the Purchasers or to any Purchaser, the Administrative Agent or any indemnified party arising under the Notes Documents, in all cases, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Notes Documents or in respect of any of the Notes purchased or reimbursement or other obligations incurred or instruments at any time evidencing any thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Notes Document), or sold or assigned an interest in any Note or Notes Document.

“Other Taxes” means any present or future stamp, court, documentary intangible, recording, filing or similar other excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Notes Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment by a Purchaser after the date of this Agreement (other than an assignment under Section 2.18(b) or made at the request of any Notes Party).

“Paid in Full” or “Payment in Full” means, (a) the indefeasible payment in full in cash of all outstanding Notes, together with accrued and unpaid interest thereon, any break funding payments due pursuant to Section 2.15, any Make-Whole Amount as required by Section 2.10(b) and any premium as required by Section 2.10(c), (b) the indefeasible payment in full in cash of all accrued and unpaid fees, and (c) the indefeasible payment in full in cash of all reimbursable expenses and other Secured Obligations (other than Unliquidated Obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon.

“Payment Condition” shall be deemed to be satisfied in connection with a Restricted Payment or Permitted Acquisition if:

(a) no Default has occurred and is continuing or would result immediately after giving effect to such Restricted Payment or Permitted Acquisition;

(b) immediately after giving effect to such Restricted Payment plus any prepayment of the Obligations that may be required pursuant to such Restricted Payment or Permitted Acquisition and at all times during the 60-day period immediately prior to such Restricted Payment (and any prepayment of the Obligations that may be required pursuant to such Restricted Payment) or Permitted Acquisition, the Issuers shall have Availability calculated on a on a pro forma basis acceptable to the Required Purchasers of not less than 17.5% of the Revolving Commitment; and

(c) the Issuer Representative shall have delivered to the Purchasers a certificate in form and substance reasonably satisfactory to the Purchasers certifying as to the items described in (a) and (b) above and attaching calculations for item (b) in form and substance satisfactory to the Required Purchasers.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by a Notes Party in a transaction that (a) is consented to in writing by Administrative Agent at the direction of Required Purchasers in their sole discretion or (b) otherwise satisfies each of the following requirements:

(i) such Acquisition is not a hostile or contested Acquisition;

(ii) the business acquired in connection with such Acquisition (A) is not engaged, directly or indirectly, in any line of business other than the businesses in which the Notes Parties are engaged on the Effective Date and any business activities that are substantially similar, related, or incidental thereto and (B) shall have generated a positive amount of earnings before income taxes, depreciation and amortization (calculated in substantially the same manner as Pro Forma EBITDA less any noncash gains or losses on the sale of fixed or capital assets offset for gains from the sale of fixed or capital assets calculated (x) at the price at which the applicable business sold the applicable asset, minus (y) such business’s initial purchase price of such asset (for the avoidance of doubt, without reducing this clause (y) for any depreciation or amortization thereof)), less unfinanced Capital Expenditures, during the twelve-month period most recently ended prior to the date of such Acquisition;

(iii) both before and after giving effect to such Acquisition and other Indebtedness incurred in connection therewith on a pro forma basis acceptable to the Required Purchasers, (A) each of the representations and warranties in the Notes Documents is true and correct, (B) the Total Leverage Ratio is at least (1) 0.30 below the level required by Section 6.13(a) for any Acquisition consummated during the Fiscal Year ending December 31, 2020 and (2) 0.25 below the level required by Section 6.13(a) for any Acquisition consummated during the Fiscal Year ending December 31, 2021 and each Fiscal Year thereafter, (C) Issuers and their Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.13 on a pro forma basis after giving effect to such Acquisition as of the last day of the Fiscal Quarter most recently ended for which financial statements have been delivered to the Purchasers in accordance with Section 5.01(b)(i), and (D) the Payment Condition is satisfied;

(iv) as soon as available, but not less than fifteen (15) days (or such shorter period agreed to by the Administrative Agent (at the direction of Required Purchasers)) prior to such Acquisition, the Issuer Representative shall have provided the Purchasers (A) notice of such Acquisition and (B) a copy of all business and financial information reasonably requested by the Administrative Agent (at the direction of Required Purchasers), including pro forma financial statements, statements of cash flow, availability projections, a quality of earnings analysis and a certificate, in form and detail satisfactory to the Required Purchasers, demonstrating compliance with the requirements set forth in clause (iii) above;

(v) if such Acquisition is an acquisition of the Equity Interests of a Person, the Acquisition is structured so that the acquired Person shall become a wholly-owned Subsidiary of an Issuer and a Guarantor pursuant to and accordance with the terms of this Agreement; and

(vi) no Notes Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could reasonably be expected to have a Material Adverse Effect.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable business judgment.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;

(c) Liens (other than any Lien imposed by ERISA) consisting of pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits or pledges to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, licenses, title restrictions, rights-of-way and similar encumbrances on real property imposed by law or incurred or granted by any Notes Party in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Notes Party; and

(g) minor imperfections in title that do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Notes Party;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S.), in each case maturing within one (1) year from the date of acquisition thereof;

(b) investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S. or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Investors” means Greenawalt, Anthony J. Colucci, Robert T. Chiles, Craig F. Brubaker, Alan Hammersley, Richard A. Papalia, and Sponsor.

“Permitted Restricted Payment Amount” means, as of any date in any fiscal year, an amount equal to 2% of the aggregate outstanding principal amount of the Notes as of such date in such Fiscal Year.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIPE Cash Common Equity” has the meaning assigned to such term in Section 3.29.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Notes Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Events” means:

(a) any Sale (including pursuant to a sale and leaseback transaction) of any property or asset of any Notes Party or any Subsidiary with a fair market value equal to or greater than $2,500,000, other than dispositions described in Section 6.03(a)(i); or

(b) Event of Loss in respect of any property or asset of any Notes Party or any Subsidiary with a fair value immediately prior to such event equal to or greater than $2,500,000; or

(c) the incurrence by any Notes Party or any Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01.

“Prepayment Offer Period” has the meaning assigned to such term in Section 2.09(c)(i).

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Required Purchasers) or any similar release by the Federal Reserve Board (as determined by the Required Purchasers). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Office” means the Administrative Agent’s office located at 214 N. Tryon Street, 27th Floor, Charlotte NC 28202-1078, or such other office as the Administrative Agent may from time to time designate in writing to Issuer Representative and each Purchaser; provided, however, that for the purpose of making any payment on the Obligations or any other amount due hereunder or any other Notes Document, the Principal Office of Administrative Agent shall be Charlotte, NC (or such other location as Administrative Agent may from time to time designate in writing to Issuer and each Purchaser).

“Pro Forma EBITDA” means, with respect to any period, Consolidated EBITDA of the target business of any Permitted Acquisition calculated with respect to such period on a pro forma basis (including pro forma adjustments approved by Required Purchasers in their Permitted Discretion) using the historical financial statements of any business acquired or to be acquired and the consolidated financial statements of Alta Group and its Subsidiaries, which shall be reformulated as if such Permitted Acquisition, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Indebtedness incurred during such period).

“Public Purchaser” has the meaning assigned to such term in Section 10.12(b).

“Purchasers” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Quarterly Prepayment Offer” has the meaning assigned to such term in Section 2.09(a).

“Rating” means the debt rating of the Notes as determined from time to time by Egan Jones Rating Company.

“Recipient” means, as applicable, (a) the Administrative Agent and (b) any Purchaser.

“Register” has the meaning assigned to such term in Section 2.08(b).

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Rejection Notice” has the meaning assigned to such term in Section 2.09(d).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective direct and indirect owners, directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Replacement Purchaser” has the meaning assigned to such term in Section 2.18(b).

“Reports” has the meaning assigned to such term in Article VIII.

“Required Purchasers” means, (a) prior to the Effective Date, the Purchasers party to this Agreement, and (b) at any time on or after the Effective Date, the holders of more than 66⅔% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by any Issuer or any of its Affiliates).

“Requirement of Law” means, as to any Person, the certificate of incorporation and bylaws, certificate of organization and operating agreement, or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Notes Party, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the any Notes Party or any option, warrant or other right to acquire any such Equity Interests in any Notes Party or (c) management fees, agency fees or other fees or similar amounts payable by any Notes Party to any of its Affiliates.

“Restricted Payment Prepayment Amount” means the amount that the aggregate amount of all Restricted Payments made or to be made by Alta Group in any Fiscal Year pursuant to Section 6.06(c) exceeds 2% of the aggregate outstanding principal amount of the Notes as of such date in such Fiscal Year.

“Restricted Payment Prepayment Date” has the meaning assigned to such term in Section 2.09(b).

“Restricted Payment Prepayment Offer” has the meaning assigned to such term in Section 2.09(b).

“Revolving Commitment” means the “Revolving Commitment” as defined in the First Lien Credit Agreement as in effect on the date of this Agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sale” means the sale, lease, conveyance or other disposition of any assets, other than an Event of Loss.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by OFAC, the U.S. Department of the Treasury, or the U.S. Department of State), or by the United Nations Security Council, the European Union or any EU member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (b) any Person located, operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled, directly or indirectly, by any such Person described in clause (a) or (b) of this definition, or (d) any other Person subject to any Sanctions.

“Sanctions” means sanctions or trade embargoes enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), U.S. Department of State, or U.S. Department of Commerce, (b) the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury of the United Kingdom, (c) Canada (or any provincial government) or (d) any other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any or all of the functions of said Commission.

“Secured Obligations” means the Obligations.

“Secured Parties” means the holders of the Secured Obligations from time to time and shall include (a) each Purchaser in respect of its Notes, (b) the Administrative Agent and the Purchasers in respect of all other present and future obligations and liabilities of the each Notes Party of every type and description arising under or in connection with this Agreement or any other Notes Document, (c) each indemnified party under Section 10.03 in respect of the obligations and liabilities of the Issuers to such Person hereunder and under the other Notes Documents, and (d) their respective successors and (in the case of a Purchaser, permitted) transferees and assigns.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means each security agreement, pledge agreement, pledge and security agreement and similar agreement and any other agreement from any Notes Party granting a Lien on any of its personal property (including without limitation any Equity Interests owned by such Notes Party) delivered in connection with any Notes Document at any time (either before, concurrently or after the Effective Date), each in form and substance acceptable to the Required Purchasers, entered into by any Notes Party at any time for the benefit of the Administrative Agent and the Purchasers pursuant to this Agreement, as amended or otherwise modified from time to time.

“Showroom Ready Debt” means any Indebtedness (including, without limitation, any Floor Plan Obligations) or other obligations of any Notes Party related to the acquisition of equipment of a Note Party which is either: (a) held by such Notes Party as new equipment that has not been rented, is undamaged, saleable, complete, has less than 100 hours of use and is less than one (1) year old from the date of delivery to such Notes Party; or (b) Volvo used (including certified refurbished) equipment that has not been rented, is undamaged, saleable, complete, and is less than nine (9) months from the date of delivery to such Notes Party.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.

“Sponsor” means, collectively, B. Riley Financial, Inc., a Delaware corporation (“B. Riley Financial”) and any Affiliates of B. Riley Financial which are (a) directly or indirectly controlled by B. Riley Financial and (b) organized primarily for making debt and/or equity investments in one or more companies.

“Statements” has the meaning assigned to such term in Section 2.17(f).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Notes accruing interest at the Adjusted LIBO Rate shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Purchaser under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” means any Indebtedness or other obligations of any Notes Party satisfying each of the following conditions: (a) the payment and priority thereof is subordinated to the payment of the Secured Obligations, including customary payment blockage and other customary provisions, all in a manner, including a Subordination Agreement, reasonably satisfactory to the Required Purchasers, (b) any maturity thereof is reasonably acceptable to the Required Purchasers, and (c) the other terms and conditions thereof, including pricing, covenants and defaults, are otherwise reasonably satisfactory to the Required Purchasers.

“Subordinated Debt Documents” means any document, agreement or instrument evidencing any Subordinated Debt or entered into in connection with any Subordinated Debt.

“Subordination Agreements” means, collectively, all subordination agreements among the Administrative Agent, the Notes Parties and the holders of any Subordinated Debt with respect to Subordinated Debt in form and substance satisfactory to the Required Purchasers and as amended or modified from time to time as permitted hereunder.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of any Notes Party.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Issuers or the Guarantors, if any, shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceedings), whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Total Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Total Debt as of such date, to (b) Consolidated EBITDA less (i) any noncash gains or losses on the sale of fixed or capital assets offset for gains from the sale of fixed or capital assets calculated (A) at the price at which the applicable Notes Party sold the applicable asset, minus (B) such Note Party’s initial purchase price of such asset (for the avoidance of doubt, without reducing this clause (B) for any depreciation or amortization thereof) less (ii) Interest Expense with respect to the Showroom Ready Debt (with Consolidated EBITDA and such Interest Expense calculated for the four most recently ended four Fiscal Quarters as of such date).

“Transactions” means the execution, delivery and performance by the Notes Parties of the Notes Documents, the purchasing of the Notes and other credit extensions, the use of the proceeds thereof, the B. Riley Merger/Equity Transactions, the Liftech Acquisition, the Flagler Acquisition, the execution, delivery and performance by the Notes Parties of the First Lien Loan Documents and Floor Plan Loan Documents, the borrowing of the First Lien Revolving Loans and Floor Plan Loans on the Effective Date and the transactions related thereto and the payment of fees and expenses in connection with the foregoing.

“Treasury Rate” means as of the date of any repayment, prepayment, or acceleration of the Notes, the yield to maturity as of such date of the United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the first anniversary of the Effective Date; provided, however, that if the period from such date to the first anniversary of the Effective Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“U.S.” means the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(f)(ii)(B)(3).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (a) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (b) any other obligation (including any Guarantee) that is contingent in nature at such time; or (c) an obligation to provide collateral to secure any of the foregoing types of obligations.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Volvo” means Volvo Construction Equipment North America, LLC.

“Warrant” means that certain Purchase Warrant for Common Units No. W-1 issued by Alta Enterprises to Goldman Sachs & Co. LLC on December 27, 2017, as amended, restated, supplemented or otherwise modified from time to time.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Notes Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 [Reserved].

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Issuers notify the Administrative Agent that the Issuers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date of this Agreement in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Issuers that the Required Purchasers request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. For purposes of calculating all financial covenants, all other covenants and, in each case, all defined terms used therein, any Acquisition or any sale or other disposition outside the ordinary course of business by any Notes Party of any asset or group of related assets in one or a series of related transactions, including the incurrence of any Indebtedness and any related financing or other transactions in connection with any of the foregoing, occurring during the period for which such matters are calculated shall be deemed to have occurred on the first day of the relevant period for which such matters were calculated on a pro forma basis acceptable to the Required Purchasers. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (a) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Notes Party at “fair value”, as defined therein and (b) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

Section 1.05 Interest Rates; LIBOR Notification. The interest rate on the Notes is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administration, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on the Notes. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, such Section 2.13(c) provides a mechanism for determining an alternative rate of interest. The Administrative Agent (as directed by the Required Purchasers) will promptly notify the Issuer Representative, pursuant to Section 2.13(e), of any change to the reference rate upon which the interest rate on the Notes is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.13(c), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.13(d)) including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

Section 1.06 Status of Obligations. In the event that any Issuer or any other Note Party shall at any time issue or have outstanding any Subordinated Debt, such Issuer shall take or cause such other Note Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Debt and to enable the Administrative Agent and the Purchasers to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Debt. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Debt is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Debt in order that the Purchasers may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Debt.

ARTICLE II

The Credits

Section 2.01 Commitments.

(a) Notes. Subject to the terms and conditions hereof, the Issuers agree that they will issue and sell to the Purchasers, and the Purchasers agree that they will acquire from the Issuers on the Effective Date, Notes in the respective aggregate original principal amounts set forth on the Commitment Schedule hereto (collectively, the “Notes”), each in substantially the form attached hereto as Exhibit C, appropriately completed in conformity herewith, the purchase price for which shall be such original principal amount; provided that the purchase price of such Notes shall be funded net of additional interest in an amount equal to 3.50% of the aggregate principal amount of the Notes, which additional interest shall be non-refundable and deemed to be fully earned on the Effective Date. Each Purchaser’s commitment to purchase the Notes shall terminate immediately and without further action on the Effective Date after giving effect to the purchase of the Notes on the Effective Date.

(b) Issuance of Notes. The Notes will be delivered to each Purchaser in fully registered form and shall be issued in its name or the name of its nominee. Subject to Sections 2.09 and 2.10, all amounts owed hereunder with respect to the Notes shall be paid in full no later than the Maturity Date.

Section 2.02 [Reserved].

Section 2.03 [Reserved].

Section 2.04 [Reserved].

Section 2.05 [Reserved].

Section 2.06 [Reserved].

Section 2.07 [Reserved].

Section 2.08 Repayment of Notes; Register.

(a) Maturity. The Issuers hereby jointly and severally and unconditionally promise to pay to the Administrative Agent for the account of each Purchaser the outstanding principal amount of the Notes on the Maturity Date together with all accrued but unpaid interest as of such date.

(b) Register. Administrative Agent, as a non-fiduciary agent of the Issuers, shall maintain at its Principal Office a register for the recordation of the names and addresses of Purchasers of the Notes (and principal and stated interest owing on such Note) held by each Purchaser from time to time (the “Register”). The Register shall be available for inspection by the Issuers or any Purchaser at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record in the Register the Notes and each repayment or prepayment in respect of the principal amount of the Notes, and any such recordation shall be conclusive and binding on the Issuers and each Purchaser, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Issuer’s Obligations in respect of the Notes. The Issuers hereby designate the Administrative Agent to serve as Issuers’ agent solely for purposes of maintaining the Register as provided in this Section 2.08, and each Issuer hereby agrees that, to the extent such entity serves in such capacity, the Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.” No assignment or transfer of a Note shall be effective unless recorded in the Register. The parties intend that the Register be maintained such that the Notes are in “registered form” for the purposes of the Code.

Section 2.09 Mandatory Offers of Prepayment.

(a) Quarterly Offers Of Prepayment. No more than fifteen (15) Business Days and not less than ten (10) Business Days prior to each Interest Payment Date, the Issuers shall make an irrevocable written offer (each, a “Quarterly Prepayment Offer”) to the Purchasers to prepay the Notes on such Interest Payment Date in an amount equal to 1.25% of the aggregate principal amount of the Notes outstanding as of the Effective Date. All such amounts offered to be prepaid pursuant to this Section 2.09(a) shall be applied pro rata to the Notes. Such prepayments shall be at par together with accrued interest.

(b) Restricted Payment Offers of Prepayment. No more than fifteen (15) Business Days and not less than ten (10) Business Days prior to the making of any Restricted Payment under Section 6.06(c) in excess of the Permitted Restricted Payment Amount in any Fiscal Year (the amount of all Restricted Payments made pursuant to Section 6.06(c) in any Fiscal Year and such proposed Restricted Payment to be determined on a cumulative basis after giving effect to all Restricted Payments previously made and proposed to be made during such Fiscal Year), the Issuers shall make an irrevocable written offer (each, a “Restricted Payment Prepayment Offer”) to the Purchasers to prepay the Notes on or prior to the date such Restricted Payment is made (each, a “Restricted Payment Prepayment Date”) in an aggregate amount equal to the Restricted Payment Prepayment Amount. All such amounts offered to be prepaid pursuant to this Section 2.09(b) shall be applied pro rata to the Notes. Such prepayments shall be at par together with accrued interest on the amounts prepaid and any break funding payments due pursuant to Section 2.15.

(c) Offer of Prepayment Notice; Acceptance.

(i) Each Quarterly Prepayment Offer and each Restricted Payment Prepayment Offer shall remain open for a period of at least seven (7) Business Days following receipt by the Purchasers of the written offer referred to in Section 2.09(a) and Section 2.09(b), as applicable (the “Prepayment Offer Period”). Each such written offer shall be irrevocable and shall:

(A) with respect to each Quarterly Prepayment Offer, (1) refer to Section 2.09(a) and the rights of the Purchasers thereunder, (2) specify the applicable Interest Payment Date, and (3) state the principal amount of each Note or portion thereof being offered to be prepaid together with accrued interest; and

(B) with respect to each Restricted Payment Prepayment Offer, (1) describe the facts and circumstances giving rise to such prepayment, (2) refer to Section 2.09(b) and the rights of the Purchasers thereunder, (3) specify the Restricted Payment Prepayment Date, (4) state the aggregate principal amount of the Notes being offered to be prepaid, and (5) state the principal amount of each Note or portion thereof being offered to be prepaid together with accrued interest.

(ii) To accept a Quarterly Prepayment Offer or Restricted Payment Prepayment Offer, the applicable Purchaser shall cause a notice of such acceptance to be delivered to the Issuers and Administrative Agent no later than 5:00 p.m. New York time on last day of the Prepayment Offer Period, provided, that failure to accept such offer in writing by such date shall be deemed to constitute a rejection of such Quarterly Prepayment Offer or Restricted Payment Prepayment Offer, as applicable. If accepted, the prepayment amount together with accrued interest and, with respect to any prepayment made pursuant to Section 2.09(b), any break funding payments due pursuant to Section 2.15, shall be due and payable on the applicable Interest Payment Date or Restricted Payment Prepayment Date.

(d) Declined Offers. Each Purchaser may reject all or a portion of its pro rata share of any Quarterly Prepayment Offer or Restricted Payment Prepayment Offer (each such declined offer, the “Declined Offer”) by providing written notice (each, a “Rejection Notice”) to the Issuers and the Administrative Agent no later than 5:00 p.m. New York time on the last day of the Prepayment Offer Period. Each Rejection Notice from a Purchaser shall specify the principal amount of the prepayment of Notes to be rejected by such Purchaser. The principal amount of any Declined Offer shall first be offered to each Purchaser that initially accepted such Quarterly Prepayment Offer or Restricted Payment Prepayment Offer, as applicable, on a pro rata basis and in accordance with the terms of this Section 2.09 with respect to such Quarterly Prepayment Offer or Restricted Payment Prepayment Offer, and thereafter shall be retained by the Issuers.

Section 2.10 Voluntary and Mandatory Prepayment of Notes.

(a) Voluntary Prepayments. No Issuer shall prepay the Notes pursuant to this Section 2.10 at any time on or prior to the first anniversary of the Effective Date. Thereafter, each Issuer shall have the right at any time and from time to time to prepay the Notes in whole. Prepayments shall be accompanied by accrued interest on the amounts prepaid, any break funding payments due pursuant to Section 2.15, plus, to the extent applicable, any Make-Whole Amount as required by Section 2.10(b) and any premium as required by Section 2.10(c). Any such voluntary prepayment shall be applied as specified in Section 2.10(h).

(b) Make-Whole Amount. Notwithstanding anything contained in Subsection 2.10(a) to the contrary, if at any time on or prior to the first anniversary of the Effective Date (i) any Issuer prepays all or any part of the Notes pursuant to this Section 2.10 or (ii) the Notes are accelerated for any reason pursuant to Article VII (with such acceleration being deemed to be a prepayment of the Notes accelerated or otherwise becoming due for purposes of this Section 2.10), the Issuers shall, in addition to paying all accrued and unpaid interest on the amount being prepaid, pay a premium on such amount on the date of such prepayment equal to the Make-Whole Amount determined for the date of such prepayment with respect to the principal amount of the Notes that is to be prepaid or repaid. Two Business Days prior to such prepayment (or such shorter period of time as the Required Purchasers may agree in their discretion), the Issuers shall deliver to the Purchasers a certificate of a Financial Officer of Alta Group specifying the calculation of such Make-Whole Amount as of the specified date of prepayment. The Issuers acknowledge, and the parties hereto agree, that the Purchasers have the right to maintain their respective investments in the Notes free from repayment by the Issuers (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Issuers in the event that the Notes are prepaid, are repaid or are accelerated as a result of an Event of Default is intended to provide compensation for the deprivation of such right under such circumstances.

(c) Other Premiums. All prepayments of the Notes made after the first anniversary of the Effective Date either (i) pursuant to Sections 2.10(a) and 2.10(d) or (ii) as a result of the Notes being accelerated for any reason pursuant to Article VII (with such acceleration being deemed to be a prepayment of the Notes accelerated or otherwise becoming due for purposes of this Section 2.10) shall be subject to a premium (to be paid to Administrative Agent for the benefit of the Purchasers as liquidated damages and compensation for the costs of being prepared to make funds available hereunder with respect to the Notes) equal to the amount of such prepayment multiplied by (i) four percent (4.0%), with respect to prepayments made after the first anniversary of the Effective Date but on or prior to the second anniversary of the Effective Date, (ii) three percent (3.0%), with respect to prepayments made after the second anniversary of the Effective Date but on or prior to the third anniversary of the Effective Date and (iii) zero percent (0.0%), with respect to prepayments made after the third anniversary of the Effective Date.

(d) Prepayment Event. In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of any Notes Party or any Subsidiary in respect of any Prepayment Event, the Issuers shall, promptly after such Net Cash Proceeds are received by any Notes Party or Subsidiary, jointly and severally unconditionally prepay the Notes in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Events”, if the Issuer Representative delivers to the Administrative Agent a certificate of a Financial Officer of Alta Group to the effect that the Notes Parties intend to apply the Net Cash Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Cash Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets to be used in the business of the Notes Parties, and certifying that no Default has occurred and is continuing, no prepayment shall be required pursuant to this clause (d) in respect of the Net Cash Proceeds specified in such certificate; provided, further, that to the extent of any such Net Cash Proceeds that have not been so used to acquire (or replace or rebuild) real property, equipment or other tangible assets to be used in the business of the Notes Parties (or committed to be so used) by the end of such 180-day period, a prepayment shall be required at such time in an amount equal to such Net Cash Proceeds that have not been so applied. Prepayments shall be accompanied by accrued interest on the amounts prepaid, any break funding payments due pursuant to Section 2.15, plus, to the extent applicable, any Make-Whole Amount as required by Section 2.10(b) and any premium as required by Section 2.10(c). Any such mandatory prepayment shall be applied as specified in Section 2.10(h).

(e) [Intentionally Reserved].

(f) Prepayment Notice. The applicable Issuer shall notify the Administrative Agent by telephone (confirmed by facsimile) or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, of any prepayment pursuant to this Section 2.10 by 11:00 a.m., New York time, (i) in the case of a prepayment of any Note accruing interest at the Adjusted LIBO Rate, three (3) Business Days before the date of prepayment, or (ii) in the case of a prepayment of any Note accruing interest at the CB Floating Rate, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Note or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Note, the Administrative Agent shall advise the Purchasers of the contents thereof. Each prepayment of a Note shall be applied ratably to the Notes proposed to be prepaid and, in each case any such prepayments shall be accompanied by (A) accrued interest, (B) any break funding payments required pursuant to Section 2.15, (C) any Make-Whole Amount as required by Section 2.10(b) and (D) any premium as required by Section 2.10(c).

(g) Prepayment Certificate. Concurrently with any prepayment of the Notes pursuant to Section 2.10(d), Issuer Representative shall deliver to Administrative Agent (for delivery to the Purchasers) a certificate of a Financial Officer of Alta Group demonstrating the calculation of the amount of the applicable Net Cash Proceeds. In the event that Issuer Representative shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Issuers shall promptly make an additional prepayment of the Notes in an amount equal to such excess, and the Issuers shall concurrently therewith deliver to Administrative Agent (for delivery to the Purchasers) a certificate of a Financial Officer of Alta Group demonstrating the derivation of such excess.

(h) Application of Prepayments; Payments Under First Lien Loan Documents.

(i) All prepayments of the Notes made pursuant to this Section 2.10 shall be applied pro rata to the outstanding principal amount of the Notes.

(ii) Each mandatory prepayment required to be made pursuant to this Section 2.10 as a result of any event or circumstance shall be reduced by the amount of any prepayment made in respect of such event or circumstance that is required to be made under the First Lien Loan Documents or Floor Plan Loan Documents, as applicable and is applied to prepay the outstanding principal amount of the First Lien Obligations under the First Lien Loan Documents or Floor Plan Loan Documents, as applicable, as follows: first, 50% to repay the First Lien Revolving Loans until the outstanding principal balance thereof has been reduced to $0 (without a corresponding permanent reduction in the related commitment, unless such prepayment results from a Prepayment Event under clause (c) of the definition thereof (in which case such prepayment would be made with a corresponding permanent reduction in the related commitment)) and 50% to repay the Floor Plan Loans until the outstanding principal balance thereof has been reduced to $0 (without a corresponding permanent reduction in the related commitment, unless such prepayment results from a Prepayment Event under clause (c) of the definition thereof (in which case such prepayment would be made with a corresponding permanent reduction in the related commitment)).

Section 2.11 Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, as applicable, to the Purchasers. Fees paid shall not be refundable under any circumstances.

Section 2.12 Interest.

(a) Each Note shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Note plus the Applicable Margin.

(b) Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Notes outstanding and, to the extent permitted by applicable law, any interest payments on the Notes or any fees or other amounts owed hereunder (including, without limitation, any break funding payments, any Make-Whole Amount or other premium), shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is the per annum interest rate otherwise payable hereunder with respect to the applicable Notes (or, in the case of any such fees and other amounts, at a rate which is the per annum interest rate otherwise payable hereunder) plus the greater of (i) 4.00% and (ii) the interest rate on daily 10-year treasury rate securities with the stated maturity of ten years (the “Default Rate”). Payment or acceptance of the increased rates of interest provided for in this Section 2.12(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Purchaser.

(c) Accrued interest on each Note shall be payable in arrears on each Interest Payment Date and on the Maturity Date for such Note; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, and (ii) in the event of any repayment or prepayment of any Note, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) All interest hereunder shall accrue daily and shall be computed on the basis of a year of 360 days (which will result in more interest being paid than if computed on the basis of a 365-day year), except that interest computed by reference to the CB Floating Rate at times when the CB Floating Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day), and payable jointly and severally by the Issuers. The applicable CB Floating Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent or the Required Purchasers, and such determination shall be conclusive absent manifest error.

Section 2.13 Alternate Rate of Interest; Illegality.

(a) If prior to the commencement of any Interest Period:

(i) the Required Purchasers determine (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, by means of an Interpolated Rate or because the LIBO Screen Rate is not available or published on a current basis) for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii) the Required Purchasers determine that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Purchasers (or Purchaser) of maintaining the Notes for such Interest Period;

then the Required Purchasers shall direct the Administrative Agent to give notice thereof to the Issuer Representative and the Purchasers through Electronic System as provided in Section 10.12 as promptly as practicable thereafter and, until the Administrative Agent notifies the Issuer Representative and the Purchasers that the circumstances giving rise to such notice no longer exist, the Notes shall be accrue interest at the CB Floating Rate plus the Applicable Margin, commencing on the last day of the then current Interest Period applicable thereto.

(b) If any Purchaser determines that any Requirement of Law has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for any Purchaser or its applicable lending office to maintain the Notes accruing interest at the Adjusted LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Purchaser to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Purchaser to the Issuer Representative through the Administrative Agent, any obligations of such Purchaser to maintain the Notes accruing interest at the Adjusted LIBO Rate will be suspended until such Purchaser notifies the Administrative Agent and the Issuers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Issuer Representative agrees that the Notes shall accrue interest at the CB Floating Rate plus the Applicable Margin, commencing on the last day of the Interest Period therefor, if such Purchaser may lawfully continue to maintain the Notes accruing interest at the Adjusted LIBO Rate to such day, or immediately, if such Purchaser may not lawfully continue to maintain such Notes accruing interest at the Adjusted LIBO Rate. Upon any such conversion, the Issuers will also pay accrued interest on the amount so converted.

(c) Notwithstanding anything to the contrary herein or in any other Notes Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent (at the direction of the Required Purchasers) and the Issuers may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Purchasers and the Issuers. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Purchasers comprising the Required Purchasers have delivered to the Administrative Agent written notice that such Required Purchasers accept such amendment. No replacement of LIBO Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.

(d) In connection with the implementation of a Benchmark Replacement, the Administrative Agent (at the direction of the Required Purchasers) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Notes Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(e) The Required Purchasers will promptly notify the Issuer Representative, and the Administrative Agent (which shall notify the other Purchasers) of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Required Purchasers pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.13.

(f) Upon the Issuer Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, any continuation of any Note bearing interest by reference to the LIBO Rate shall be ineffective, and any such Note shall be converted into a Note bearing reference to the CB Floating Rate plus the Applicable Margin on the last day of the then current Interest Period applicable thereto. In the event that the LIBO Rate is not available on any determination date, then unless the Administrative Agent is notified of a replacement benchmark in accordance with the provisions herein within two Business Days’ notice, the Administrative Agent shall use the interest rate equal to the CB Floating Rate plus the Applicable Margin on the last day of the then current Interest Period applicable thereto.

Section 2.14 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Purchaser; or

(ii) impose on any Purchaser any other condition, cost or expense (other than Taxes) affecting this Agreement or Notes held by such Purchaser; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Purchaser or such other Recipient of making, continuing, converting into or maintaining any Note (or of maintaining its obligation to purchase any such Note) or to reduce the amount of any sum received or receivable by such Purchaser or such other Recipient hereunder (whether of principal, interest or otherwise), then the Issuers will pay to such Purchaser or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Purchaser or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Purchaser determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Purchaser’s capital or on the capital of such Purchaser’s holding company, if any, as a consequence of this Agreement or the Notes purchased by, such Purchaser to a level below that which such Purchaser or such Purchaser’s holding company could have achieved but for such Change in Law (taking into consideration such Purchaser’s policies and the policies of such Purchaser’s holding company with respect to capital adequacy and liquidity), then from time to time the Issuers will pay to such Purchaser such additional amount or amounts as will compensate such Purchaser or such Purchaser’s holding company for any such reduction suffered.

(c) A certificate in reasonable detail of a Purchaser setting forth the amount or amounts necessary to compensate such Purchaser or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Issuers and shall be conclusive absent manifest error. The Issuers shall pay such Purchaser the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Purchaser to demand compensation pursuant to this Section shall not constitute a waiver of such Purchaser’s right to demand such compensation; provided that the Issuers shall not be required to compensate a Purchaser pursuant to this Section for any increased costs or reductions incurred more than two hundred seventy (270) days prior to the date that such Purchaser notifies the Issuers of the Change in Law giving rise to such increased costs or reductions and of such Purchaser’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the two hundred seventy (270)-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15 Break Funding Payment. In the event of (a) the payment of any principal of any Note other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to continue or prepay any Note on the date specified in any notice delivered pursuant hereto, or (c) the assignment of any Note other than on the last day of the Interest Period applicable thereto as a result of a request by an Issuer pursuant to Section 2.18, then, in any such event, the applicable Issuer shall compensate each Purchaser for the loss, cost and expense attributable to such event. In the case of a Note, such loss, cost or expense to any Purchaser shall be deemed to include an amount determined by such Purchaser to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Note had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Note, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to continue, for the period that would have been the Interest Period for such Note), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Purchaser would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate in reasonable detail of any Purchaser setting forth any amount or amounts that such Purchaser is entitled to receive pursuant to this Section shall be delivered to the Issuers and shall be conclusive absent manifest error. The Issuers shall pay such Purchaser the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.16 Taxes.

(a) Withholding Taxes; Gross-Up; Payments Free of Taxes. Any and all payments by or on account of any obligation of any Issuer under any Notes Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Issuer shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Issuers. The Issuers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by the Issuers to a Governmental Authority pursuant to this Section 2.16, the Issuer Representative shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Required Purchasers.

(d) Indemnification by the Issuers. The Issuers shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient (or its Affiliates) or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto (including without limitation reasonable attorneys and tax advisors’ fees and expenses), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Issuer Representative by a Purchaser (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Purchaser, shall be conclusive absent manifest error.

(e) Indemnification by the Purchasers. Each Purchaser shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Purchaser (but only to the extent that the Issuers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Issuers to do so), and (ii) any Excluded Taxes attributable to such Purchaser, in each case, that are payable or paid by the Administrative Agent in connection with any Notes Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Purchaser by the Administrative Agent shall be conclusive absent manifest error. Each Purchaser hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Purchaser under any Notes Document or otherwise payable by the Administrative Agent to such Purchaser from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Purchasers.

(i) Any Purchaser that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Notes Document shall deliver to the Issuer Representative and the Administrative Agent, at the time or times reasonably requested by the Issuer Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Issuer Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Purchaser, if reasonably requested by the Issuer Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Issuer Representative or the Administrative Agent as will enable the Issuer Representative or the Administrative Agent to determine whether or not such Purchaser is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Purchaser’s reasonable judgment such completion, execution or submission would subject such Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser or its Affiliates.

(ii) Without limiting the generality of the foregoing, in the event that any Issuer is a U.S. Person,

(A) any Purchaser that is a U.S. Person shall deliver to the Issuer Representative and the Administrative Agent on or prior to the date on which such Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Issuer Representative or the Administrative Agent), an executed IRS Form W-9 certifying that such Purchaser is exempt from U.S. federal backup withholding tax;

(B) any Foreign Purchaser shall, to the extent it is legally entitled to do so, deliver to the Issuer Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Issuer Representative or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Purchaser claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Notes Document, an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Notes Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Purchaser claiming that its extension of credit will generate U.S. effectively connected income, an executed IRS Form W-8ECI;

(3) in the case of a Foreign Purchaser claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Purchaser is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of an Issuer within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Purchaser is not the Beneficial Owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Purchaser is a partnership and one or more direct or indirect partners of such Foreign Purchaser are claiming the portfolio interest exemption, such Foreign Purchaser may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) any Foreign Purchaser shall, to the extent it is legally entitled to do so, deliver to the Issuer Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Issuer Representative or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Issuer Representative or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Purchaser under any Notes Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Purchaser shall deliver to the Issuer Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Issuer Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Issuer Representative or the Administrative Agent as may be necessary for the Issuer Representative and the Administrative Agent to comply with their obligations under FATCA and to determine that such Purchaser has complied with such Purchaser’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Purchaser agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Issuer Representative and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Purchaser and the repayment, satisfaction or discharge of all obligations under any Notes Document.

(i) Defined Terms. For purposes of this Section 2.16, the term “applicable law” includes FATCA.

Section 2.17 Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a) The Issuers shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.14 or 2.16, or otherwise) prior to 1:00 p.m., eastern time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at such office designated by the Administrative Agent. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Notwithstanding anything herein to the contrary, any proceeds of Collateral or payments on Notes Party Guaranties received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, break funding payment, premium, Make-Whole Amount, fees or other sum payable under the Notes Documents (which shall be applied as specified by the Issuers) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.10) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Purchasers so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent from the Issuers, second, to pay any fees or expense reimbursements then due to the Purchasers from the Issuers, third, to pay Default Rate then due and payable on the Notes, ratably, fourth, to pay interest (other than Default Rate) then due and payable on the Notes ratably, fifth, to the payment of any Make-Whole Amount required pursuant to Section 2.10(b), any premium required pursuant to Section 2.10(c) and break funding payments required pursuant to Section 2.15, on a pro rata basis, sixth, to prepay principal on the Notes ratably (with amounts applied to the any Notes applied to any installments due on any Notes in inverse order of maturity), seventh, to the payment of any other Secured Obligation due to the Administrative Agent or any Purchaser or any of their Affiliates by any Issuer, and eighth, to the payment of the surplus, if any, to the Issuers or whoever else may be lawfully entitled to receive such surplus. The Administrative Agent and the Purchasers shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c) If any Purchaser shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Notes resulting in such Purchaser receiving payment of a greater proportion of the aggregate amount of its Notes and accrued interest thereon than the proportion received by any other Purchaser, then the Purchaser receiving such greater proportion shall purchase (for cash at face value) participations in the Notes of other Purchasers to the extent necessary so that the benefit of all such payments shall be shared by the Purchasers ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Notes; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Issuers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Purchaser as consideration for the assignment of or sale of a participation in any of its Notes to any assignee or participant, other than to any Notes Party or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Issuer consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Purchaser acquiring a participation pursuant to the foregoing arrangements may exercise against any Issuer rights of set-off and counterclaim with respect to such participation as fully as if such Purchaser were a direct creditor of such Issuer in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Issuers prior to the date on which any payment is due to the Administrative Agent for the account of the Purchasers hereunder that the Issuers will not make such payment, the Administrative Agent may assume that the Issuers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Purchasers the amount due. In such event, if the Issuers have not in fact made such payment, then each of the Purchasers severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Purchaser with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Purchaser shall fail to make any payment required to be made by it pursuant to Section 2.17(c) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Purchaser for the benefit of the Administrative Agent to satisfy such Purchaser’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Purchaser under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(f) The Administrative Agent may from time to time provide the Issuers with account statements or invoices with respect to any of the Secured Obligations (the “Statements”). The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Issuers’ convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Issuers pay the full amount indicated on a Statement on or before the due date indicated on such Statement, the Issuers shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Administrative Agent, on behalf of the Purchasers, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Purchasers’ right to receive payment in full at another time.

(g) At the election of the Administrative Agent (at the direction of Required Purchasers), all payments of principal, interest, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 10.03), and other sums payable under the Notes Documents, may be paid from the proceeds of Notes made hereunder, whether made following a request by the Issuer Representative or a deemed request as provided in this Section or may be deducted from any deposit account of the Issuers maintained with the Administrative Agent.

Section 2.18 Mitigation Obligations; Replacement of Purchasers.

(a) If any Purchaser requests compensation under Section 2.14, or if any Issuer is required to pay any Indemnified Taxes or additional amount to any Purchaser or any Governmental Authority for the account of any Purchaser pursuant to Section 2.16, then such Purchaser shall use reasonable efforts to designate a different lending office for funding or booking its Notes purchased hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Purchaser, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Purchaser to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Purchaser. The Issuers hereby agree to pay all reasonable costs and expenses incurred by any Purchaser in connection with any such designation or assignment.

(b) If any Purchaser shall become affected by any of the changes or events described in Section 2.14 or 2.16 and the Issuers are required to pay additional amounts or make indemnity payments with respect to such Purchaser thereunder (any such Purchaser being hereinafter referred to as a “Departing Purchaser”), then in such case, the Issuers may, upon at least five (5) Business Days’ notice to the Administrative Agent and such Departing Purchaser (or such shorter notice period specified by the Administrative Agent), designate a replacement purchaser who is not an Ineligible Institution and who is acceptable to the Required Purchasers (a “Replacement Purchaser”) to which such Departing Purchaser shall, subject to its receipt (unless a later date for the remittance thereof shall be agreed upon by the Issuers and the Departing Purchaser) of all amounts owed to such Departing Purchaser under Sections 2.14 or 2.16, assign all (but not less than all) of its interests, rights, obligations and Notes hereunder; provided, that the Departing Purchaser shall have received payment of an amount equal to the outstanding principal of its Notes, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Replacement Purchaser (to the extent of such outstanding principal and accrued interest and fees) or the Issuers (in the case of all other amounts). Upon any assignment by any Purchaser pursuant to this Section 2.18(b) becoming effective, the Replacement Purchaser shall thereupon be deemed to be a “Purchaser” for all purposes of this Agreement (unless such Replacement Purchaser was, itself, a Purchaser prior thereto) and such Departing Purchaser shall thereupon cease to be a “Purchaser” for all purposes of this Agreement and shall have no further rights or obligations hereunder (other than pursuant to Section 2.14 or 2.16 and Section 10.03) while such Departing Purchaser was a Purchaser.

(c) Notwithstanding any Departing Purchaser’s failure or refusal to assign its rights, obligations and Notes under this Section 2.18, the Departing Purchaser shall cease to be a “Purchaser” for all purposes of this Agreement and the Replacement Purchaser shall be substituted therefor upon payment to the Departing Purchaser by the Replacement Purchaser of all amounts set forth in this Section 2.18 without any further action of the Departing Purchaser.

Section 2.19 Tax Treatment of Notes. The Notes are intended by the parties hereto to be treated as indebtedness of the Issuers for all federal, state, local, and foreign tax purposes. Further, the parties agree and acknowledge that the Notes have been issued with original issue discount (“OID”) for the purposes of the Code, and that information as to the issue price, the amount of OID, the issue date, and the yield to maturity may be obtained by contacting the President of the Issuer Representative at 13211 Merriman Rd, Livonia, Michigan 48150-1826, Attention: President (Facsimile No. 248-449-6701). The parties agree not to take a position for federal, state, or local income tax purposes inconsistent with this Section 2.19, including the filing of any information Tax return, unless there is a “determination” within the meaning of Section 1313 of the Code (or similar state law) to the contrary.

Section 2.20 Appointment of Issuer Representative. Each Issuer hereby appoints the Issuer Representative as its agent, attorney-in-fact and representative for the purpose of (a) making any borrowing requests or other requests required under this Agreement, (b) the giving and receipt of notices by and to Issuers under this Agreement, (c) the delivery of all documents, reports, certificates, financial statements and written materials required to be delivered by Issuers under this Agreement, and (d) all other purposes incidental to any of the foregoing. Each Issuer agrees that any action taken by the Issuer Representative as the agent, attorney-in-fact and representative of the Issuers shall be binding upon each Issuer to the same extent as if directly taken by such Issuer and any notice to the Issuer Representative shall be deemed notice to all Issuers.

Section 2.21 [Reserved].

Section 2.22 Returned Payments. If, after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Purchaser is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Purchaser in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Purchaser. The provisions of this Section 2.22 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Purchaser in reliance upon such payment or application of proceeds. The provisions of this Section 2.22 shall survive the termination of this Agreement.

ARTICLE III

Representations and Warranties

The Issuers represent and warrant to the Purchasers that:

Section 3.01 Organization; Powers. Each Notes Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. All of the issued and outstanding Equity Interests owned by any Notes Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

Section 3.02 Authorization; Enforceability. The Transactions are within each Note Party’s corporate, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, limited liability company or other organizational actions and, if required, actions by equity holders. This Agreement has been duly executed as of the date hereof and delivered by each Notes Party as of the Effective Date and constitutes a legal, valid and binding obligation of each such Notes Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The performance by each Notes Party of its obligations under the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, operating agreement, by-laws or other organizational documents of any Notes Party or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any Notes Party or its assets (as to any such violation or default to the extent it could result in a Material Adverse Effect), or give rise to a right thereunder to require any payment to be made by any Notes Party, and (d) other than pursuant to the Collateral Documents and, subject to the First Lien Intercreditor Agreement, the First Lien Loan Documents and the Floor Plan Loan Documents, will not result in the creation or imposition of any Lien on any asset of any Notes Party.

Section 3.04 Financial Condition; No Material Adverse Change.

(a) The Issuers have heretofore furnished to the Purchasers the consolidated balance sheet and statement of income, stockholders equity and cash flows of Alta Enterprises and its Subsidiaries (as described in such audit) as of and for the Fiscal Year ended December 31, 2018, audited by UHY LLP, independent public accountants, and the consolidated balance sheet and statement of income, stockholders equity and cash flows of Alta Enterprises and its Subsidiaries as of November 30, 2019 prepared by a Financial Officer (collectively, the “Historical Financial Statements”). Such financial statements for the Fiscal Year ended December 31, 2018 present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Alta Enterprises and its Subsidiaries as of such date and for such periods in accordance with GAAP, and such financial statements as of November 30, 2019 present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Alta Enterprises and its Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) The pro forma financial statements and projections delivered to the Purchasers prior to the Effective Date for the Fiscal Years ending December 31, 2020 through and including December 31, 2022 of Alta Group (the “Projections”) fairly present in all material respects the pro forma consolidated financial condition of Alta Group and its Subsidiaries after giving effect to the Transactions in accordance with GAAP, and contain reasonable assumptions and give appropriate effect to those assumptions, and are based on estimates and assumptions considered reasonable by Alta Group and the best information available to Alta Group at the time made, and use information consistent with the plans of Alta Group, it being recognized by the Administrative Agent and the Purchasers, however, that projections as to future events are not to be viewed as facts, and that the actual results during the period or periods covered by said projections probably will differ from the projected results and that such differences may be material.

(c) Since December 31, 2018 there has been no Material Adverse Effect.

Section 3.05 Properties.

(a) Each Notes Party has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted.

(b) Each Notes Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Notes Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) As of the Effective Date, each Notes Party, including its ownership, is described on Schedule 3.05 hereto. The Notes Parties listed on Schedule 3.05 include all Subsidiaries of each Notes Party. Each Notes Party has and will have all requisite power to own or lease the properties material to its business and to carry on its business as now being conducted and as proposed to be conducted.

Section 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Issuer, threatened against or affecting any Notes Party (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Notes Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has or expects to incur any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since this date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 3.07 Compliance with Laws and Agreements. Each Notes Party is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.08 Investment Company Status. No Notes Party is required to register as an “investment company” under, the Investment Company Act of 1940.

Section 3.09 Taxes. Each Notes Party has timely filed or caused to be filed all federal and all material state and local Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Notes Party has set aside on its books adequate reserves.

Section 3.10 ERISA.

(a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan. Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Employee Benefit Plan complies with, and has been operated in accordance with, all applicable laws, including ERISA and the Code, and the terms of such Employee Benefit Plan, (ii) no Issuer or Guarantor has any liability for a fine, penalty, damage, or excise tax with respect to an Employee Benefit Plan, and no Issuer or Guarantor has received notice from a governmental authority, plan administrator, or participant (or any participant’s agent) that any such fine, penalty, damage or excise tax may be owing by such Issuer or Guarantor and (iii) each Employee Benefit Plan intended by an Issuer or Guarantor to be qualified under Section 401 of the Code is so qualified.

(b) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Issuers to each Purchaser in the first sentence of this Section 3.10(b) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 8.08 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

Section 3.11 Disclosure. The Issuers have disclosed to the Purchasers all agreements, instruments and corporate or other restrictions to which it or any Notes Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No reports, financial statements, certificates or other information furnished by or on behalf of any Issuer (including without limitation any information memorandum provided to any of the Purchasers) to the Administrative Agent or any Purchaser in connection with the negotiation of this Agreement or delivered hereunder contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Issuers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such forecasts or projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Issuers, and that no Issuer makes no representation as to the attainability of such forecasts or projections or as to whether such forecasts or projections will be achieved or will materialize).

Section 3.12 Solvency. After giving effect to the Transactions, (a) the fair value of the assets of each Notes Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the assets (including contingent assets) will be sufficient to pay the probable liability of such Notes Party’s debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Notes Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (d) each Notes Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date; (e) no Notes Party is “insolvent” within the meaning of Section 101(32) of the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute; and (f) no Notes Party has incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Notes Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Notes Party or any of its Affiliates.

Section 3.13 Security Interest in Collateral. The provisions of this Agreement and the other Notes Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and, upon the filing of appropriate financing statements and, with respect to any intellectual property, filings in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to real property, the Mortgages, or taking such other action as may be required for perfection under applicable law, such Liens will constitute, to the extent required by the Notes Documents, perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Notes Party and all third parties, and having priority over all other Liens on the Collateral other than with respect to Liens expressly permitted by Section 6.02, to the extent any such Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law.

Section 3.14 Labor Disputes. There are no strikes, lockouts or slowdowns against any Notes Party pending or, to the knowledge of the Issuers, threatened. There are no labor controversies pending against or, to the knowledge of any Issuer, threatened against or affecting any Notes Party (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve this Agreement or the Transactions. The hours worked by and payments made to employees of the Notes Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from any Notes Party or any Subsidiary, or for which any claim may be made against any Notes Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Notes Party or such Subsidiary.

Section 3.15 No Default. No Default has occurred and is continuing.

Section 3.16 Federal Reserve Regulations. No part of the proceeds of any Note have been used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U, and X. No Notes Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Note hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of the Notes, not more than 25% of the value of the assets (either of any Notes Party only or of the Notes Parties and their Subsidiaries on a consolidated basis) will be Margin Stock.

Section 3.17 Subordinated Debt. All representations and warranties of any Notes Party contained in any Subordinated Debt Document are true and correct in all material respects when made. As of the Effective Date, all outstanding Subordinated Debt and Subordinated Debt Documents are described on Schedule 3.17. As of the Effective Date, there are no other documents, agreements or instruments evidencing the Subordinated Debt or otherwise entered into in connection with the Subordinated Debt other than as described on Schedule 3.17 hereto and each Issuer represents and agrees that there will be no other documents, agreements or instruments evidencing the Subordinated Debt or otherwise relating thereto without the prior written consent of the Administrative Agent (at the direction of Required Purchasers). Complete and accurate copies of all documents, agreements or instruments described on Schedule 3.17 have been delivered to the Administrative Agent and the Purchasers (or their counsel) on or prior to the Effective Date. All Secured Obligations are senior debt as defined in the Subordinated Debt Documents and entitled to the benefits of the subordination and other provisions thereof. There is no event of default or event or condition which could become an event of default with notice or lapse of time or both, under any Subordinated Debt Document and the Subordinated Debt Documents are in full force and effect.

Section 3.18 Anti-Corruption Laws and Sanctions. Each Notes Party has implemented and maintains in effect policies and procedures designed to ensure compliance by each Notes Party, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Notes Party, its Affiliates and their respective officers and employees and to the knowledge of any Notes Party its directors and agents, are in compliance with Anti-Corruption Laws in all material respects and applicable Sanctions. None of the Notes Parties nor any of their respective directors, officers or employees, or, to the knowledge of any Notes Party, any agent of any Notes Party that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Notes, use of proceeds or other transaction contemplated by this Agreement or the other Notes Documents will violate Anti-Corruption Laws, Anti-Terrorism Laws or applicable Sanctions. No Notes Party shall (i) violate any Anti-Terrorism Laws or (ii) engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

Section 3.19 EEA Financial Institutions. No Notes Party is an EEA Financial Institution.

Section 3.20 Material Agreements. All material dealer or similar agreements to which any Notes Party is a party or is bound as of the date of this Agreement are listed on Schedule 3.20. No Notes Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any material franchise or similar agreement to which it is a party or any other Material Agreement, or (b) any agreement or instrument evidencing or governing Material Indebtedness.

Section 3.21 Capitalization and Subsidiaries. Schedule 3.21 sets forth (a) a correct and complete list of the name and relationship to Alta Group of each Subsidiary, (b) a true and complete listing of each class of each of Alta Group’s authorized Equity Interests, of which all of such issued Equity Interests are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.21, and (c) the type of entity of Alta Group and each Subsidiary. All of the issued and outstanding Equity Interests owned by any Notes Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable. Each Note Party has and will have all requisite power to own or lease the properties material to its business and to carry on its business as now being conducted and as proposed to be conducted.

Section 3.22 Use of Proceeds. The proceeds of the Notes have been used, and will be used, as set forth in Section 5.08.

Section 3.23 Affiliate Transactions. Except for agreements in the ordinary course of business at prices and on terms and conditions not less favorable to such Notes Party than could be obtained on an arm’s-length basis from unrelated third parties, as of the date of this Agreement, there are no existing or proposed agreements, arrangements, understandings or transactions between any Notes Party and any of the officers, members, managers, directors, stockholders, parents, holders of other Equity Interests, employees or Affiliates (other than Subsidiaries) of any Notes Party or any members of their respective immediate families, and none of the foregoing Persons is directly or indirectly indebted to or has any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Notes Party or any Person with which any Notes Party has a business relationship or which competes with any Notes Party.

Section 3.24 First Lien and Floor Plan Transactions. All representations and warranties of any Notes Party contained in any First Lien Loan Document or Floor Plan Loan Document are true and correct in all material respects when made. As of the Effective Date, all First Lien Loan Documents and Floor Plan Loan Documents are described on Schedule 3.24. As of the Effective Date, there are no other material documents, agreements or instruments evidencing the First Lien Obligations or otherwise entered into in connection with the First Lien Obligations other than as described on Schedule 3.24 hereto. Complete and accurate copies of all documents, agreements or instruments described on Schedule 3.24 have been delivered to the Purchasers (or their counsel) on or prior to the Effective Date. There is no event of default or event or condition which could become an event of default with notice or lapse of time or both, under any First Lien Loan Document or any Floor Plan Loan Document and the First Lien Loan Documents and the Floor Plan Loan Documents are in full force and effect.

Section 3.25 Flagler Acquisition. The Flagler Acquisition complies in all material respects with all applicable Requirements of Law, and all necessary governmental, regulatory and shareholder consents and approvals required for the consummation of the Flagler Acquisition have been, or prior to the consummation thereof will be, duly obtained and in full force and effect. All applicable waiting periods with respect to the Flagler Acquisition have expired without any action being taken by any Governmental Authority which restrains, prevents or imposes material adverse conditions upon the consummation of such transaction. At the time of consummation thereof, there shall not exist any judgment, order or injunction prohibiting the Flagler Acquisition or any transaction contemplated hereby. The Flagler Acquisition will be consummated on the Effective Date in accordance with the terms of the Flagler Acquisition Agreement, without waiver of any of the material conditions thereof except to the extent agreed to by the Purchasers. The consummation by the Issuers of the Flagler Acquisition will not violate any statute or regulation of the U.S. or any other applicable jurisdiction, or any order, judgment or decree of any court or other Governmental Authority, or result in a breach of, or constitute a default under, any Material Agreement or any order or decree, binding on any Notes Party. The representations and warranties of the Notes Parties and, to the knowledge of the Issuers, the other parties thereto in the Flagler Acquisition Documents are true and correct in all material respects on the date of this Agreement. Complete and correct copies of all Flagler Acquisition Documents (including all amendments thereto) have been delivered to the Purchasers prior to the Effective Date. All Indebtedness of Flagler to be paid off, and all Liens on the assets of Flagler to be released, in connection with the Flagler Acquisition (as described in the funds flow statement in connection therewith) will be paid off and released, as applicable, on the Effective Date simultaneously in connection with the closing of the Flagler Acquisition except to the extent agreed to by the Purchasers.

Section 3.26 Liftech Acquisition. The Liftech Acquisition complies in all material respects with all applicable Requirements of Law, and all necessary governmental, regulatory and shareholder consents and approvals required for the consummation of the Liftech Acquisition have been, or prior to the consummation thereof will be, duly obtained and in full force and effect. All applicable waiting periods with respect to the Liftech Acquisition have expired without any action being taken by any Governmental Authority which restrains, prevents or imposes material adverse conditions upon the consummation of such transaction. At the time of consummation thereof, there shall not exist any judgment, order or injunction prohibiting the Liftech Acquisition or any transaction contemplated hereby. The Liftech Acquisition will be consummated on the Effective Date in accordance with the terms of the Liftech Acquisition Agreement, without waiver of any of the material conditions thereof except to the extent agreed to by the Purchasers. The consummation by the Issuers of the Liftech Acquisition will not violate any statute or regulation of the U.S. or any other applicable jurisdiction, or any order, judgment or decree of any court or other Governmental Authority, or result in a breach of, or constitute a default under, any Material Agreement or any order or decree, binding on any Notes Party. The representations and warranties of the Notes Parties and, to the knowledge of the Issuers, the other parties thereto in the Liftech Acquisition Documents are true and correct in all material respects on the date of this Agreement. Complete and correct copies of all Liftech Acquisition Documents (including all amendments thereto) have been delivered to the Purchasers prior to the Effective Date. All Indebtedness of Liftech to be paid off, and all Liens on the assets of Liftech to be released, in connection with the Liftech Acquisition (as described in the funds flow statement in connection therewith) will be paid off and released, as applicable, on the Effective Date simultaneously in connection with the closing of the Liftech Acquisition except to the extent agreed to by the Purchasers.

Section 3.27 Insurance. Schedule 3.27 sets forth a description of all insurance maintained by or on behalf of the Notes Parties and their Subsidiaries as of the date of this Agreement. As of the Effective Date, all premiums in respect of such insurance have been paid. Each Issuer maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 3.28 Common Enterprise. The successful operation and condition of each of the Notes Parties is dependent on the continued successful performance of the functions of the group of the Notes Parties as a whole and the successful operation of each of the Notes Parties is dependent on the successful performance and operation of each other Notes Party. Each Notes Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Notes Parties and (ii) the credit extended by the Purchasers to the Issuers hereunder, both in their separate capacities and as members of the group of companies. Each Notes Party has determined that execution, delivery, and performance of this Agreement and any other Notes Documents to be executed by such Notes Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Notes Party, and is in its best interest.

Section 3.29 B. Riley Merger/Equity Transactions. All B. Riley Merger/Equity Transactions will be consummated on the Effective Date in accordance with the B. Riley Merger/Equity Transaction Agreements and as described on Schedule 3.29. All material agreements executed in connection with the B. Riley Merger/Equity Transaction Agreements are listed on Schedule 3.29 as the B. Riley Merger/Equity Transaction Agreements. Alta Group has raised the following amounts of cash common Equity Interests: (a) $143,750,000 from Alta Group’s initial public offering on April 12, 2019 (the “IPO Cash Common Equity”), (b) $25,000,000 that will be funded by B. Riley Principal Investments, LLC under a forward purchase agreement immediately prior to the closing of the B. Riley Merger/Equity Transactions (the “Forward Purchase Cash Common Equity”) and (c) $35,000,000 under subscription agreements with institutional and accredited investors immediately prior to the closing of the B. Riley Merger/Equity Transactions (the “PIPE Cash Common Equity”, and collectively with the IPO Cash Common Equity and the Forward Purchase Cash Common Equity, the “Cash Common Equity”). As of the Effective Date immediately prior to the closing of the B. Riley Merger/Equity Transactions, Alta Group will have received the Forward Purchase Cash Common Equity and the PIPE Cash Common Equity, and will have remaining cash from the IPO Cash Common Equity of at least $88,000,000 that is not subject to any redemption or any other restriction on its use by the Issuers, for a total of Cash Common Equity of at least $148,000,000 that is not subject to any redemption or any other restriction on its use by the Issuers. Such consummation of the B. Riley Merger/Equity Transactions complies in all material respects with all applicable Requirements of Law, and all necessary governmental, regulatory and shareholder consents and approvals required for the consummation of the B. Riley Merger/Equity Transactions have been, or prior to the consummation thereof will be, duly obtained and in full force and effect. All applicable waiting periods with respect to the B. Riley Merger/Equity Transactions have expired without any action being taken by any Governmental Authority which restrains, prevents or imposes material adverse conditions upon the consummation of such transaction. At the time of consummation thereof, there shall not exist any judgment, order or injunction prohibiting the B. Riley Merger/Equity Transactions or any transaction contemplated hereby. The B. Riley Merger/Equity Transactions will be consummated on the Effective Date in accordance with the terms of the B. Riley Merger/Equity Transaction Agreements, without waiver or amendment of any of the material conditions or provisions thereof except to the extent agreed to by the Purchasers. The consummation by the Issuers of the B. Riley Merger/Equity Transactions will not violate any statute or regulation of the U.S. or any other applicable jurisdiction, or any order, judgment or decree of any court or other Governmental Authority, or result in a breach of, or constitute a default under, any Material Agreement or any order or decree, binding on any Notes Party. The representations and warranties of the Notes Parties and, to the knowledge of the Issuers, the other parties thereto in the B. Riley Merger/Equity Transaction Agreements are true and correct in all material respects on the date of this Agreement. Complete and correct copies of all B. Riley Merger/Equity Transaction Agreements (including all amendments thereto) have been delivered to the Purchasers prior to the Effective Date. All Indebtedness of the Notes Parties to be paid off, and all Liens on the assets of the Notes Parties to be released, in connection with the B. Riley Merger/Equity Transactions (as described in the funds flow statement in connection therewith) will be paid off and released, as applicable, on the Effective Date simultaneously in connection with the closing of the B. Riley Merger/Equity Transactions except to the extent agreed to by the Purchasers.

ARTICLE IV

Conditions to effective date

The obligations of the Purchasers to purchase the Notes hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02 or addressed in a post-closing letter agreement); provided that each of such conditions must be satisfied or waived on or before the Effective Date:

Section 4.01 Notes Documents. The Purchasers (or their counsel) shall have received (a) from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Purchasers (which may include telecopy or electronic mail message transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (b) duly executed copies of the Notes Documents and such other legal opinions, certificates, documents, instruments, lien searches, and agreements and documents as the Purchasers or the Administrative Agent shall request and the completion of such other due diligence and other conditions and requirements as the Purchasers shall request in connection with the Transactions, all in form and substance satisfactory to the Purchasers and its counsel.

Section 4.02 Certificate. The Purchasers and the Administrative Agent shall have received a certificate, signed by a Financial Officer of Alta Group and in form and substance satisfactory to the Purchasers, on the Effective Date stating and showing that, after giving pro forma effect to all Notes required to be made or issued on the Effective Date and all other amounts to be paid on the Effective Date, the satisfaction of all closing conditions under this Article IV and the completion of all other Transactions to be completed on the Effective Date, (a) no Default has occurred and is continuing, (b) the representations and warranties contained in Article III are true and correct in all respects as of the date of this Agreement and as of the Effective Date, (c) all conditions precedent to the closing of the Liftech Acquisition and the Flagler Acquisition (in each case, other than payment of the consideration) are satisfied and, upon the purchase of the Notes and the payment of the consideration, the Flagler Acquisition shall be consummated in accordance with the terms hereof and all representations in Section 3.25 are true and correct and the Liftech Acquisition shall be consummated in accordance with the terms hereof and all representations in Section 3.26 are true and correct, (d) all financial covenants in Section 6.13 are complied with on a pro forma basis acceptable to the Purchasers, and (e) the Issuers have performed and complied with all agreements and conditions contained in this Agreement from the date of this Agreement until the Effective Date, assuming that Articles V and VI hereof are applicable from the date of this Agreement.

Section 4.03 Fees. The Purchasers and the Administrative Agent shall have received, substantially concurrently with the satisfaction or waiver of the conditions in this Article IV, all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and documented expenses of legal counsel to the Administrative Agent and the Purchasers), on or before the Effective Date. All such amounts will be paid with proceeds of Notes purchased on the Effective Date and will be reflected in the funding instructions given by the Notes Parties to the Purchasers and the Administrative Agent two (2) Business Days prior to the Effective Date.

Section 4.04 Existing Indebtedness; Warrants. The Notes Parties shall have paid, concurrently with the issuance of Notes hereunder, all Indebtedness that is not permitted hereunder (including any Indebtedness of Flagler, Liftech and their Subsidiaries) and shall have terminated all credit facilities and all Liens relating thereto, all in a manner satisfactory to the Purchasers and their counsel. The Purchasers shall have received evidence that that Warrant has been paid in full and cancelled.

Section 4.05 Insurance. The Purchasers and the Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance satisfactory to the Purchasers, together with endorsements naming the Administrative Agent as additional insured and lenders’ loss payee thereunder, and otherwise in compliance with the terms of Section 5.05.

Section 4.06 First Lien Loans and Floor Plan Loans. Prior to or substantially simultaneously with the initial extensions of credit hereunder, Issuers shall have received proceeds of (a) the First Lien Revolving Loans in an aggregate amount not to exceed $148,000,000 and (b) a Floor Plan Loan in an aggregate amount not to exceed $40,000,000 in accordance with the closing funds flow and the Purchasers and the Administrative Agent shall have received the First Lien Intercreditor Agreement duly executed by the First Lien Administrative Agent, the Floor Plan Administrative Agent and each of the Notes Parties and copies of all final First Lien Loan Documents and Floor Plan Loan Documents.

Section 4.07 B. Riley Merger/Equity Transactions. Prior to or substantially simultaneously with the purchase of the Notes hereunder, Issuers shall have consummated all B. Riley Merger/Equity Transactions, all on terms, conditions and agreements satisfactory to the Purchasers, and shall have provided the Purchasers with copies of all B. Riley Merger/Equity Transaction Agreements.

Section 4.08 Intercreditor Agreements. The Purchasers and the Administrative Agent shall have received copies of all agreements evidencing any other floor plan financing of Alta Group and its Subsidiaries and, to the extent requested by the Purchasers, copies of all agreements evidencing any other Indebtedness permitted hereunder, and shall have received intercreditor agreements, to the extent requested by the Purchasers, with respect to all floor plan financing permitted hereunder executed by all applicable providers of such floor plan financing, the Administrative Agent, the First Lien Administrative Agent and the Floor Plan Administrative Agent, each in form and substance satisfactory to the Purchasers.

Section 4.09 Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Purchasers to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

Section 4.10 Financial Statements; Projections. Purchasers shall have received from the Issuers (a) the Historical Financial Statements, (b) pro forma consolidated and consolidating balance sheets of Issuers and their Subsidiaries as of the Effective Date, and reflecting the Transactions to occur on or prior to the Effective Date, which pro forma financial statements shall be in form and substance satisfactory to Purchasers, and (c) the projections referred to in Section 3.04(b).

Section 4.11 Availability. On the Effective Date and immediately after giving effect to the Transactions contemplated to occur on the Effective Date and the payment of all related costs and expenses, Issuers and their Subsidiaries shall have Availability of at least $75,000,000.

Section 4.12 Opinions of Counsel. The Purchasers, the Administrative Agent and their respective counsel shall have received originally executed copies of the written opinions of Howard & Howard Attorneys PLLC, counsel for Notes Parties, as to such matters as Purchasers may reasonably request, dated as of the Effective Date and otherwise in form and substance reasonably satisfactory to Purchasers (and each Notes Party hereby instructs such counsel to deliver such opinions to the Purchasers and the Administrative Agent).

Section 4.13 Corporate Structure. The corporate structure, capital structure and other material debt instruments, material accounts and governing documents of the Issuers and their Affiliates shall be acceptable to the Purchasers in their sole discretion.

Section 4.14 USA PATRIOT Act, Etc. The Purchasers and the Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including USA PATRIOT Act, and a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Notes Party.

Section 4.15 Flagler Acquisition. The Issuers shall have delivered all agreements and documents, and satisfied all other conditions, in connection with the Flagler Acquisition as requested by the Purchasers.

Section 4.16 Liftech Acquisition. The Issuers shall have delivered all agreements and documents, and satisfied all other conditions, in connection with the Liftech Acquisition as requested by the Purchasers.

Section 4.17 Private Placement Number. A Private Placement Number or a CUSIP Corporate Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

Section 4.18 Commitment Fee. On or prior to the Effective Date, the Issuers shall have paid to each Purchaser the fees set forth in such Purchaser’s commitment letter or other fee letter. Such fee shall be fully earned when paid and shall not be refundable for any reason.

Section 4.19 Rating. The Purchasers shall have received satisfactory evidence from Egan Jones Rating Company that, after taking into account the Transactions, the Rating on the Notes is at least BBB-

Section 4.20 Funding Notice. The Purchasers shall have received fully executed Funding Notice from the Issuers with respect to the Notes at least two Business Days prior to the Effective Date.

Section 4.21 Proceedings and Documents. The Purchasers and the Administrative Agent shall have received such certificates, documents and other customary instruments, and evidence of the satisfaction of such other conditions as requested by the Purchasers or the Administrative Agent, including satisfactory results of a completed collateral field audit examination and floor plan audit examination and supporting information. All corporate, limited liability and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to the Purchasers and the Administrative Agent.

ARTICLE V

Affirmative Covenants

From the date of this Agreement until the Effective Date and thereafter, until all of the Secured Obligations shall have been Paid in Full, each Issuer executing this Agreement covenants and agrees, jointly and severally with all of the other Issuers, with the Purchasers that:

Section 5.01 Financial Statements and Other Information. The Issuers will furnish to the each Purchaser:

(a) by no later than ninety (90) days after the end of each Fiscal Year, the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of Alta Group and its Subsidiaries as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by UHY LLP or other independent public accountants reasonably acceptable to the Required Purchasers (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Alta Group and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and such report shall also include (x) a detailed summary of any audit adjustments; (y) a reconciliation of any audit adjustments or reclassifications to the previously provided quarterly financials; and (z) restated quarterly financials for any impacted periods;

(b) by no later than (i) thirty (30) days after the end of each calendar month (including each month that is also the end of a Fiscal Quarter), the unaudited consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows of Alta Group and its Subsidiaries as of the end of and for such month and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer of Alta Group as presenting fairly in all material respects the financial condition and results of operations of Alta Group and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; and (ii) forty-five (45) days after the end of each Fiscal Quarter, the unaudited consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows of Alta Group and its Subsidiaries as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer of Alta Group as presenting fairly in all material respects the financial condition and results of operations of Alta Group and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) simultaneous with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of each Issuer (i) certifying as to whether an Event of Default has occurred and, if an Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.13 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) without limiting the other reporting obligations hereunder, contemporaneously with, or promptly after, delivery thereof to the First Lien Administrative Agent, the Floor Plan Administrative Agent or any other floor plan financing, copies of (i) notices of default under the First Lien Loan Documents, the Floor Plan Loan Documents or any other floor plan financing; (ii) availability and borrowing base reports; and (iii) all other financial or other reporting under the First Lien Loan Documents, the Floor Plan Loan Documents or any floor plan financing that relate to the financial condition of Issuers and their Subsidiaries or related to the Collateral, in each case, to the extent not already delivered to Administrative Agent or the Purchasers under this Section 5.01, unless such reporting has been waived by the First Lien Administrative Agent, the Floor Plan Administrative Agent or holders of such floor plan financing;

(e) promptly and in any event within five (5) days of the filing thereof with the IRS, the federal tax returns of each Notes Party; and

(f) promptly after any request therefor by the Administrative Agent or any Purchaser, copies of (i) any documents described in Section 101(k)(1) of ERISA that any Issuer or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that any Issuer or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if an Issuer or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Issuer or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(g) promptly following any request therefor, copies of any detailed audit reports or management letters submitted to the board of directors (or the audit committee of the board of directors) of any Issuer by independent accountants in connection with the accounts or books of any Issuer or any Subsidiary, or any audit of any of them as the Administrative Agent or any Purchaser (through the Administrative Agent) may reasonably request;

(h) as soon as available but in any event no later than 31 days after the end of, and no earlier than 60 days prior to the end of, each Fiscal Year of Alta Group, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and cash flow statement) of Alta Group and its Subsidiaries for each month of the upcoming fiscal year in form reasonably satisfactory to the Required Purchasers;

(i) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Alta Group, and copies of all annual, regular, periodic and special reports and registration statements which the any Notes Party may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent or the Purchasers pursuant hereto;

(j) promptly, and in any event within five Business Days after receipt thereof by any Notes Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Notes Party or any Subsidiary thereof; and

(k) promptly following any request therefor, (i) a listing of accounts receivable, accounts payable and inventory, (ii) such other information regarding the operations, business affairs and financial condition of any Notes Party including a schedule of amortization required under any floor plan financing, or compliance with the terms of this Agreement, as the Administrative Agent or any Purchaser may reasonably request and (iii) information and documentation reasonably requested by the Administrative Agent or any Purchaser for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Section 5.01(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”); or (ii) on which such documents are posted on an Issuer’s behalf on an Internet or intranet website, if any, to which each Purchaser and the Administrative Agent have free access (whether a commercial, third-party website or whether made available by the Administrative Agent); provided that: (A) upon written request by the Administrative Agent (or any Purchaser through the Administrative Agent) to the Issuer Representative, the Issuer Representative shall deliver paper copies of such documents to the Administrative Agent or such Purchaser until a written request to cease delivering paper copies is given by the Administrative Agent or such Purchaser and (B) the Issuer Representative shall notify the Administrative Agent and each Purchaser (by fax or through Electronic Systems) of the posting of any such documents and provide to the Administrative Agent through Electronic Systems electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by any Issuer with any such request by a Purchaser for delivery, and each Purchaser shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents to it and maintaining its copies of such documents.

Section 5.02 Notices of Material Events. The Issuers will furnish to the Administrative Agent and each Purchaser prompt (and in any event within two (2) Business Days) written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Notes Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Notes Parties in an aggregate amount exceeding $2,500,000;

(d) any material change in accounting or financial reporting practices by any Issuer or any Subsidiary, including without limitation the manner in which equipment is depreciated;

(e) any Lien (other than Permitted Encumbrances) or claim made or asserted against any of the Collateral;

(f) any loss, damage, or destruction to the Collateral in the amount of $2,500,000 or more, whether or not covered by insurance;

(g) within two (2) Business Days of receipt thereof, any and all default notices received under or with respect to any leased location or public warehouse where Collateral having an aggregate value in excess of $2,500,000 is located;

(h) within two (2) Business Days after the occurrence thereof, any Notes Party entering into a Swap Agreement or an amendment thereto, together with copies of all agreements evidencing such Swap Agreement or amendment;

(i) any amendment, supplement or other modification of any First Lien Loan Document, any Floor Plan Loan Document or any other floor plan financing, together with a fully executed copy of such amendment, supplement or modification; and

(j) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Issuers setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business. The Issuers will, and will cause each other Notes Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.04 Payment of Obligations. The Issuers will, and will cause each other Notes Party to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Notes Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or give rise to the collection or enforcement of any Lien.

Section 5.05  Maintenance of Properties; Insurance. The Issuers will, and will cause each other Notes Party to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, in each case as determined by the Required Purchasers. Without limiting the foregoing, the Issuers will and will cause each other Notes Party to (i) at all times maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that is subject to a Mortgage, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 (as amended) or as otherwise required by any Purchaser, (ii) furnish to the Administrative Agent evidence of renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Administrative Agent prompt written notice of any re-designation of any such improved real property into or out of a special flood hazard area. Each such policy of insurance shall (i) name Administrative Agent, on behalf of Purchasers as an additional insured thereunder as its interests may appear, and (ii) in the case of each casualty insurance policy, contain a lenders’ loss payable clause or endorsement, satisfactory in form and substance to the Required Purchasers, that names Administrative Agent, on behalf of Purchasers, as the lenders’ loss payee thereunder and provides for at least thirty days’ prior written notice to Administrative Agent of any modification or cancellation of such policy.

Section 5.06 Books and Records; Inspection Rights; Purchaser Meetings. The Issuers will, and will cause each other Notes Party to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Issuers will, and will cause each other Notes Party to, permit any representatives designated by the Administrative Agent or any Purchaser, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Issuers will, and will cause each other Notes Party to, permit independent agents or representatives acceptable to the Administrative Agent and the Required Purchasers to conduct comprehensive field audits and floor plan audits of the each Notes Party’s books, records, properties and assets, including, without limitation, all collateral subject to the Security Documents, and the Issuers (and the Guarantors, if any) shall pay for the reasonable costs of such audits. The Issuers agree that the Administrative Agent and/or the Required Purchasers may require semi-annual appraisals of the equipment of the Notes Parties and may, require periodic appraisals of the real property of the Notes Parties if determined to be required by the Administrative Agent and/or the Required Purchasers, and may order additional appraisals upon and after the occurrence of any Event of Default. Absent an Event of Default, the Administrative Agent may conduct annual field audits and semi-annual appraisals of the equipment and inventory, subject to Section 10.03(a). Issuers will, upon the request of the Required Purchasers, participate in a meeting with the Purchasers (provided, so long as no Event of Default then exists, each Purchaser shall bear their own respective costs and expenses associated with their attendance at and/or participation in such meeting) once during each Fiscal Year to be held at Alta Group’s corporate offices (or such other location as may be agreed to by the Issuers and the Required Purchasers) at such time as may be agreed to by the Issuers and the Required Purchasers.

Section 5.07 Compliance with Laws. The Issuers will, and will cause each other Notes Party to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Issuer will, nor will it permit any other Notes Party, to be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits any Purchaser from making any advance or extension of credit to any Issuer or Guarantor or from otherwise conducting business with an Issuer or Guarantor, or fail to provide documentary and other evidence of any Issuer’s or Guarantor’s identity as may be reasonably requested by any Purchaser at any time to enable such Purchaser to verify each Issuer’s or Guarantor’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA PATRIOT Act of 2001, 31 U.S.C. Section 5318. Each Issuer will maintain, and cause each Notes Party to maintain, in effect and enforce policies and procedures designed to ensure compliance by the Notes Parties and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.08 Use of Proceeds. The proceeds of the Notes will be used to repay certain existing indebtedness of the Issuers and their Subsidiaries, to finance the B. Riley Merger/Equity Transactions, the Flagler Acquisition and Liftech Acquisition, to pay costs, fees and expenses in connection with the transactions contemplated hereunder, for working capital needs and for other general corporate purposes of the Notes Parties in the ordinary course of business. No part of the proceeds of any Note will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. No Issuer will request any Note purchase, and no Issuer shall use, and each Issuer shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Note (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent that such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the U.S. or the European Union, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.09 Collateral Security; Further Assurances.

(a) To guarantee or secure the payment when due of the Secured Obligations, the Issuers will execute and deliver, or cause to be executed and delivered, to the Purchasers and the Administrative Agent, Collateral Documents granting or providing for the following:

(i) Notes Party Guaranties of all present and future Guarantors.

(ii) Security Agreements granting a first priority, enforceable Lien and security interest, subject only to Liens permitted by Section 6.02, on all present and future accounts, chattel paper, commercial tort claims, deposit accounts, documents, farm products, fixtures, chattel paper, equipment, general intangibles, goods, instruments, inventory, investment property, letter-of-credit rights (as terms are defined in the UCC) and all other personal property of each Notes Party.

(iii) Mortgages granting a first priority, enforceable Lien and security interest, subject only to Liens permitted by Section 6.02, on all present and future material fee real property (including fixtures) of each Notes Party, together with such documents and the satisfaction of such other conditions customarily required in connection with Mortgages as reasonably determined by the Required Purchasers and at the Issuers’ expense.

(iv) All other security and collateral described in the Collateral Documents.

(b) The Issuers agree that they will promptly (and in any event within 5 Business Days) notify the Administrative Agent of the formation or acquisition of any Subsidiary or the acquisition of any assets on which a Lien is required to be granted and that is not covered by existing Collateral Documents. Each Issuer agrees that it will promptly (and in any event within 5 Business Days) execute and deliver, and cause each Notes Party to execute and deliver, promptly (and in any event within 5 Business Days) upon the request of the Administrative Agent (at the direction of Required Purchasers), such joinder agreements, Notes Party Guaranties and other Collateral Documents and other agreements, documents and instruments, each in form and substance reasonably satisfactory to the Required Purchasers, sufficient to join each Notes Party as an Issuer to this Agreement, as a Guarantor under any Notes Party Guaranty and to grant to the Administrative Agent, for the benefit of the Secured Parties, the Liens contemplated by this Agreement and the Collateral Documents. In connection therewith, the Administrative Agent shall have received all documentation and other information regarding such newly formed or acquired Subsidiaries as may be required to comply with the applicable “know your customer” rules and regulations, including the USA Patriot Act. The Issuers will deliver, and cause each other Notes Party to deliver, to the Administrative Agent all original instruments payable to it with any endorsements thereto required by the Administrative Agent and all original certificated securities and other certificates with respect to any Equity Interests owned by any Notes Party and required to be pledged with any blank stock or other powers required by the Administrative Agent (at the direction of the Required Purchasers). Additionally, the Issuers will execute and deliver, and cause each other Notes Party to execute and deliver, promptly (and in any event within 5 Business Days) upon the request of the Administrative Agent (at the direction of Required Purchasers), such certificates, legal opinions, insurance, lien searches, environmental reports, organizational and other charter documents, resolutions and other documents and agreements as the Administrative Agent (at the direction of Required Purchasers) may reasonably request in connection therewith. The Issuers will use commercially reasonable efforts to cause each lessor of real property to any Notes Party where any material Collateral is located to execute and deliver to the Administrative Agent an agreement in form and substance reasonably acceptable to the Required Purchasers. The Issuers will execute and deliver, and cause each other Notes Party to execute and deliver, promptly (and in any event within 5 Business Days) upon the request of the Administrative Agent (at the direction of Required Purchasers), such agreements and instruments evidencing any intercompany loans or other advances among the Notes Parties, or any of them, and all such intercompany loans or other advances owing by any Issuer or owing by any Guarantor which are not owed to an Issuer shall be, and are hereby made, subordinate and junior to the Secured Obligations and no payments may be made on such intercompany loans or other advances upon and during the continuance of an Event of Default unless otherwise agreed to by the Administrative Agent (at the direction of Required Purchasers).

(c) Notwithstanding anything to the contrary in this Agreement, the Issuers acknowledge that all Subsidiaries of any of the Issuers, whether now existing or hereafter arising, are required hereunder to become an Issuer, Guarantor and Note Party, and failure to do so in accordance with the terms of this Agreement shall be an Event of Default hereunder.

Section 5.10 Additional Covenants. If at any time any Notes Party enters into or becomes a party to any instrument or agreement, relating to or amending or otherwise modifying any provisions applicable to the First Lien Credit Agreement, which includes any material covenants or defaults not substantially provided for in this Agreement or more favorable to the purchaser or purchasers thereunder than those provided for in this Agreement, then the Issuers will promptly so advise the Administrative Agent and the Purchasers. Thereupon, if the Administrative Agent or the Required Purchasers shall request, upon notice to the Issuers, the Administrative Agent and the Purchasers shall enter into an amendment to this Agreement or an additional agreement (as the Administrative Agent (at the direction of Required Purchasers) may request), providing for substantially the same material covenants and defaults as those provided for in such instrument or agreement to the extent required and as may be selected by the Administrative Agent (at the direction of Required Purchasers).

Section 5.11 Depository Banks. The Notes Parties will maintain the First Lien Administrative Agent (or such other financial institution reasonably acceptable to Required Purchasers) as such Notes Party’s principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business and as its principal source of other banking and cash management services. In addition, (a) NITCO may maintain a deposit account with Citizens Bank, N.A. for up to 120 days after the date of this Agreement, and may maintain such account (or an account with a different bank satisfactory to the Required Purchasers in place of such Citizens Bank, N.A. account) thereafter so long as such account is subject to a deposit account control agreement satisfactory to the Required Purchasers, (b) Alta Construction Equipment Florida may maintain deposit accounts required pursuant to the Flagler Acquisition Documents for up to 180 days after the date of this Agreement, or such later date as consented to by the Required Purchasers in their sole discretion, (c) NITCO may continue to maintain the deposit account with KeyBank National Association acquired pursuant to the Liftech Acquisition, so long as any funds in such account exceeding $100,000 in the aggregate shall be immediately transferred to a deposit account with the First Lien Administrative Agent, and (d) the Notes Parties may maintain such other deposit accounts as the Required Purchasers approve in their Permitted Discretion, and such deposit accounts shall be subject to the terms of the Security Agreement.

Section 5.12 Rating. The Issuers will maintain a Rating on the Notes from Egan Jones Rating Company at all times, and the Issuers will cause such rating to be updated on each anniversary of the Effective Date. The Issuers will provide each Purchaser with a copy of any rating letter or notification from Egan Jones Rating Company within five Business Days following receipt by the Issuers, in a form each Purchaser may share with their regulators, including the Securities Valuation Office of the National Association of Insurance Commissioners. Such form of rating letter or notification will identify the Notes to which such rating is applicable including the aggregate principal amount, initial interest rate, maturity date and private placement number or a CUSIP Corporate Number assigned to the Notes.

Although it will not be a Default if the Issuers fail to comply with any provision of Article V on or after the date of this Agreement and prior to the Effective Date, if such a failure occurs, then any of the Purchasers may elect not to purchase the Notes on the Effective Date.

ARTICLE VI

Negative Covenants

From the date of this Agreement until the Effective Date and thereafter, until all of the Secured Obligations shall have been Paid in Full, each Issuer executing this Agreement covenants and agrees, jointly and severally with all of the other Issuers, with the Purchasers that:

Section 6.01 Indebtedness. No Issuer will, nor will it permit any other Notes Party to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Secured Obligations;

(b) [reserved];

(c) First Lien Obligations, provided that any increases in the amount thereof are subject to the First Lien Intercreditor Agreement and any refinancing thereof shall be made in accordance with the First Lien Intercreditor Agreement;

(d) other Indebtedness existing on the Effective Date and set forth in Schedule 6.01 and not to exceed the amounts set forth on Schedule 6.01, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that any floor plan financings set forth on Schedule 6.01 may be increased subject to compliance with Section 6.01(i) and the other terms hereof, and the outstanding borrowed amounts under floor plan financings described on Schedule 6.01 shall be subject to Section 6.01(i) below;

(e) Indebtedness among the Notes Parties, provided that any such Indebtedness owing by any Issuer shall qualify as Subordinated Debt if requested by the Administrative Agent (at the direction of Required Purchasers);

(f) Indebtedness of any Notes Party incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations (other than those Capital Lease Obligations permitted pursuant to Section 6.01(i) below) and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $3,000,000 at any time outstanding;

(g) Swap Obligations permitted under Section 6.05;

(h) Subordinated Debt, including any refinancing thereof, in each case on terms reasonably satisfactory to the Required Purchasers;

(i) Indebtedness of Notes Parties reasonably acceptable to the Required Purchasers consisting of floor plan financings (including any Floor Plan Obligations) and other vendor financing reasonably acceptable to the Required Purchasers and, if required by the Required Purchasers, subject to an intercreditor agreement reasonably acceptable to the Required Purchasers, provided that (i) the aggregate stated maximum amount of all such floor plan financings and all such other vendor financing plus the aggregate stated maximum amount of all floor plan financings described on Schedule 6.01 shall not exceed $225,000,000 at any time, provided, further, that any Indebtedness owing to any Person and its Affiliates listed on Schedule 6.01 that is not a party to an intercreditor agreement with the Administrative Agent and reasonably acceptable to, the Required Purchasers, shall not exceed the amount designated on Schedule 6.01 for such Person and its Affiliates, regardless of whether such Indebtedness is otherwise permitted under this clause (i) or any other clause of this Section 6.01 and notwithstanding any other term of this Agreement, and (y) no Default exists or would be caused thereby; and

(j) Indebtedness of the type described in clauses (d) or (m) of the definition of Indebtedness of any Notes Party in connection with a Permitted Acquisition, not to exceed $10,000,000 in the aggregate outstanding at any time.

Notwithstanding the foregoing, the Indebtedness contemplated by Sections 6.01(a), (c), (d), (f), (i) and (j) will not be provided by any Purchaser unless each Purchaser either (x) provides its pro rata share of such Indebtedness or (y) declines to provide its pro rata share of such Indebtedness (or fails to respond within five (5) Business Days of written notice thereof), in each case on the same terms as all other Purchasers.

Section 6.02 Liens. At all times on and after the Effective Date, no Issuer will, nor will it permit any other Notes Party to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:

(a) Permitted Encumbrances;

(b) Liens in favor of the Administrative Agent securing the Secured Obligations and first priority Liens securing the First Lien Obligations subject to the First Lien Intercreditor Agreement;

(c) any Lien on any property or asset of any Notes Party existing on the Effective Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of any Notes Party and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by any Notes Party; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of any Notes Party; and

(e) Liens solely on equipment of a Notes Party acceptable to the Required Purchasers purchased with Indebtedness permitted under Section 6.01(i) on terms reasonably approved in writing by the Administrative Agent (at the direction of Required Purchasers).

Notwithstanding anything herein to the contrary, the Liens securing any Indebtedness and other obligations under any floor plan financing (other than the Floor Plan Loans) shall be limited to a Lien on the inventory financed by the applicable floor plan financing and proceeds of such inventory, and any such Lien shall not attach to any other assets or any such inventory after the payment of the purchase price for such inventory.

Section 6.03 Fundamental Changes.

(a) No Issuer will, nor will it permit any other Notes Party to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets, or liquidate or dissolve, except that, and provided that with respect to the matters in the following clauses (ii) through (vi) at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Issuer or Subsidiary may sell, transfer or lease inventory and scrap or otherwise dispose of obsolete material, inventory or equipment in the ordinary course of business upon terms substantially consistent with past practices, (ii) any Subsidiary of an Issuer may merge into an Issuer in a transaction in which an Issuer is the surviving entity, (iii) any Notes Party (other than an Issuer) may merge into any other Notes Party in a transaction in which the surviving entity is a Notes Party, (iv) any Issuer may merge into any other Issuer (other than Alta Group), (v) any Notes Party may sell, transfer, lease or otherwise dispose of its assets to any other Notes Party, and (vi) any Subsidiary may liquidate or dissolve if the Issuers determine in good faith that such liquidation or dissolution is in the best interests of the Issuers and is not materially disadvantageous to the Purchasers and all assets of such Subsidiary are transferred to a Notes Party; provided that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) No Note Party will, nor will it permit any Subsidiary to, consummate a Division as the Dividing Person, without the prior written consent of the Required Purchasers. Without limiting the foregoing, if any Note Party that is a limited liability company consummates a Division (with or without the prior consent of the Required Purchasers as required above), each Division Successor shall be required to comply with the obligations set forth in Section 5.09 and the other further assurances obligations set forth in the Notes Documents and become a Note Party under this Agreement and the other Notes Documents.

(c) No Issuer will, nor will it permit any other Notes Party to, engage to any material extent in any business other than businesses of the type conducted by the Issuers and Guarantors on the date of execution of this Agreement and businesses reasonably related thereto.

Section 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. At all times on and after the Effective Date, no Issuer will, nor will it permit any other Notes Party to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or make any Acquisition, except

(a) Permitted Investments;

(b) existing investments and advances described on Schedule 6.04 hereto, but no increase in the amount thereof;

(c) loans or advances solely among Notes Parties;

(d) if no Default exists or would be caused thereby, Guarantees constituting Indebtedness permitted by Section 6.01, provided that no Default exists at the time of, or would be caused by, the incurrence of such Guarantees;

(e) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(f) the Notes Parties may create one or more Subsidiaries to conduct the business of the Issuers in accordance with Section 5.03 so long as such Subsidiaries promptly after their creation become Guarantors;

(g) Permitted Acquisitions; and

(h) in addition to investments, loans and advances permitted by paragraphs (a) through (g) above, other investments, loans and advances by the Issuers and the Guarantors provided that (i) the aggregate amount invested, loaned or advanced pursuant to this paragraph (h) (determined without regard to any write-downs or write-offs of such investments, loans and advances) does not exceed $500,000 in the aggregate, (ii) no Default exists or would be caused thereby, and (iii) the First Lien Available Revolving Commitments on a pro forma basis after giving effect to such additional investment, loan or advance equals or exceeds $5,000,000.

Section 6.05 Swap Agreements. No Issuer will, nor will it not permit any other Notes Party to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Notes Party has actual exposure, (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Notes Party and (c) in each case under clause (a) and (b), to the extent reasonably approved by Required Purchasers.

Section 6.06 Restricted Payments. At all times on and after the Effective Date, no Issuer will, nor will it permit any other Notes Party to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) the Notes Parties may declare and pay dividends with respect to its Equity Interests payable solely in additional common shares of its Equity Interests (other than Disqualified Equity);

(b) the Notes Parties may make Restricted Payments payable solely to a Notes Party;

(c) Alta Group may make other Restricted Payments so long as (i) after giving effect to such Restricted Payment pursuant to this clause (c) the Total Leverage Ratio is less than 4.05 to 1.00 (determined as if such Restricted Payment had been made on the last day of the most recent Fiscal Quarter for which the Issuers have provided financial statements to the Purchasers pursuant to Section 5.01) and the Issuers have provided evidence of such compliance in form and substance satisfactory to the Purchasers, (ii) the Payment Condition is satisfied, and (iii) on or prior to making such Restricted Payment, the Issuers shall have prepaid the Notes if and to the extent required by this Agreement.

Notwithstanding the foregoing, the Issuers will not, and will not permit any Subsidiary to, issue any Disqualified Equity.

Section 6.07 Transactions with Affiliates. No Issuer will, nor will it permit any other Notes Party to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Notes Party than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions solely among Notes Parties, and in each case not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.06.

Section 6.08 Restrictive Agreements. No Issuer will, nor will it permit any other Notes Party to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Notes Party to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to an Issuer or any other Subsidiary or to Guarantee Indebtedness of the Issuers or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions imposed by the First Lien Credit Agreement or the Floor Plan Credit Agreement as of the Effective Date, subject to the First Lien Intercreditor Agreement, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) above shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) above shall not apply to customary provisions in leases restricting the assignment thereof.

Section 6.09 Change of Name or Location; Change of Fiscal Year. No Issuer will, nor will it permit any other Notes Party to (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) change its chief executive office, principal place of business, mailing address, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral as set forth in the Collateral Documents, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case, unless the Administrative Agent shall have received at least thirty (30) days prior written notice of such change and the Administrative Agent shall have acknowledged in writing (such acknowledgement made at the direction of the Required Purchasers) that either (1) such change will not adversely affect the validity, perfection or priority of the Administrative Agent’s security interest in the Collateral, or (2) any reasonable action requested by the Required Purchasers in connection therewith has been completed or taken (including any action to continue the perfection of any Liens in favor of the Administrative Agent, on behalf of Purchasers, in any Collateral), provided that, any new location shall be in the continental U.S. No Notes Party will change its Fiscal Year or Fiscal Quarter end without the prior consent of the Required Purchasers.

Section 6.10 Amendments to Agreements. No Issuer will, nor will it permit any other Notes Party to, amend, supplement or otherwise modify (a) its articles of incorporation, charter, certificate of formation, operating agreement, by-laws or other organizational document in any manner adverse to the Purchasers, (b) any First Lien Loan Document or Floor Plan Loan Document, except as permitted under the First Lien Intercreditor Agreement, or (c) any instrument or agreement evidencing or relating to any Subordinated Debt except as permitted under the applicable Subordination Agreement.

Section 6.11 Prepayment of Indebtedness; Subordinated Debt. At all times on and after the Effective Date, no Issuer will, nor will it permit any other Notes Party to, directly or indirectly (a) voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the First Lien Obligations, (ii) the Secured Obligations; (iii) Indebtedness secured by a Lien permitted by Section 6.02(c) if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance herewith; and (iv) Indebtedness permitted hereunder upon any permitted refinancing thereof in accordance herewith, or (b) make any payment or other distribution with respect to any Subordinated Debt in contravention of the applicable Subordination Agreement or with respect to any First Lien Obligations in contravention of the First Lien Intercreditor Agreement.

Section 6.12 Government Regulation. No Issuer will, nor will it permit any Notes Party to, become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits any Purchaser from making any advance or extension of credit to any Notes Party or from otherwise conducting business with the Issuers or Guarantors, or fail to provide documentary and other evidence of any Notes Party’s identity as may be requested by any Purchaser at any time to enable such Purchaser to verify any Notes Party’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA PATRIOT Act of 2001, 31 U.S.C. Section 5318.

Section 6.13 Financial Covenants. The Issuers will not:

(a) Total Leverage Ratio. Permit or suffer the Total Leverage Ratio to exceed (i) 4.70 to 1.00 as of the end of any Fiscal Quarter ending on or after March 31, 2020 but on or before December 31, 2020, (ii) 4.30 to 1.00 as of the end of any Fiscal Quarter ending on or after March 31, 2021 but on or before December 31, 2021, (iii) 4.20 to 1.00 as of the end of any Fiscal Quarter ending on or after March 31, 2022 but on or before December 31, 2022 or (iv) 4.00 to 1.00 as of the end of any Fiscal Quarter ending on or after March 31, 2023.

(b) First Lien Leverage Ratio. Permit or suffer the First Lien Leverage Ratio to exceed 2.50 to 1.00 as of the end of any Fiscal Quarter ending on or after March 31, 2020.

(c) Book Value Ratio. Permit or suffer the Consolidated Note Coverage Ratio to be less than 1.10 to 1.00 at any time.

(d) Minimum EBITDA. Permit of suffer the result of (i) Consolidated EBITDA less (ii) any noncash gains or losses on the sale of fixed or capital assets offset for gains from the sale of fixed or capital assets calculated (A) at the price at which the applicable Notes Party sold the applicable asset, minus (B) such Note Party’s initial purchase price of such asset (for the avoidance of doubt, without reducing this clause (B) for any depreciation or amortization thereof) to be less than $79,000,000 for the Fiscal Year ended December 31, 2019.

(e) Fixed Charge Coverage Ratio. As of the end of any Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2020 for which Issuers’ financial statements have been (or should have been) delivered prior to the date on which the Issuers’ Availability is less than 10% of the Revolving Commitment, the Issuers will not permit the Fixed Charge Coverage Ratio to be less than 1.0 to 1.0. Once such covenant is in effect, compliance with the covenant will be discontinued on the first day immediately succeeding the last day of the Fiscal Quarter which includes the 60th consecutive day on which the Issuers’ Availability remains in excess of 10% of the Revolving Commitment, so long as (i) no Default shall have occurred and be continuing and (ii) such covenant has not been in effect and discontinued (A) more than once in the immediately preceding twelve (12) consecutive months or (B) more than three times during the term of this Agreement. Notwithstanding anything in this Agreement to the contrary, for the purposes of calculating the Fixed Charge Coverage Ratio, the Issuer’s historical EBITDA, Capital Expenditures and Fixed Charges generated and paid prior to the Effective Date shall be deemed equal to such amounts as set forth on Schedule 6.13(e) hereto for the applicable periods described on Schedule 6.13(e).

Section 6.14 Alta Group, Alta Holdings, and Alta Enterprises as a Holding Company. Alta Enterprises shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under the Notes Documents, the Floor Plan Loan Documents and the First Lien Loan Documents and unsecured guaranties of its Subsidiaries floor plan financing with Volvo Commercial Finance LLC The Americas in respect of Volvo financing; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens, subject to the First Lien Intercreditor Agreement, in favor of the Administrative Agent, the Floor Plan Administrative Agent and the First Lien Administrative Agent; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Equity Interest of each other Issuer (other than Alta Group and Alta Holdings); and (ii) performing its obligations and activities incidental thereto under the Notes Documents, the Floor Plan Loan Documents and the First Lien Loan Documents; (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Equity Interests of any of its Subsidiaries; or (f) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons. Alta Holdings shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under the Loan Documents, the Notes Documents, the Floor Plan Loan Documents and the First Lien Loan Documents; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens, subject to the First Lien Intercreditor Agreement, in favor of the Administrative Agent, the Floor Plan Administrative Agent and the First Lien Administrative Agent; (c) engage in any business or activity or own any assets other than (i) holding the Equity Interest of Alta Enterprises; and (ii) performing its obligations and activities incidental thereto under the Notes Documents, the Floor Plan Loan Documents and the First Lien Loan Documents; (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Equity Interests of Alta Enterprises other than to Alta Group; or (f) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons. Alta Group shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under the Notes Documents, the Floor Plan Loan Documents and the First Lien Loan Documents; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens, subject to the First Lien Intercreditor Agreement, in favor of the Administrative Agent, the Floor Plan Administrative Agent and the First Lien Administrative Agent; (c) engage in any business or activity or own any assets other than (i) holding the Equity Interest of Alta Holdings and Alta Enterprises; and (ii) performing its obligations and activities incidental thereto under the Notes Documents, the Floor Plan Loan Documents and the First Lien Loan Documents; (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Equity Interests of Alta Enterprises or Alta Holdings; or (f) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

Section 6.15 Compliance with Anti-Terrorism and Anti-Corruption Laws and Sanctions. No Issuer will, nor will it permit any Notes Party to:

(a) (i) violate any Anti-Terrorism Laws or Anti-Corruption Laws, (ii) engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering, (iii) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any other Sanctioned Person or (iv) knowingly permit any of their respective Affiliates to violate such laws or engage in such actions; or

(b) (i) deal in, or otherwise engage in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or Sanctions, or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempt to violate, any of the prohibitions set forth in any Anti-Terrorism Law or Sanctions or (iii) knowingly permit any of their respective Affiliates to do any of the foregoing.

Although it will not be a Default if the Issuers fail to comply with any provision of Article VI before or after giving effect to the issuance of the Notes on a pro forma basis, if such a failure occurs, then any of the Purchasers may elect not to purchase the Notes on the Effective Date.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) any Issuer shall fail to pay any principal of any Note, any Make-Whole Amount as required by Section 2.10(b), any premium as required by Section 2.10(c), in each case, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Issuer shall fail to pay any interest on any Note, any break funding payment as required by Section 2.15 or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Notes Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Notes Party in or in connection with this Agreement or any other Notes Document or any amendment or modification hereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) any Notes Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01, 5.02, 5.03, 5.05, 5.08, 5.09, 5.10, or 5.11 or in Article VI;

(e) any Notes Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Notes Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of fifteen (15) days after the earlier of (i) the Issuers obtaining actual knowledge of such default and (ii) notice thereof from the Administrative Agent to the Issuers (which notice will be given at the request of any Purchaser);

(f) (i) any Notes Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and all applicable grace periods thereunder shall have expired, or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g) [reserved];

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Notes Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Notes Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Notes Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Notes Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Notes Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $2,500,000 shall be rendered against any Notes Party or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Notes Party to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Purchasers, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of any Notes Party in an aggregate amount exceeding $2,500,000 for all periods;

(m) a Change in Control shall occur;

(n) any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Notes Party shall fail to comply with any of the terms or provisions of any Collateral Document if the failure continues beyond any period of grace provided for in the applicable Collateral Document, or any Collateral Document granting a Lien shall for any reason fail to create a valid and perfected second priority (subject to the first priority Lien in favor of First Lien Administrative Agent and Floor Plan Administrative Agent) security interest in any material Collateral purported to be covered thereby or subordination to be created thereunder, except as permitted by the terms of this Agreement or any Collateral Document, and in each case except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates representing securities pledged under the Collateral Documents and except to the extent that such loss is covered by a purchaser’s title insurance policy and the related insurer promptly after such loss shall have acknowledged in writing that such loss is covered by such title insurance policy;

(o) any material provision of any other Notes Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Notes Party shall challenge the enforceability of any Notes Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Notes Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(p) the cancellation or termination of any franchise agreement of any Issuer with Hyster-Yale Group, Inc. or Volvo Construction Equipment, NA (collectively, the “Material OEMs”), unless such Issuer has entered into replacement franchise agreements within 90 days of such cancellation or termination (i) with another OEM of comparable business value to the Material OEMs, and (ii) upon similar terms and conditions to the agreements cancelled or terminated with the Material OEMs, including volume, exclusivity and other requirements, each of which shall be acceptable in form and substance to the Required Purchasers in their Permitted Discretion; or

(q) any Subordination Agreement or Intercreditor Agreement shall fail to remain in full force or effect, or any event of default shall have occurred under any Subordination Agreement or Intercreditor Agreement, or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any provision of any Subordination Agreement or Intercreditor Agreement; then, and in every such event (other than an event with respect to any Issuer described in clause (a), (b), (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Purchasers, shall, by notice to the Issuers, take any or all of the following actions, at the same or different times: (i) declare the Notes then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Notes so declared to be due and payable, together with accrued interest thereon, any break funding payments due pursuant to Section 2.15, any Make-Whole Amount as required by Section 2.10(b), any premium as required by Section 2.10(c) and all fees and other obligations of the Issuers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Issuers; and (ii) exercise any rights and remedies provided to the Administrative Agent under the Notes Documents or at law or equity, including all remedies provided under the UCC. In case of any event with respect to the Issuers described in clause (a) or (b) of this Article, the Administrative Agent, at the request of any Purchaser affected by such event, shall, by notice to the Issuers, take any or all of the following actions, at the same or different times: (i) declare the Notes held by such Purchaser then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Notes so declared to be due and payable, together with accrued interest thereon, any break funding payments due pursuant to Section 2.15, any Make-Whole Amount as required by Section 2.10(b), any premium as required by Section 2.10(c) and all fees and other obligations of the Issuers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Issuers; and (ii) exercise any rights and remedies provided to the Administrative Agent under the Notes Documents or at law or equity, including all remedies provided under the UCC. In case of any event with respect to the Issuers described in clause (h) or (i) of this Article, the principal of the Notes then outstanding, together with accrued interest thereon, any break funding payments due pursuant to Section 2.15, any Make-Whole Amount as required by Section 2.10(b), any premium as required by Section 2.10(c) and all fees and other obligations of the Issuers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Issuers and the Administrative Agent may exercise any rights and remedies provided to the Administrative Agent under the Notes Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

Representations and Warranties of Purchasers

Each Purchaser hereby represents and warrants to Issuers as follows:

Section 8.01 Existence. It is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization.

Section 8.02 Authority. It has the right and power and authority to enter into, to execute, to deliver and to perform its obligations under this Agreement, and its partners, officers, or agents executing and delivering this Agreement are duly authorized to do so. This Agreement has been duly and validly executed and delivered and constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms.

Section 8.03 [Reserved].

Section 8.04 Investment for Own Account. Such Purchaser is purchasing the Notes for investment for its own account and not with a view towards the sale or distribution thereof in violation of applicable securities laws of the United States or any state thereof. Such Purchaser acknowledges there are restrictions on its ability to resell the Notes under applicable securities laws and under each Issuer’s organizational documents.

Section 8.05 Transfer Restrictions. Such Purchaser understands that the offering and sale of the Notes by the Issuers is intended to be exempt from registration under the Securities Act pursuant to section 4(2) thereof; the Issuers are not registering the Notes under the Securities Act or any state securities laws; and there is no existing public or other market for the Notes. Such Purchaser understands that any certificate representing the Notes that are issued to such Purchaser may bear, in the Issuers’ discretion, the following restrictive legend and will be restricted from transfer in accordance with such legend:

“This Note has not been and will not be registered under the United States Securities Act of 1933 (the “Securities Act”) or with any securities regulatory authority of any state or other jurisdiction of the United States. The holder hereof, by purchasing or otherwise acquiring this security, acknowledges that this security has not been registered under the Securities Act. The holder agrees for the benefit of the Issuer, any distributors or dealers and any such persons’ affiliates that this security may be offered, resold, pledged or otherwise transferred only in compliance with the Securities Act and any applicable state securities laws and only (1) pursuant to Rule 144 under the Securities Act or (2) pursuant to an exemption from registration under the Securities Act, and in each case in accordance with any applicable securities laws of the states of the United States and other jurisdictions. The holder acknowledges that the purpose of the foregoing limitation is, in part, to ensure that the issuer is not required to register under the Securities Act.”

Section 8.06 Sophistication. Such Purchaser (i) is a sophisticated purchaser with respect to the purchase of the Notes, (ii) is an “accredited investor” as such term is defined pursuant to Regulation D promulgated under the Securities Act, (iii) is able to bear the economic risk associated with the purchase of the Notes, (iv) has had an opportunity to ask questions of the principal officers and representatives of the Issuers and to obtain any additional information necessary to permit an evaluation of the benefits and risks associated with the investment made hereby, (v) has adequate information concerning the business and financial condition of Issuer to make an informed decision regarding the purchase of the Notes, (vi) has such knowledge and experience, and has made investments of a similar nature, so as to be aware of the risks and uncertainties inherent in the purchase of rights and assumption of liabilities of the type contemplated in this Agreement and (vii) has independently and without reliance upon any Issuer, and based on such information as such Purchaser has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that such Purchaser has relied upon Issuers’ express representations and warranties in this Agreement and other Notes Documents. Such Purchaser acknowledges that no Issuer has given such Purchaser any investment advice, credit information or opinion as to whether the purchase of the Notes is prudent.

Section 8.07 Brokers. There are no, nor is there any basis for any, claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon such Purchaser.

Section 8.08 Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Issuers in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the any Issuer that would cause the QPAM and such Issuer to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Issuers in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in any Issuer and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Issuers in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Issuers in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 8.08, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA

ARTICLE IX

The Administrative Agent

Each of the Purchasers, on behalf of itself and any of its Affiliates that are Secured Parties, hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Notes Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Notes Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Purchasers hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Purchaser’s behalf. The provisions of this Article are solely for the benefit of the Administrative Agent and the Purchasers, and the Notes Parties shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Notes Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

The Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Notes Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Notes Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, and (c) except as expressly set forth in the Notes Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Notes Party or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Purchasers (or such other number or percentage of the Purchasers as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Issuer Representative or a Purchaser, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Notes Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Notes Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Notes Document, (iv) the validity, enforceability, effectiveness or genuineness of any Notes Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Notes Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. As to any matters not expressly provided for by this Agreement (including collection of any amounts due on the Notes) or any matter that would require the Administrative Agent to exercise any discretion hereunder or under any other Notes Document, including without limitation, in connection with the enforcement of any right or remedy under the Notes Documents whether before or after a default, in connection with a bankruptcy proceeding (or similar relief) or otherwise, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) solely upon the instructions of the Required Purchasers, and such instructions shall be binding; provided however, that the Administrative Agent shall not be required to take any action at the direction of the Required Purchasers or otherwise which exposes the Administrative Agent to liability or which is contrary to this Agreement or the other Notes Documents or applicable law unless the Administrative Agent is furnished with an indemnification satisfactory to Administrative Agent with respect thereto. The Administrative Agent may at any time request instructions from the Purchasers with respect to any actions or approvals which by the terms of this Agreement or of any of the other Notes Documents the Administrative Agent is permitted or required to take or to grant. Whether or not the Administrative Agent makes such a request, at all times except with respect to an express obligation set forth herein, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Purchasers, and the Administrative Agent shall not incur liability to any person by reason of so refraining. If, in performing its duties under this Agreement, the Administrative Agent is required to decide between alternative courses of action or has received conflicting directions or any other directions from Purchasers who do not satisfy the definition of Required Purchasers, the Administrative Agent may refrain from taking any action until it receives instructions from the Required Purchasers.

Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Notes Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of Issuers. The Administrative Agent shall not be liable for any action taken or not taken by any such service provider. The Administrative Agent shall not be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including without limitation for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of any Purchaser to provide, written instruction to exercise such discretion or grant such consent from any such Purchaser, as applicable). The Administrative Agent shall not shall be liable for any error of judgment made in good faith unless it shall be proven that the Administrative Agent was grossly negligent in ascertaining the relevant facts. Nothing herein or in any other Notes Document or related documents shall obligate any the Administrative Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not adequately indemnified. The Administrative Agent shall not be liable for any indirect, special or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. Any permissive grant of power to the Administrative Agent hereunder shall not be construed to be a duty to act. Before acting hereunder, the Administrative Agent shall be entitled to request, receive and rely upon such certificates and opinions as it may reasonably determine appropriate with respect to the satisfaction of any specified circumstances or conditions precedent to such action. The Administrative Agent shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. The Administrative Agent will provide copies of notices, certificates and reports that it receives from the Issuer to the Purchasers to the extent they are not required to be delivered to Purchasers by the Issuer or any other party to this Agreement, and shall have no obligation to review such notices, certificates or reports except as expressly provided herein. The Administrative Agent shall not be under a duty to examine or independently evaluate, and shall not be charged with knowledge or notice of, the contents of any financial statements or reports delivered to it pursuant to the provisions of this Agreement or the Notes Documents, it being acknowledged that such deliveries are for the purpose of making such materials available to the Purchasers.

For purposes of clarity, phrases such as “satisfactory to the Administrative Agent,” “approved by the Administrative Agent,” “acceptable to the Administrative Agent,” “as determined by the Administrative Agent,” “in the Administrative Agent’s discretion,” “selected by the Administrative Agent,” “elected by the Administrative Agent,” “requested by the Administrative Agent,” and phrases of similar import that authorize and permit the Administrative Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to the Administrative Agent receiving written direction from the Required Purchasers, as applicable, to take such action or to exercise such rights (it being understood that nothing contained in this Agreement or any other Notes Document shall impose a duty on the Administrative Agent to make any such determination or take any action independent of such written direction from the Required Purchasers or exercise any discretionary acts).

Each Purchaser agrees that in any instance in which this Agreement or any other Notes Document provides that the Administrative Agent’s consent may not be unreasonably withheld, provide for the exercise of the Administrative Agent’s reasonable discretion, or provide to a similar effect, it shall not in its instructions (or, by refusing to provide instruction) to the Administrative Agent withhold its consent or exercise its discretion in an unreasonable manner. It is expressly agreed and acknowledged that the Administrative Agent is not guaranteeing performance of or assuming any liability for the obligations of the Issuers or other parties hereto or any parties to the Collateral. The Administrative Agent shall not have liability for any failure, inability or unwillingness on the part of the Issuers to provide accurate and complete information on a timely basis to the Administrative Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Administrative Agent’s part of any of its duties hereunder or under the other Notes Documents that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Purchasers and the Issuer Representative. The Administrative Agent may also be removed at the direction of the Required Purchasers. Upon any such resignation or removal, the Required Purchasers shall have the right, in consultation with the Issuers, to appoint a successor; provided, however, that no such consultation with the Issuers shall be required while an Event of Default exists. If no successor shall have been so appointed by the Required Purchasers and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Purchasers, appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by its successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Notes Documents. The fees payable by the Issuers to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Issuers and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Purchasers and the Issuers, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Notes Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duly or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Purchasers shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Notes Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Purchaser. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.16(d) and Section 10.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Notes Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Each Purchaser acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Purchaser further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Purchaser, and to make, acquire or hold Notes hereunder. Each Purchaser shall, independently and without reliance upon the Administrative Agent or any other Purchaser and based on such documents and information (which may contain material, non-public information within the meaning of the U.S. securities laws concerning the Issuers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Notes Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Purchaser or assign or otherwise transfer its rights, interests and obligations hereunder.

Subject to the Administrative Agent’s rights provided in this Article IX, the Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Purchasers, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (acting at the direction of the Required Purchasers) (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Purchasers on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Purchasers or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Purchasers contained in Section 10.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid. Each Purchaser hereby agrees that, except as otherwise provided in any Notes Documents or with the written consent of the Administrative Agent and the Required Purchasers, it will not take any enforcement action, accelerate obligations under any Notes Documents, or exercise any right that it might otherwise have under any applicable law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

The Purchasers are not partners or co-venturers, and no Purchaser shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Purchaser. The Administrative Agent shall have the exclusive right on behalf of the Purchasers to enforce the payment of the principal of and interest on any Notes after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. Each Purchaser authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Purchaser agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Notes Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties. The Purchasers hereby authorize the Administrative Agent to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 10.02(c) when directed by the Required Purchasers; (ii) as permitted by, but only in accordance with, the terms of the applicable Notes Document when directed by the Required Purchasers; or (iii) if approved, authorized or ratified in writing by the Required Purchasers, unless such release is required to be approved by all of the Purchasers hereunder. Upon request by the Administrative Agent at any time, the Purchasers will confirm and direct in writing the Administrative Agent to execute any release of Collateral pursuant hereto.

The Administrative Agent shall have no obligation whatsoever to any of the Purchasers to assure that the Collateral exists or is owned by the Notes Parties or is cared for, protected, or insured or has been encumbered, or that the Liens granted to the Administrative Agent therein have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Administrative Agent pursuant to any of the Notes Documents.

Each Purchaser hereby appoints each other Purchaser as its agent for the purpose of perfecting Liens, for the benefit of the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Purchaser (other than the Administrative Agent) obtain possession of any such Collateral, such Purchaser shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

The Administrative Agent hereby disclaims any representation or warranty to the Purchasers concerning and shall have no responsibility to Purchasers for the existence, priority or perfection of the Liens and security interests granted hereunder or under any Notes Document or in the value of any of the Collateral and shall not be responsible or liable to the Purchasers for any failure to monitor or maintain any portion of the Collateral. The Administrative Agent makes no representation as to the value, sufficiency or condition of the Collateral or any part thereof, as to the title of the Issuer to the Collateral, as to the security afforded by this Agreement or any other Notes Document. The Administrative Agent shall not be responsible for insuring the Collateral, for the payment of taxes, charges, assessments or liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Administrative Agent shall not have any duty to the Purchasers as to any Collateral in its possession or in the possession of someone under its control or in the possession or control of any agent or nominee of the Administrative Agent or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, except the duty to accord such of the Collateral as may be in its possession substantially the same care as it accords its own assets and the duty to account for monies received by it. The Administrative Agent shall not be under an obligation independently to request or examine insurance coverage with respect to any Collateral. The Administrative Agent shall not be liable for the acts or omissions of any bank, depositary bank, custodian, independent counsel of the Issuers or any other party selected by the Administrative Agent with reasonable care or selected by any other party hereto that may hold or possess Collateral or documents related to Collateral and the Administrative Agent shall not be required to monitor the performance of any such Persons holding Collateral. For the avoidance of doubt, the Administrative Agent shall not be responsible to the Purchasers for the perfection of any Lien or for the filing, form, content or renewal of any UCC financing statements, fixture filings, mortgages, deeds of trust and such other documents or instruments.

In connection with the exercise of any rights or remedies in respect of, or foreclosure or realization upon, any real estate-related collateral pursuant to this Agreement or any Notes Document, the Administrative Agent shall not be obligated to take title to or possession of real estate in its own name, or otherwise in a form or manner that may, in its reasonable judgment, expose it to liability. In the event that the Administrative Agent deems that it may be considered an “owner or operator” under any environmental laws or otherwise cause the Administrative Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Administrative Agent reserves the right, instead of taking such action, either to resign as Administrative Agent subject to the terms and conditions herein or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Administrative Agent will not be liable to any Person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Administrative Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.

Each Purchaser hereby agrees as follows: (a) such Purchaser is deemed to have requested that the Administrative Agent furnish such Purchaser, promptly after it becomes available, a copy of each report (the “Reports”) prepared by or on behalf of the Administrative Agent; (b) such Purchaser expressly agrees and acknowledges that neither the Administrative Agent nor any Related Party (i) makes any representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein, or (ii) shall be liable for any information contained in any Report; (c) such Purchaser expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent, any of its Related Parties or any other party performing any audit or examination will inspect only specific information regarding the Notes Parties and will rely significantly upon the Notes Parties’ books and records, as well as on representations of the Notes Parties’ personnel and that the Administrative Agent and its Related Parties undertake no obligation to update, correct or supplement the Reports; (d) such Purchaser agrees to keep all Reports confidential and strictly for its internal use, not share the Report with any Notes Party and not to distribute any Report to any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, such Purchaser agrees (i) that neither the Administrative Agent nor any of its Related Parties shall be liable to such Purchaser or any other Person receiving a copy of the Report for any inaccuracy or omission contained in or relating to a Report, (ii) to conduct its own due diligence investigation and make credit decisions with respect to the Notes Parties based on such documents as such Purchaser deems appropriate without any reliance on the Reports or on the Administrative Agent or any of its Related Parties, (iii) to hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Purchaser may take or conclusion the indemnifying Purchaser may reach or draw from any Report in connection with any credit extensions that the indemnifying Purchaser has made or may make to the Notes Parties, or the indemnifying Purchaser’s participation in, or the indemnifying Purchaser’s purchase of, any Obligations and (iv) to pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by the Administrative Agent and any such other Person preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Purchaser.

The Purchasers hereby empower and authorize the Administrative Agent to execute and deliver to the Notes Parties on their behalf the First Lien Intercreditor Agreement and the Collateral Documents and all related agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the First Lien Intercreditor Agreement and the Collateral Documents. Each of the Purchasers (by acceptance of the benefits of the Notes Documents) hereby acknowledges that it has received a copy of the First Lien Intercreditor Agreement and the Collateral Documents, agrees that it will be bound by and will take no actions contrary to the provisions of the First Lien Intercreditor Agreement and the Collateral Documents to the extent then in effect.

The Purchasers hereby empower and authorize the Administrative Agent to execute and deliver to the Notes Parties on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases or subordinations of Collateral which shall be permitted by the terms hereof or of any other Notes Document or which shall otherwise have been approved by the Required Purchasers or all the Purchasers, as the case may be, in writing.

The Administrative Agent shall not be under any obligation (i) to monitor, determine or verify the unavailability or cessation of LIBOR (or other applicable rate), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or Benchmark Replacement Date (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, or (iii) to select, determine or designate any Benchmark Replacement Adjustment or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing. The Administrative Agent shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of LIBOR (or other applicable rate) and absence of a designated replacement benchmark rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Required Purchasers in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.

ARTICLE X

Miscellaneous

Section 10.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to the Issuers, to it at 13211 Merriman Rd, Livonia, Michigan 48150-1826, Attention: President (Facsimile No. 248-449-6701);

(ii) if to the Administrative Agent, as follows:

U.S. Bank National Association

214 N. Tryon Street, 27th Floor

Charlotte, NC 28202-1078

Attention: CDO Trust Services/James Hanley

Telephone: (312) 576-3714

Email: : james.hanley1@usbank.com; prital.patel@usbank.com;

agency.services@usbank.com

With copies to:

Nixon Peabody LLP

Exchange Place

53 State Street

Boston, MA 02109-2835

Attention: Catherine Ng

Telecopier: 866.885.0545

Email: cng@nixonpeabody.com

and:

Morgan, Lewis & Bockius LLP

One State Street, Floor 22

Hartford, CT 06103

Attention: Dan Papermaster

Telecopier: 860.240.2701

Email: daniel.papermaster@morganlewis.com

(iii) if to any other Purchaser, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail shall be deemed to have been given when received, (B) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (C) delivered through Electronic Systems to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b) Notices and other communications to the Purchasers hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance certificates delivered pursuant to Section 5.01 unless otherwise agreed by the Administrative Agent and the applicable Purchaser. Each of the Administrative Agent and the Issuer Representative (on behalf of the Notes Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c) Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

Section 10.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Purchaser in exercising any right or power hereunder or under any other Notes Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Purchasers hereunder and under any other Notes Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Notes Document or consent to any departure by any Notes therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the purchasing of a Note shall not be construed as a waiver of any Event of Default, regardless of whether the Administrative Agent or any Purchaser may have had notice or knowledge of such Event of Default at the time.

(b)       Except as set forth in this Section 10.02, neither this Agreement nor any other Notes Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Issuers and the Required Purchasers (or by the Administrative Agent on behalf of the Required Purchasers with the consent of the Required Purchasers) or, (ii) in the case of any other Notes Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent (with the consent of the Required Purchasers) and the Notes Party or Notes Parties that are parties thereto; provided that no such agreement shall (A) reduce or forgive the principal amount of any Note or reduce the rate of interest thereon, or reduce or forgive any interest, any break funding payments, any Make-Whole Amount as required by Section 2.10(b), any premium as required by Section 2.10(c) or fees or other amounts payable hereunder, without the written consent of each Purchaser directly affected thereby, (B) postpone any scheduled date of payment of the principal amount of any Note (other than any reduction of the amount of, or any extension of the payment date for, the mandatory prepayments required under Section 2.10, in each case which shall only require the approval of the Required Purchasers) or any date for the payment of any interest, fees or other Obligations payable hereunder, or otherwise reduce the amount of, waive or excuse any such payment, without the written consent of each Purchaser directly affected thereby, (C) change Section 2.17(b) or (c) in a manner that would alter the manner in which payments are shared, without the written consent of each Purchaser other than as permitted hereunder (provided that it being understood and agreed that any “amend-and-extend” transaction that extends any applicable maturity or termination date only for those Purchasers that agree to such an extension (which extension may include increased pricing and fees for such extending Purchasers, and which extension shall not apply to those Purchasers that do not approve such extension) shall not be deemed to alter the manner in which payments are shared or alter any other pro rata sharing of payments), (D) change any of the provisions of this Section or the definition of “Required Purchasers”, or any other provision of any Notes Document specifying the number or percentage of Purchasers required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Purchaser, or the principal amount of the Notes that the Purchasers are to purchase pursuant to the Commitment Schedule upon the satisfaction of the conditions to effectiveness that appear in Article IV, (E) release all or substantially all of the Guarantors from their obligation under the Notes Party Guaranty (except as otherwise permitted herein or in the other Notes Documents), without the written consent of each Purchaser, (F) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, or (G) extend, postpone or change the Commitment of any Purchaser, without the written consent of each Purchaser; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. The Administrative Agent may also amend the Commitment Schedule to reflect assignments and other transactions entered into pursuant to Section 10.04. Notwithstanding the above, the Administrative Agent may (and each other Secured Party by accepting the benefits of the Collateral hereby authorizes the Administrative Agent to) enter into the First Lien Intercreditor Agreement and the Collateral Documents (including any additional Collateral Documents at any time).

(c) The Purchasers hereby irrevocably authorize the Administrative Agent to, and the Administrative Agent hereby agrees with the Issuers that it shall (so long as no Event of Default has occurred and is continuing), release any Liens granted to the Administrative Agent by the Notes Parties on any Collateral (i) upon the Payment in Full (other than payment and satisfaction of Unliquidated Obligations), (ii) constituting property being sold or disposed of if the Issuers certify to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to any Notes Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Purchasers pursuant to Article VII. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Notes Parties in respect of) all interests retained by the Notes Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral and the Administrative Agent shall not be required to execute any such release on terms which, in the Administrative Agent’s reasonable opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty.

(d) Notwithstanding Section 10.02(b), (i) this Agreement and any other Notes Document may be amended with the written consent of the Required Purchasers, Purchasers providing one or more additional credit facilities, the Administrative Agent and the Issuers (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Notes Documents with the Notes and other extensions of credit hereunder and the accrued interest and fees in respect thereof, (y) to reasonably and appropriately include the Purchasers holding such credit facilities in any determination of the Required Purchasers and (z) to make such other technical amendments as are reasonably deemed appropriate by the Administrative Agent and the Issuers in connection with the foregoing, and (ii) any waiver, amendment or modification of any commitment letter or fee letter, if any, may be effected by an agreement or agreements in writing entered into only by the parties thereto.

(e) The Administrative Agent shall not be bound to follow or agree to any amendment or supplement to this Agreement (including, without limitation, any Benchmark Replacement Conforming Changes) that would increase or materially change or affect the duties, obligations or liabilities of the Administrative Agent (including without limitation the imposition or expansion of discretionary authority), or reduce, eliminate, limit or otherwise change any right, privilege or protection of the Administrative Agent, or would otherwise materially and adversely affect the Administrative Agent, in each case in its reasonable judgment, without such party’s express written consent.

(f) Notwithstanding anything to the contrary in this Section, if the Required Purchasers and the Issuers shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Notes Documents, then the Administrative Agent and the Issuers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Notes Document.

(g) The Issuers will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser as consideration for or as an inducement to the entering into by such Purchaser of any waiver or amendment of any of the terms and provisions hereof or of any other Notes Document unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Purchaser even if such Purchaser did not consent to such waiver or amendment.

(h) Any consent given pursuant to this Section 10.02 or other Notes Document by a Purchaser that has transferred or has agreed to transfer its Note to (i) any Issuer, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with an Issuer and/or any of its Affiliates, in each case in connection with such consent, shall be void and of no force or effect except solely as to such Purchaser, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other Purchasers that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 10.03 Expenses; Indemnity; Damage Waiver.

(a) The Issuers shall jointly and severally pay (i) all reasonable out of pocket expenses incurred by each of the Administrative Agent and the Purchasers, including the reasonable fees, and documented disbursements of one counsel for the Administrative Agent and one counsel for the Purchasers, in connection with the distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Notes Documents or any amendments, modifications or waivers of the provisions of the Notes Documents (whether or not the transactions contemplated hereby or thereby shall be consummated, and including without limitation costs and expenses incurred in connection with appraisals (provided that the Issuers shall be liable for the cost of such appraisals only if such appraisals are required by applicable law or regulation or required by the Administrative Agent or the Required Purchasers after the occurrence and during the continuance of an Event of Default), insurance reviews, field examinations (internal and external fees and charges, provided that, if no Event of Default has occurred and is continuing, the (A) Issuers shall not be liable for the costs and expenses of more than four floor plan field examinations in any Fiscal Year or more than one such collateral field examination in any Fiscal Year, and (B) Administrative Agent shall not perform any independent field examinations so long as a copy of each field examination prepared by or for the First Lien Administrative Agent has been provided to Administrative Agent to satisfy the foregoing requirements), appraisals (provided that, if no Event of Default has occurred and is continuing, (A) the Issuers shall not be liable for the cost of more than one equipment appraisal in any Fiscal Year or more than such real property appraisals determined to be legally necessary by the Required Purchasers, and (B) Administrative Agent shall not perform any independent appraisals so long as a copy of each field appraisal prepared by or for the First Lien Administrative Agent has been provided to Administrative Agent to satisfy the foregoing requirements), filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens; sums paid or incurred to take any action required of any Notes Party under the Notes Documents that such Notes Party fails to pay or take; and costs and expenses of preserving and protecting the Collateral), and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Purchaser, including the fees, and documented disbursements of any counsel for the Administrative Agent or any Purchaser, in connection with the enforcement, collection or protection of its rights in connection with the Notes Documents, including its rights under this Section, or in connection with the Notes purchased issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Notes.

(b) The Issuers, jointly and severally, shall indemnify the Administrative Agent and each Purchaser, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims (whether brought by the Issuers or any other party), damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution, enforcement or delivery of the Notes Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Note or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Notes Party or a Subsidiary, or any Environmental Liability related in any way to a Notes Party or a Subsidiary, (iv) the failure of a Notes Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by such Notes Party for Taxes pursuant to Section 2.16, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by any Notes Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 10.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent that any Notes Party fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent or Related Party thereof) under paragraph (a) or (b) of this Section, each Purchaser severally agrees to pay to the Administrative Agent (or any Related Party thereof), as the case may be, such Purchaser’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Issuers’ failure to pay any such amount shall not relieve the Issuers of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, no Notes Party shall assert, and each Notes Party hereby waives, any claim against any Indemnitee, (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Notes Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Note or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Notes Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

Section 10.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Issuer may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Purchaser (and any attempted assignment or transfer by any Issuer without such consent shall be null and void) and (ii) no Purchaser may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Purchasers) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Purchaser may assign to one or more assignees (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Notes at the time owing to it).

(ii) Assignments shall be subject to the following additional conditions:

(A) [reserved];

(B) [reserved];

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Electronic System as to which the Administrative Agent and the parties to the Assignment and Assumption are participants;

(D) the assignee, if it shall not be a Purchaser, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all purchaser-level information (which may contain material non-public information about the Notes Parties and their affiliates, the Notes Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E) the assignee may not be a Notes Party or any Affiliate of a Notes Party or a holder of Subordinated Debt.

For the purposes of this Section 10.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Purchaser, (b) an Affiliate of a Purchaser or (c) an entity or an Affiliate of an entity that administers or manages a Purchaser.

“Ineligible Institution” means a (a) natural person, (b) company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (i) has not been established for the primary purpose of acquiring any Notes, (ii) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (iii) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business or (c) a Notes Party or a Subsidiary or other Affiliate of a Notes Party.

(iii) From and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Purchaser under this Agreement, and the assigning Purchaser thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Purchaser’s rights and obligations under this Agreement, such Purchaser shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16 and 10.03).

(iv) [reserved].

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Purchaser and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Electronic System as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Purchaser hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Purchaser or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.17(c) or 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) [reserved].

(d) Any Purchaser may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Purchaser, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Purchaser from any of its obligations hereunder or substitute any such pledgee or assignee for such Purchaser as a party hereto.

Section 10.05 Survival. All covenants, agreements, representations and warranties made by the Notes Parties in the Notes Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Notes Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Notes Documents and the purchasing of any Notes, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Purchaser may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Note or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.14, 2.16 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Notes or the termination of this Agreement or any other Notes Document or any provision hereof or thereof.

Section 10.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Notes Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf, or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent.

Section 10.07 Severability. Any provision of any Notes Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Purchaser and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Purchaser or Affiliate to or for the credit or the account of any Notes Party against any of and all the Secured Obligations held by such Purchaser, irrespective of whether or not such Purchaser shall have made any demand under the Notes Documents and although such obligations may be unmatured. The applicable Purchaser shall notify the Issuers and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Purchaser under this Section are in addition to other rights and remedies (including other rights of setoff) which such Purchaser may have.

Section 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE OTHER NOTES DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

(b) Each of the Purchasers and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Notes Document, any claims brought against the Administrative Agent by any Secured Party relating to this Agreement, any other Notes Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the laws of the State of New York without regard to conflict of laws principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law) thereof.

(c) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any court of the State of New York and of the United States District Court of the State, County and City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Notes Document and the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Notes Document shall affect any right that the Administrative Agent or any Purchaser may otherwise have to bring any action or proceeding relating to this Agreement or any other Notes Document against the Issuers or their properties in the courts of any jurisdiction.

(d) Each Issuer hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Notes Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Notes Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER NOTES DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12 Confidentiality.

(a) Each of the Administrative Agent and the Purchasers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, trustees, officers, employees, actual and prospective investors, and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Notes Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Notes Party and its obligations, (g) with the prior consent of the Issuers, (h) to any bona fide or potential assignee or transferee in connection with the contemplated assignment or transfer by such Purchaser of any Notes, provided such potential assignees or transferees are advised of and agree to be bound by the provisions of this Section 10.12, or (i) to the extent such Information becomes (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Purchaser on a non-confidential basis from a source other than the Issuers. For the purposes of this Section, “Information” means all information received from any Issuer or any Person on any Issuer’s behalf with respect to any Notes Party or any of its or their business, other than any such information that is available to the Administrative Agent or any Purchaser on a non-confidential basis prior to disclosure by any Issuer or such Person and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Issuers or such Person after the date of this Agreement, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information; provided, further, that information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry shall be excluded from this definition of “Information”.

(b) The Issuers hereby acknowledge that (i) the Administrative Agent will make available to the Purchasers materials and/or information provided by or on behalf of the Issuers hereunder (collectively, “Issuer Materials”) by posting the Issuer Materials on an Electronic System, and (ii) certain of the Purchasers may be “public-side” Purchasers (i.e., Purchasers that do not wish to receive material non-public information with respect to the Issuers or their securities) (each, a “Public Purchaser”). The Issuers hereby agree that it will use commercially reasonable efforts to identify that portion of the Issuer Materials that may be distributed to the Public Purchasers and that (A) all such Issuer Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof, (B) by marking Issuer Materials “PUBLIC,” the Issuers shall be deemed to have authorized the Administrative Agent and the Purchasers to treat such Issuer Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Issuers or their securities for purposes of United States federal and state securities laws, (C) all Issuer Materials marked “PUBLIC” are permitted to be made available through a portion of the Electronic System designated “Public Investor” and (D) the Administrative Agent shall be entitled to treat any Issuer Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Electronic System not designated “Public Investor.” Notwithstanding the foregoing, all Notes Documents, all financial statements and information delivered pursuant to Section 5.01(a) and (b), shall be deemed to be marked “PUBLIC,” unless the Issuers notify the Administrative Agent promptly that any such document contains material non-public information. It is understood and agreed that the Issuers will provide Public Purchasers with a compliance certificate (as required by Section 5.01(c)) that are not populated with the actual ratio calculations and that merely provide a certification of compliance or non-compliance.

(c) THE ELECTRONIC SYSTEM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE ELECTRONIC SYSTEM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE ELECTRONIC SYSTEM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY PURCHASER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 10.13 Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Purchasers hereunder are several and not joint and the failure of any Purchaser to make any Note or perform any of its obligations hereunder shall not relieve any other Purchaser from any of its obligations hereunder. Each Purchaser hereby represents that it is not relying on or looking to any margin stock for the repayment of the Notes provided for herein. Anything contained in this Agreement to the contrary notwithstanding, no Purchaser shall be obligated to extend credit to the Issuers in violation of any Requirement of Law.

Section 10.14 USA PATRIOT Act. Each Purchaser that is subject to the requirements of the USA PATRIOT Act hereby notifies each Notes Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Notes Party, which information includes the name and address of such Notes Party and other information that will allow such Purchaser to identify such Notes Party in accordance with the USA PATRIOT Act.

Section 10.15 Interest Rate Limitation. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Notes made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Notes made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Issuers shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Purchasers and Issuers to conform strictly to any applicable usury laws. Accordingly, if any Purchaser contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Purchaser’s option be applied to the outstanding amount of the Notes made hereunder or be refunded to Issuer. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Purchaser exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

Section 10.16 [Reserved].

Section 10.17 [Reserved].

Section 10.18 Appointment for Perfection. Each Purchaser hereby appoints each other Purchaser as its agent for the purpose of perfecting Liens, for the benefit of the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Purchaser (other than the Administrative Agent) obtain possession of any such Collateral, such Purchaser shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 10.19 [Reserved].

Section 10.20 Marketing Consent.

(a) The Issuers hereby authorize the Purchasers and their Affiliates, at their respective sole expense, but without any prior approval by any Issuer, to include the Issuers’ name and logo in advertising slicks posted on its internet site, in pitchbooks or sent in mailings to prospective customers, to issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of the logos of one or more of the Notes Parties) (collectively, “Trade Announcements”), and to give such other publicity to this Agreement as each may from time to time determine in its sole discretion. The foregoing authorization shall remain in effect unless the Issuer Representative notifies the Purchasers in writing that such authorization is revoked.

(b) No Notes Party shall issue any Trade Announcement, except (i) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission and then, in any event, such Notes Party will consult with such Purchaser before issuing such Trade Announcement or (ii) with the prior written consent of the Purchasers.

Section 10.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Notes Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Notes Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Notes Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 10.22 No Fiduciary Duty, etc. Each Issuer acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Notes Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Issuers with respect to the Notes Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, any Issuer or any other person. Each Issuer agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Issuer acknowledges and agrees that no Credit Party is advising any Issuer as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Issuers shall consult with their own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to any Issuer with respect thereto.

Each Issuer further acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Credit Party, together with its affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Issuers and other companies with which the Issuers may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, each Issuer acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Issuers may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from any Issuer by virtue of the transactions contemplated by the Notes Documents or its other relationships with the Issuers in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Issuer also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Notes Documents, or to furnish to any Issuer, confidential information obtained from other companies.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALTA ENTERPRISES, LLC
ALTA CONSTRUCTION EQUIPMENT ILLINOIS, LLC
ALTA INDUSTRIAL EQUIPMENT MICHIGAN, LLC
ALTA HEAVY EQUIPMENT SERVICES, LLC
NITCO, LLC
ALTA INDUSTRIAL EQUIPMENT COMPANY, L.L.C.
ALTA CONSTRUCTION EQUIPMENT, L.L.C.
ALTA CONSTRUCTION EQUIPMENT FLORIDA, LLC

By:	/s/ Ryan Greenawalt
Name:	Ryan Greenawalt
Title:	Manager of each of the above, on behalf of each of the above

ALTA EQUIPMENT HOLDINGS, INC.

By:	/s/ Ryan Greenawalt
Name:	Ryan Greenawalt
Title:	President

[Signature Page to Note Purchase Agreement – Alta]

B. RILEY PRINCIPAL MERGER CORP.

By:	/s/ Daniel Shribman
Name:	Daniel Shribman
Title:	Chief Financial Officer

Signature Page to Note Purchase Agreement

U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ Alexandra Rhyne
Name:	Alexandra Rhyne
Title:	Assistant Vice President

Signature Page to Note Purchase Agreement

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
By: Barings LLC, as Investment Adviser

By:	/s/ George Stone
Name:	George Stone
Title:	Managing Director

[Signature Page to Note Purchase Agreement – Alta]

SOF INVESTMENTS II, L.P.

By:	/s/ Kenneth Gerold
Name:	Kenneth Gerold
Title:	Authorized Signatory

[Signature Page to Note Purchase Agreement – Alta]

CONTINENTAL GENERAL INSURANCE COMPANY
By:	Continental Insurance Group Ltd.,
on behalf of Continental General Insurance Company as Manager under the Investment Management Agreement dated January 1, 2017

	By:	/s/ David Watters
	Name:	David Watters
	Title:	Authorized Signatory

[Signature Page to Note Purchase Agreement – Alta]

HAWKEYE CAPITAL MANAGEMENT

By:	/s/ Richard Rubin
Name:	Richard Rubin
Title:	Managing Member of Hawkeye Capital Management, LLC the Investment Manager of Hawkeye Capital Master

[Signature Page to Note Purchase Agreement – Alta]

CM FINANCE SPV LTD.

By:	/s/ Rocco DelGuercio
Name:	Rocco DelGuercio
Title:	Authorized Signatory

[Signature Page to Note Purchase Agreement – Alta]

Monroe Capital Corporation

By:	/s/ Kyle Asher
Name:	Kyle Asher
Title:	Managing Director

MC Income Plus Financing SPV LLC

By:	/s/ Kyle Asher
Name:	Kyle Asher
Title:	Managing Director

Monroe Capital Private Credit Fund III LP

By:	/s/ Kyle Asher
Name:	Kyle Asher
Title:	Managing Director

Monroe Capital Private Credit Fund III Financing SPV LLC

By:	/s/ Kyle Asher
Name:	Kyle Asher
Title:	Managing Director

Monroe Capital Private Credit Fund III (Unleveraged) LP

By:	/s/ Kyle Asher
Name:	Kyle Asher
Title:	Managing Director

[Signature Page to Note Purchase Agreement – Alta]

MC Financing SPV I, LLC

By:	/s/ Kyle Asher
Name:	Kyle Asher
Title:	Managing Director

Monroe Capital Opportunistic Private Credit Master Fund SCSp

By:	/s/ Kyle Asher
Name:	Kyle Asher
Title:	Managing Director

[Signature Page to Note Purchase Agreement – Alta]

SCHEDULES

to

NOTE PURCHASE AGREEMENT

dated as of

February 3, 2020

among

B. RILEY PRINCIPAL MERGER CORP. (to be renamed ALTA EQUIPMENT GROUP INC.),

ALTA EQUIPMENT HOLDINGS, INC.,

ALTA ENTERPRISES, LLC,

ALTA CONSTRUCTION EQUIPMENT ILLINOIS, LLC,

ALTA HEAVY EQUIPMENT SERVICES, LLC,

ALTA INDUSTRIAL EQUIPMENT MICHIGAN, LLC,

ALTA CONSTRUCTION EQUIPMENT, L.L.C.

ALTA INDUSTRIAL EQUIPMENT COMPANY, L.L.C.,

NITCO, LLC,

and

ALTA CONSTRUCTION EQUIPMENT FLORIDA, LLC,

as Issuers

The Purchasers Party Thereto

and

U.S. BANK NATIONAL ASSOCIATION,

as Administrative Agent

Reference is made to the NOTE PURCHASE AGREEMENT identified above (the “Agreement”). Unless otherwise defined, or the context otherwise clearly requires, terms defined in the Agreement shall have such meanings when used herein.

Schedule-i

SCHEDULE 3.05

NOTES PARTIES

Subsidiaries of Alta Group:

Notes Party	Ownership	Subsidiaries
Alta Group	33.9% to 47.04% by Public Stockholders 20.45% to 16.38% by Initial Stockholders and Affiliates 11.71% to 14.62% by Non-Affiliate PIPE Investors 24.87% to 31.04% by Alta Equityholders	Alta Equipment Holdings, Inc.; Alta Enterprises, LLC
Alta Equipment Holdings, Inc.	100% owned by Alta Group	Alta Enterprises, LLC
Alta Enterprises, LLC	68.33% owned by Alta Group 31.67% owned by Alta Equipment Holdings, Inc.

Alta Construction Equipment Illinois, LLC; Alta Heavy Equipment Services, LLC;

Alta Industrial Equipment Michigan, LLC; Alta Construction Equipment, L.L.C.;

Alta Industrial Equipment Company, L.L.C.; NITCO, LLC; and Alta Construction Equipment Florida, LLC

Alta Construction Equipment Illinois, LLC	100% owned by Alta Enterprises, LLC	None.
Alta Heavy Equipment Services, LLC	100% owned by Alta Enterprises, LLC	None.
Alta Industrial Equipment Michigan, LLC	100% owned by Alta Enterprises, LLC	None.
Alta Construction Equipment, L.L.C.	100% owned by Alta Enterprises, LLC	None.
Alta Industrial Equipment Company, L.L.C.	100% owned by Alta Enterprises, LLC	None.
NITCO, LLC	100% owned by Alta Enterprises, LLC	None.
Alta Construction Equipment Florida, LLC	100% owned by Alta Enterprises, LLC	None.

Schedule-1

SCHEDULE 3.06

DISCLOSED MATTERS

None.

Schedule-2

SCHEDULE 3.17

SUBORDINATED DEBT DOCUMENTS

1.	Marysa L. Greenawalt Separate Property Trust UAD 7/9/2009, which will be paid off and terminated on the Effective Date.
a.	Unsecured Subordinated Non-Negotiable Promissory Note dated as of December 27, 2017 issued to Marysa L. Greenawalt Separate Property Trust UAD 7/9/2009 by Alta Enterprises, LLC.
b.	Subordination Agreement dated as of December 27, 2017 by and among Marysa L. Greenawalt Separate Property Trust UAD 7/9/2009, Alta Enterprises, LLC, the First Lien Administrative Agent, and Goldman Sachs Specialty Lending Group, L.P., as the Second Lien Notes Representative.

2.	Nathan G. Greenawalt Separate Property Trust UAD 6/17/2009, which will be paid off and terminated on the Effective Date.
a.	Unsecured Subordinated Non-Negotiable Promissory Note dated as of December 27, 2017 issued to Nathan G. Greenawalt Separate Property Trust UAD 6/17/2009 by Alta Enterprises, LLC.
b.	Subordination Agreement dated as of December 27, 2017 by and among Nathan G. Greenawalt Separate Property Trust UAD 6/17/2009, Alta Enterprises, LLC, the First Lien Administrative Agent, and Goldman Sachs Specialty Lending Group, L.P., as the Second Lien Notes Representative.

3.	Darrin J. Greenawalt Separate Property Trust, which will be paid off and terminated on the Effective Date.
a.	Unsecured Subordinated Non-Negotiable Promissory Note dated as of December 27, 2017 issued to Darrin J. Greenawalt Separate Property Trust by Alta Enterprises, LLC.
b.	Subordination Agreement dated as of December 27, 2017 by and among Darrin J. Greenawalt Separate Property Trust, Alta Enterprises, LLC, the First Lien Administrative Agent, and Goldman Sachs Specialty Lending Group, L.P., as the Second Lien Notes Representative

4.	Greenawalt QSST TRUST, which will be paid off and terminated on the Effective Date.
a.	Subordination Agreement dated as of December 27, 2017 by and among Greenawalt QSST TRUST, Alta Enterprises, LLC, the First Lien Administrative Agent, and Goldman Sachs Specialty Lending Group, L.P., as the Second Lien Notes Representative.
b.	Unsecured Subordinated Non-Negotiable Promissory Note dated as of December 27, 2017 issued to Greenawalt QSST TRUST FBO Darrin J. Greenawalt by Alta Enterprises, LLC.
c.	Unsecured Subordinated Non-Negotiable Promissory Note dated as of December 27, 2017 issued to Greenawalt QSST TRUST FBO Marysa L. Greenawalt by Alta Enterprises, LLC.
d.	Unsecured Subordinated Non-Negotiable Promissory Note dated as of December 27, 2017 issued to Greenawalt QSST TRUST FBO Nathan G. Greenawalt by Alta Enterprises, LLC.

5.	Amended and Restated ABL First Lien Intercompany Subordination Agreement entered into on or prior to the Effective Date by the Notes Parties in favor of the First Lien Administrative Agent.

6.	Intercompany Subordination Agreement dated as of December 27, 2017 by and among Alta Enterprises, LLC, a Michigan limited liability company, Alta Construction Equipment Illinois, LLC, a Michigan limited liability company, Alta Heavy Equipment Services, LLC, a Michigan limited liability company, Alta Industrial Equipment Michigan, LLC, a Michigan limited liability company, Alta Construction Equipment, L.L.C., a Michigan limited liability company, Alta Industrial Equipment Company, L.L.C., a Michigan limited liability company in favor of Goldman Sachs Specialty Lending Group, L.P, which will be terminated on the Effective Date.

Schedule-3

7.	Intercompany Subordination Agreement entered into on or prior to the Effective Date by the Notes Parties in favor of the Administrative Agent.

8.	Amended and Restated Floor Plan First Lien Intercompany Subordination Agreement entered into on or prior to the Effective Date by and between Floor Plan Administrative Agent and the Notes Parties.

9.	Due to the Notes Parties’ shared banking relationship, each Notes Party generates intercompany due to or due from balances. Intercompany due to and due from balances at 11/30/19 were as follows:

Operating company	12/31/19 intercompany due to balance	12/31/19 intercompany due from balance
Alta Enterprises	$0	$24,543,687
Alta Equipment Company Michigan, LLC	$24,543,687	$101,085,388
Alta Construction Equipment, LLC	$39,411,395	$112,911
Alta Industrial Equipment Company, LLC	$1,203,224	$7,401
Alta Construction Equipment Illinois, LLC	$36,659,714	$6,445,820
Alta Heavy Equipment Services	$4,642,009	$4,642,009
Nitco, LLC.	$30,377,187	$0
Total	$136,837,216	$136,837,216

Schedule-4

SCHEDULE 3.20

MATERIAL AGREEMENTS

1.	The following contracts with Volvo Construction Equipment North America, Inc.:

a.	Dealer Agreement dated February 2, 2010, between Volvo Construction Equipment North America, Inc. and Alta Construction Equipment, L.L.C.;

b.	Dealer Agreement dated January 5, 2018, by and between Volvo Construction Equipment North America, LLC and Alta Construction Equipment Illinois, LLC (Illinois); and

c.	Dealer Agreement dated January 5, 2018, by and between Volvo Construction Equipment North America, LLC and Alta Construction Equipment Illinois, LLC (Indiana).

2.	Dealer Agreement dated April 29, 2019 by and between Hyster-Yale Group, Inc. and Alta Enterprises, LLC, Alta Industrial Equipment Michigan, LLC, Alta Industrial Equipment Company, LLC, and NITCO, LLC.

3.	The following contracts with Takeuchi Manufacturing (U.S.), LTD.:

a.	Dealer Agreement dated March 2, 2018 between Alta Construction Equipment, LLC and Takeuchi Manufacturing (U.S.), LTD.;

b.	Sales Terms and Condition dated January 1, 2016 between Takeuchi Mfg. (U.S.) Ltd. And Alta Equipment;

c.	Dealer Agreement dated in 2018, by and between Alta Construction Equipment Illinois, LLC and Takeuchi Mfg. (U.S.) Ltd.; and

d.	Alta Equipment New Territory Proposal (Illinois) dated June 1, 2018, by Takeuchi Mfg. (U.S.) Ltd.

4.	The following Contracts with JCB, Inc.:

a.	JCB Access Agreement (CT) dated October 2, 2017 between JCB, Inc. and NITCO (as successor to Northland Industrial Trucking Co. Inc.);
b.	Construction Agreement dated April 20, 2016 between JCB, Inc. and NITCO (as successor to Northland Industrial Trucking Co. Inc.);
c.	JCB Access Agreement (MA) dated October 2, 2017 between JCB, Inc. and NITCO (as successor to Northland Industrial Trucking Co. Inc.);
d.	Construction Agreement dated in 2013 between JCB, Inc. and NITCO (as successor to Northland Industrial Trucking Co. Inc.);
e.	JCB Access Agreement (ME) dated October 2, 2017 between JCB, Inc. and NITCO (as successor to Northland Industrial Trucking Co. Inc.);
f.	JCB Access Agreement (NH) dated October 2, 2017 between JCB, Inc. and NITCO (as successor to Northland Industrial Trucking Co. Inc.); and

g.	JCB Access Agreement (RI) dated October 2, 2017 between JCB, Inc. and NITCO (as successor to Northland Industrial Trucking Co. Inc.)

Schedule-5

5.	The following material dealer agreements were, are or will be assigned from Flagler Construction Equipment, LLC or FlaglerCE Holdings, LLC to Alta Construction Equipment Florida, LLC upon the consummation of the Flagler Acquisition, or new agreements will be entered into by Alta Construction Equipment Florida, LLC on or after the consummation of the Flagler Acquisition:

a.	The following Contracts with Cummins Inc.:
i.	Dealership Agreement, between Cummins Inc. and Flagler Construction Equipment, LLC, 8750 Philips Highway, Jacksonville, FL 32256, dated December 6, 2017;
ii.	Dealership Agreement, between Cummins Inc. and Flagler Construction Equipment, LLC, 5151 Martin Luther King Jr. Boulevard, Fort Meyers, FL 33905, dated December 6, 2017;
iii.	Dealership Agreement, between Cummins Inc. and Flagler Construction Equipment, LLC, 9601 Boggy Creek Road, Orlando, FL 32824, dated December 6, 2017;
iv.	Dealership Agreement, between Cummins Inc. and Flagler Construction Equipment, LLC, 8418 Palm River Road, Tampa, FL 33619, dated December 6, 2017; and
v.	Dealership Agreement, between Cummins Inc. and Flagler Construction Equipment, LLC, 5210 Reese Road, Davie, FL 33314, dated December 6, 2017.

b.	Dealer Agreement between Kolberg-Pioneer, Inc., Johnson Crushers International, Inc., Astec Mobile Screens, Inc., and Flagler Construction Equipment, 8418 Palm River Road, Tampa, FL 33619, dated December 20, 2018 and Addendum.

c.	Dealer Sales and Service Agreement between Volvo Construction Equipment North America, Inc. and Flagler Construction Equipment, LLC, 8418 Palm River Road, Tampa, FL 33619, dated August 22, 2019

d.	The following Contracts with Takeuchi Mfg. (US), Ltd.:

i.	Warranty Terms and Conditions, between Takeuchi Manufacturing (U.S.), Ltd. and Flagler Construction Equipment, LLC, dated January 16, 2017, effective January 1, 2017;
ii.	Warranty Terms and Conditions, between Takeuchi Manufacturing (U.S.), Ltd. and FlaglerCE Holdings, LLC, dated January 28, 2019;
iii.	Sales Terms and Conditions, between Takeuchi Manufacturing (U.S.), Ltd. and Flagler Construction Equipment, LLC, dated January 16, 2017, effective January 1, 2017;
iv.	Dealer Agreement, between Takeuchi Manufacturing (U.S.) Ltd and Flagler Construction Equipment, LLC, dated February 17, 2017; and
v.	Individual Guaranty, between Takeuchi Manufacturing (U.S.) Ltd. (as Secured Party) and Thomas Holmes (as Guarantor).

6.	The following dealer agreements were, are or will be assigned from Liftech Equipment Companies, Inc. to NITCO, LLC upon the consummation of the Liftech Acquisition, or new agreements will be entered into by NITCO, LLC on or after the consummation of the Liftech Acquisition:

a.	Sales & Service Distributor Agreement by and between Doosan Infracore Portable Power and Liftech Equipment Companies, Inc. dated as of April 1, 2019.
b.	Dealer Agreement by and between Hyster-Yale Group, Inc. and Liftech Equipment Companies, Inc. dated as of April 1, 2016.
c.	Authorized North American Distributor Agreement by and between Trackmobile LLC and Liftech Equipment Companies, Inc. dated as of April 16, 2018.
d.	Dealership Agreement (Massachusetts) by and between JCB Inc. and Liftech Equipment Companies, Inc. dated as of October 30, 2017.
e.	Dealership Agreement (New York) by and between JCB Inc. and Liftech Equipment Companies, Inc. dated as of October 30, 2017.
f.	Dealership Agreement (Vermont) by and between JCB Inc. and Liftech Equipment Companies, Inc. dated as of October 30, 2017.
g.	Dealer Agreement by and between Mariotti USA Inc. and Liftech Equipment Companies, Inc. dated as of April 19, 2016.
h.	Distributor Sales and Service Agreement dated June 6, 2005 by and between Liftech Equipment Companies, Inc. and JLG Industries, Inc.

i.	Authorized North American Distributor Agreement by and between Zephir SPA and Liftech Equipment Companies, Inc. dated as of December 15, 2017.

Schedule-6

SCHEDULE 3.21

CAPITALIZATION AND SUBSIDIARIES

Subsidiaries of Alta Group:

Subsidiary	Ownership	Type of Entity
Alta Equipment Holdings, Inc.	100% owned by Alta Group	C Corporation
Alta Enterprises, LLC	68.33% owned by Alta Group 31.67% owned by Alta Equipment Holdings, Inc.	Limited Liability Company
Alta Construction Equipment Illinois, LLC	100% owned by Alta Enterprises, LLC	Limited Liability Company
Alta Heavy Equipment Services, LLC	100% owned by Alta Enterprises, LLC	Limited Liability Company
Alta Industrial Equipment Michigan, LLC	100% owned by Alta Enterprises, LLC	Limited Liability Company
Alta Construction Equipment, L.L.C.	100% owned by Alta Enterprises, LLC	Limited Liability Company
Alta Industrial Equipment Company, L.L.C.	100% owned by Alta Enterprises, LLC	Limited Liability Company
NITCO, LLC	100% owned by Alta Enterprises, LLC	Limited Liability Company
Alta Construction Equipment Florida, LLC	100% owned by Alta Enterprises, LLC	Limited Liability Company

Equity Interest of Alta Group:

Notes Party	Equity Interest	Type of Entity
Alta Group	33.9% to 47.04% by Public Stockholders 20.45% to 16.38% by Initial Stockholders and Affiliates 11.71% to 14.62% by Non-Affiliate PIPE Investors 24.87% to 31.04% by Alta Equityholders	C Corporation

Schedule-7

SCHEDULE 3.24

FIRST LIEN LOAN DOCUMENTS AND FLOOR PLAN LOAN DOCUMENTS

1.	Fifth Amended and Restated ABL First Lien Credit Agreement
2.	Third Amended and Restated ABL First Lien Pledge and Security Agreement
3.	ABL First Lien UCC-1 Financing Statements
4.	Amended and Restated ABL First Lien Patent and Trademark Security Agreement
5.	Amended and Restated ABL First Lien Collateral Assignment of Business Interruption Insurance
6.	ABL First Lien Collateral Assignment of Representation and Warranty Insurance
7.	ABL First Lien Assignment of Purchase Documents (Flagler)
8.	ABL First Lien Assignment of Purchase Documents (Liftech)
9.	Amended and Restated ABL First Lien Guaranty
10.	Amended and Restated ABL First Lien Intercompany Subordination Agreement
11.	ABL First Lien Opening Borrowing Base Certificate
12.	ABL First Lien Initial Borrowing Request/Disbursement Authorizations/Funds Flow
13.	ABL First Lien Borrowing Request form
14.	ABL First Lien Solvency, Acquisition, and Opening Compliance Certificate
15.	ABL First Lien Designated Authority Form
16.	Floor Plan First Lien Credit Agreement
17.	Floor Plan First Lien Pledge and Security Agreement
18.	Floor Plan First Lien UCC-1 Financing Statements
19.	Floor Plan First Lien Patent and Trademark Security Agreement
20.	Floor Plan First Lien Collateral Assignment of Business Interruption Insurance
21.	Floor Plan First Lien Collateral Assignment of Representation and Warranty Insurance
22.	Floor Plan First Lien Assignment of Purchase Documents (Flagler)
23.	Floor Plan First Lien Assignment of Purchase Documents (Liftech)
24.	Floor Plan First Lien Guaranty
25.	Floor Plan First Lien Intercompany Subordination Agreement
26.	Floor Plan First Lien Opening Borrowing Base Certificate
27.	Floor Plan First Lien Initial Borrowing Request/Disbursement Authorizations/Funds Flow
28.	Floor Plan First Lien Borrowing Request form
29.	Floor Plan First Lien Solvency, Acquisition, and Opening Compliance Certificate
30.	Floor Plan First Lien Designated Authority Form
31.	ABL/Floor Plan Intercreditor Agreement
32.	First Lien/Second Lien Intercreditor Agreement
33.	Vendor Floor Plan Financing Intercreditor Agreements
(a)	HYG Financial Services, Inc.
(b)	VFS US LLC
(c)	Terex Financial Services, Inc.
(d)	De Lage Landen Financial Services, Inc.
(e)	Wells Fargo Commercial Distribution Finance, LLC
(f)	PNC Equipment Finance LLC
(g)	Takeuchi Mfg Ltd.
34.	Deposit Account Control Agreement
35.	Collateral Access Agreements
36.	Bailee Waivers
37.	Insurance Certificates and Endorsements
38.	Opinion of counsel for the Borrowers

Schedule-8

39.	Secretary’s Certificates with certified charter documents, operating agreement, good standing certificate, and resolutions attached for each Borrower
(a)	Alta Equipment Group, Inc.
(b)	Alta Equipment Holdings, Inc.
(c)	Alta Enterprises, LLC
(d)	Alta Construction Equipment Illinois, LLC
(e)	Alta Heavy Equipment Services, LLC
(f)	Alta Industrial Equipment Michigan, LLC
(g)	Alta Construction Equipment, L.L.C.
(h)	Alta Industrial Equipment Company, L.L.C.
(i)	NITCO, LLC
(j)	Alta Construction Equipment Florida, LLC
40.	Beneficial Ownership Certificate

Schedule-9

SCHEDULE 3.27

INSURANCE

See attached.

Schedule-10

SCHEDULE 3.29

B. RILEY MERGER / EQUITY TRANSACTIONS

B. Riley Merger/Equity Transactions

On December 12, 2019, B. Riley Principal Merger Corp., a Delaware corporation (“BRPM”), and BRPM’s wholly-owned subsidiary BR Canyon Merger Sub Corp., a Michigan corporation (“Merger Sub”), Alta Holdings and Ryan Greenawalt (“Greenawalt”) entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into Alta Holdings, the separate corporate existence of Merger Sub will thereupon cease, and Alta Holdings will become a wholly-owned subsidiary of BRPM (collectively, the “Acquisition”). Upon the closing of the Acquisition and on the Effective Date BRPM will change its name to “Alta Equipment Group Inc.”

Upon consummation of the Merger, the holder of each share of common stock of Alta Holdings will receive, in respect of such share, such holder’s pro rata the portion of (a) 7,300,000 shares of common stock of BRPM (with an assumed value of $10.00 / share), and (b) $10,050,000 in cash.

Subject to the terms and conditions set forth in the Merger Agreement and the other B. Riley Merger/Equity Transaction Agreements, on the Effective Date BRPM will pay off the existing Indebtedness of Alta Holdings and its Subsidiaries, which is anticipated to be approximately $295 million, and Alta Holdings’s equityholders, which include Greenawalt (the “Sellers”), will receive aggregate consideration with a value equal to $119 million, which will consist of: (a) $43 million in cash, and (b) $76 million of shares of BRPM’s common stock, or 7,600,000 shares valued at $10.00 per share. Sponsor will forfeit 1,470,855 shares of Class B common stock (the “Founder Shares”) to BRPM for cancellation upon the Effective Date.

BRPM will obtain the debt financing (as described below), (a) BRPM will have an aggregate of at least $143 million of cash available from the trust account (the “trust account”) established in connection with BRPM’s initial public offering (the “IPO”) and from equity financing sources, and (b) Alta Group’s Consolidated EBITDA less any noncash gains or losses on the sale of fixed or capital assets offset for gains from the sale of fixed or capital assets calculated (i) at the price at which the applicable Notes Party sold the applicable asset, minus (ii) such Note Party’s initial purchase price of such asset (for the avoidance of doubt, without reducing this clause (ii) for any depreciation or amortization thereof) will be at least $79 million as measured for the Fiscal Year ended December 31, 2019.

Pursuant to a forward purchase agreement, immediately prior to the Effective Date, Sponsor or its Affiliate will purchase $25,000,000 of BRPM’s units at a price of $10.00 per unit, or an aggregate of 2,500,000 units, each comprised of one share of Class A common stock (the “forward purchase shares”) and one-half of one warrant (the “forward purchase warrants”). The forward purchases will be made regardless of whether any shares of Class A common stock are redeemed in connection with Transactions (collectively, the “Equity Financing”).

In addition to the Equity Financing, BRPM has entered into subscription agreements with institutional and accredited investors (the “PIPE investors”), which include Affiliates of Sponsor, on December 12, 2019, pursuant to which such investors will purchase, immediately prior to the Effective Date, an aggregate of $35,000,000 of BRPM’s shares of Class A common stock at a price of $10.00 per share, or an aggregate of 3,500,000 shares of Class A common stock (the “PIPE Financing”), subject to certain conditions, including the approval of the transactions contemplated herein. As an inducement to enter into the subscription agreements, the PIPE investors that are not affiliated with Sponsor will receive an aggregate of 142,895 additional shares of BRPM’s Class A common stock and an aggregate of 1,018,125 of BRPM’s warrants, and, upon the Effective Date, the Sponsor will forfeit an equal number of Founder Shares to BRPM for cancellation and Sponsor or its Affiliates will transfer an equal number of forward purchase warrants to BRPM.

Schedule-11

On the Effective Date, BRPM will acquire the Warrant to purchase membership interest in Alta Enterprises from Goldman Sachs Lending Group L.P. for $29,620,110.

On the Effective Date, BRPM will contribute the remaining IPO proceeds (which the amount of such proceeds will be known after the redemption period closes) to Alta Enterprises in exchange for limited liability company interests of Alta Enterprises.

On the Effective Date, BRPM will transfer cash in the aggregate amount of $2,950,000 to certain key employees of the Issuers in connection with the Acquisition and termination of the Alta Enterprises’s Equity Linked Incentive Plan.

 On the Effective Date, BRPM will obtain credit facilities equal to an aggregate of $310 million (the “Debt Financing”) for the purpose of financing the repayment of existing Indebtedness of Alta Holdings and its Subsidiaries, a portion of the consideration payable under the Merger Agreement, costs and expenses incurred by the parties in connection with the Transactions and general corporate expenditures. Such credit facilities will be comprised of a term loan facility from the Purchasers in an aggregate principal amount of either $155 million or $165 million and an asset-based loan revolving credit facility from the First Lien Lenders in an aggregate principal amount of up to $300 million, of which no more than $148 million will be drawn on the Effective Date.

Concurrently with and contingent upon the Effective Date, NITCO will consummate the Liftech Acquisition and Alta Construction Equipment Florida will consummate the Flagler Acquisition. Each of the Liftech Acquisition and Flagler Acquisition are currently under non-binding letters of intent, for an aggregate purchase price of $95 million, to be funded by the equity and Indebtedness proceeds raised in connection with the Transactions.

The Transactions will be financed and consummated in a manner consistent with the sources and uses set forth below (the “Sources and Uses”).

Sources and Uses ($ in millions)
Sources	No Redemption	Max Redemption
Proceeds from Trust Account	$145	$84
Forward Purchase	25	25
Seller Rollover Equity	76	76
PIPE	35	35
Draw on New Term Loan	155	165
Draw on New ABL	140	148
Total Sources	$576	$533

Uses	No Redemption	Max Redemption
Payoff Existing Alta Holdings and Subsidiaries’ Indebtedness	$295	$295
Cash Proceeds to Seller	43	43
Seller Rollover Equity	76	76
Additional Acquisitions	95	95
Estimated Fees and Expenses	20	20
Excess Cash	62	—
Total Uses	$591	$529

Schedule-12

B. Riley Merger/Equity Transaction Agreements:

1.	Merger Agreement
2.	Ancillary agreements entered into in connection with the Merger Agreement, including the following to be filed or entered into at closing of the Merger Agreement:
a.	Third Amended and Restated Certificate of Incorporation of BRPM
b.	Certificate of Merger to be filed with the Delaware Secretary of State
c.	Letter of Transmittal from the Greenawalt Trust
d.	Company Bringdown Certificate from Alta Holdings
e.	Minimum EBITDA and Maximum Indebtedness Certificate from Alta Holdings
f.	FIRPTA Certificate from Alta Holdings
g.	Participant Release Agreements between Alta Holdings and each key employee receiving a cash payment in connection with the transactions contemplated by the Merger Agreement and the termination of Alta Enterprises’s Equity Linked Incentive Plan
h.	Registration Rights Agreements between Alta Holdings and the Greenawalt Trust
i.	Parent Bringdown Certificate from BRPM
j.	Warrant Purchase Agreement between Alta Enterprises and Goldman Sachs & Co. LLC
k.	Subscription Agreements between BRPM and certain investors
l.	Forward Purchase Agreement between BRPM and certain of its affiliates.

Schedule-13

SCHEDULE 6.01

EXISTING INDEBTEDNESS

Lender	Credit Limit	Description of the Indebtedness/ Underlying Debt Documents
HYG Financial Services, Inc.	Current: $40 Million Limit: $44 Million

Floor Flan Financing Facility

Dealer Financing and Security Agreement dated December 22, 2017 by and among HYG Financial Services, Inc., Alta Industrial Equipment Michigan, LLC, and Alta Industrial Equipment Company, L.L.C.

Volvo Commercial Finance LLC The Americas VFS US LLC	Current: $82.5 Million Limit: $86.6 Million

Floor Flan Financing Facility

-      Floor Plan Financing and Security Agreement dated December 20, 2017 by and between Volvo Financial Services, a Division of VFS US LLC and Alta Construction Equipment Illinois, LLC

-      Floor Plan Financing and Security Agreement dated December 15, 2009 by and between Alta Construction Equipment, LLC and Volvo Financial Services, a Division of VFS US LLC, as amended on December 20, 2017.

Equipment Lease, financed inventory

Terex Financial Services, Inc.	Current: $1 Million Limit: $1.5 Million

Floor Flan Financing Facility

Master Note and Security Agreement dated May 9, 2014 by and between Terex Financial Services, Inc. and Alta Construction Equipment, L.L.C.

Master Note and Security Agreement dated August 10, 2018 by and between Terex Financial Services, Inc. and Alta Construction Equipment Illinois, LLC

De Lage Landen Financial Services, Inc.	Current: $10 Million Limit: $11 Million

Floor Flan Financing Facility

Agreement for Inventory Financing dated December 7, 2017 by and between Alta Construction Equipment, L.L.C., Alta Construction Equipment Illinois, LLC, and De Lage Landen Financial Services, Inc.

Schedule-14

Lender	Credit Limit	Description of the Indebtedness/ Underlying Debt Documents
Wells Fargo Commercial Distribution Finance, LLC	N/A after liquidation to PNC	Floor Flan Financing Facility for JCB equipment (Liquidating to PNC Equipment Finance, LLC)
PNC Equipment Finance, LLC	Current: $19.5 Million Limit: $20.5 Million	Floor Flan Financing Facility for JCB equipment
Link-Belt Construction Equipment Company, L.P.	Current: $4 Million	Extended payable terms from vendor for purchase of parts and equipment Equipment Financing, consigned goods
MB Equipment Finance, LLC, MB Financial Bank, N.A., and all assignors and successors of the foregoing	Current: Collectively, $2,500,000	Equipment on operating lease under a Master Lease Agreement
Landoll Corporation	Current: $1,000,000	Extended payable terms from vendor for purchase of parts and equipment
Exxon Mobile	Current: $100,000	Extended payable terms from vendor for purchase of fuels
JLG Industries, Inc.	Current: $200,000	Extended payable terms from vendor for purchase of parts and equipment
Takeuchi Mfg. (U.S.), Ltd.	Current: $10 Million	Extended payable terms from vendor for purchase of parts and equipment
Manitou America, Inc.	Current: $700,000	Extended payable terms from vendor for purchase of parts and equipment
Terex Financial Services, Inc.	Current: $5 Million	Equipment Lease
LaSalle Systems Leasing, Inc. MB Financial Bank, N.A First Bank of Highland Park	Current: $1 Million	Equipment Lease
HYG Financial Services, Inc.	Current: $6 Million	Equipment Lease
Hyster-Yale Group, Inc.	Current: $1 Million	Financed Inventory
Volvo Construction Equipment North America, LLC	Current: $1 Million	Financed Inventory
JCB, Inc.	Current: $0.5 Million	Financed Inventory

Schedule-15

Lender	Credit Limit	Description of the Indebtedness/ Underlying Debt Documents
Goldman Sachs Specialty Lending Group, L.P.	Current: $71.22 Million

Note Purchase Agreement, dated December 27, 2017, by and among Alta Enterprises, LLC, Alta Construction Equipment Illinois, LLC, Alta Heavy Equipment Services, LLC, Alta Industrial Equipment Michigan, LLC, Alta Construction Equipment, L.L.C.,  Alta Industrial Equipment Company, L.L.C., the Purchasers (as defined in the Note Purchase Agreement) party thereto, and Goldman Sachs Specialty Lending Group, L.P., as amended by that certain Joinder and Third Amendment to Note Purchase Agreement, dated May 1, 2019, adding NITCO, LLC as an Issuer, and as amended by that certain Joinder to Note Purchase Agreement, to be entered into on or prior to the Effective Date, adding Alta Construction Equipment Florida, LLC as an Issuer.

To be terminated on the Effective Date.

C&B Manufacturing Inc. dba Hitchdoc	Credit Limit: $10,000	Extended payable terms from vendor for purchase of parts and equipment
Fair Manufacturing Inc.	Credit Limit: $10,000	Extended payable terms from vendor for purchase of parts and equipment

Schedule-16

SCHEDULE 6.02

EXISTING LIENS

Debtor	Secured Party(ies)	Jurisdiction	Filing Date and File Number
ALTA ENTERPRISES, LLC	Goldman Sachs Specialty Lending Group, L.P., as Notes Representative**	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 12/27/2017 Filing No.: #20171227000660-2
	Fair Manufacturing Inc.	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 10/3/2019 Filing No.: #20191003000509-2
ALTA CONSTRUCTION EQUIPMENT ILLINOIS, LLC	Takeuchi MFG. (U.S.), LTD	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 11/23/2011 Filing No.: #2011165057-2
	De Lage Landen Financial Services, Inc.	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 12/19/2011 Filing No.: #2011176993-9
	VFS US LLC	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 10/11/2017 Filing No: #20171011000862-9
	Goldman Sachs Specialty Lending Group, L.P., as Notes Representative**	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 12/27/2017 Filing No.: #20171227000658-7
	MB Equipment Finance, LLC	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 06/29/2018 Filing No.: #20180629000875-8
	Terex Financial Services, Inc.	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 7/30/2018 Filing No.: #20180730001010-1
	VOLVO CONSTRUCTION EQUIPMENT NORTH AMERICA, LLC, AND ALL ITS SUBSIDIARIES	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 9/27/2018 Filing No.: #20180927000747-5
	ALTA HEAVY EQUIPMENT SERVICES, LLC Goldman Sachs Specialty Lending Group, L.P., as Notes Representative**	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 12/27/2017 Filing No.: #20171227000662-0

Schedule-17

ALTA INDUSTRIAL EQUIPMENT MICHIGAN, LLC	LASALLE SOLUTIONS, A DIVISION OF MB EQUIPMENT FINANCE, LLC	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 11/15/2016 Filing No.: #20161115000241-8
	HYG Financial Services, Inc.	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 12/20/2017 Filing No.: #20171220000470-8
	HYG Financial Services, Inc.	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 12/21/2017 Filing No.: #20171221000356-8
	Goldman Sachs Specialty Lending Group, L.P., as Notes Representative**	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 12/27/2017 Filing No.: #20171227000667-5
	Hyster-Yale Group, Inc.	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 01/12/2018 Filing No.: #20180112000654-2
	HYG Financial Services, Inc.	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 03/13/2018 Filing No.: #20180313000064-2
	MB Equipment Finance, LLC	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 06/29/2018 Filing No.: #20180629000875-8
	HYG Financial Services, Inc.	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 12/29/2018 Filing No.: #20181229000018-2
	Wells Fargo Commercial Distribution Finance, LLC	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 04/16/2019 Filing No.: #20190416000961-1
ALTA CONSTRUCTION EQUIPMENT, L.L.C.	Terex Financial Services, Inc.	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 10/12/2009 Filing No. #2009145134-7
	VFS US LLC	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 12/15/2009 Filing No.: #2009175268-6

Schedule-18

Link-Belt Construction Equipment Company, L.P., LLLP	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 10/06/2010 Filing No.: #2010133701-9
Link-Belt Construction Equipment Company, L.P., LLP	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 10/06/2010 Filing No.: #2010133713-4
TAKEUCHI MFG. (U.S.), LTD	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 11/23/2011 Filing No.: #2011165057-2
De Lage Landen Financial Services, Inc.	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 12/19/2011 Filing No.: #2011176993-9
VFS US LLC	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 12/27/2012 Filing No.: #2012179033-0
VFS US LLC; ET AL	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 08/27/2013 Filing No.: #2013134405-6
JLG INDUSTRIES, INC. for itself and as a representative of certain of its affiliates	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 02/28/2014 Filing No.: #2014029498-7
Terex Financial Services, Inc.	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 05/13/2014 Filing No.: #2014068495-8
Volvo Construction Equipment North America, LLC, and all its subsidiaries	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 12/17/2015 Filing No.: #2015174384-4
C&B Manufacturing Inc., dba Hitchdoc	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 05/16/2016 Filing No.: #2016068080-3
MB Equipment Finance, LLC	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 10/17/2017 Filing No.:#20171017000719-2
Goldman Sachs Specialty Lending Group, L.P., as Notes Representative**	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 12/27/2017 Filing No.:#20171227000659-6

Schedule-19

	MB Equipment Finance, LLC	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 06/29/2018 Filing No.:#2018629000875-8
	ALTA INDUSTRIAL EQUIPMENT COMPANY, L.L.C. HYG Financial Services, Inc.	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 12/20/2017 Filing No.: #20171220000455-9
	HYG Financial Services, Inc.	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 12/21/2017 Filing No.: #20171221000357-7
	GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., AS NOTES REPRESENTATIVE**	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 12/27/2017 Filing No.: #20171227000665-7
	HYSTER-YALE GROUP, INC.	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 01/12/2018 Filing No.: #20180112000650-6
	MB EQUIPMENT FINANCE, LLC	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 06/29/2018 Filing No.: #20180629000875-8
	WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 04/16/2019 Filing No.: #20190416000971-8
NITCO, LLC	WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 03/28/2019 Filing Number: #20190328000781-3
	HYG FINANCIAL SERVICES, INC.	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 03/28/2019 Filing No.: #20190328000785-9

Schedule-20

	JCB, INC.	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 04/25/2019 Filing No.: #20190425000585-3
	GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., AS NOTES REPRESENTATIVE**	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 05/01/2019 Filing No.: #20190501000548-1
	LANDOLL CORPORATION	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 05/20/2019 Filing No.: #20190520000053-3
	JLG INDUSTRIES, INC. FOR ITSELF AND AS A REPRESENTATIVE OF CERTAIN OF ITS AFFILIATES	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 05/31/2019 Filing No.: #20190531000764-8
	HYSTER-YALE GROUP, INC.	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 06/14/2019 Filing No.: #20190614000507-7
	HYG FINANCIAL SERVICES, INC.	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 07/11/2019 Filing No.: #20190711000355-8
	HYG FINANCIAL SERVICES, INC.	MI	Initial Filing: UCC-1 Financing Statement Filing Date: 08/20/2019 Filing No.: #20190820000465-1
ALTA CONSTRUCTION EQUIPMENT FLORIDA, LLC (including liens filed on Flagler assets)	Axis Capital, Inc.	DE	Initial Filing: UCC-1 Financing Statement Filing Date: 03/10/2016 Filing No.: #20161458676 [Lien to be Terminated in connection with consummation of the Flagler Acquisition]

	Amur Equipment Finance, Inc.	DE	Initial Filing: UCC-1 Financing Statement Filing Date: 02/23/2017 Filing No.: #20171232328 [Lien to be Terminated in connection with consummation of the Flagler Acquisition]

Schedule-21

Everbank Commercial Finance, Inc.	DE	Initial Filing: UCC-1 Financing Statement Filing Date: 01/16/2018 Filing No.: #20180352332
PNC Equipment Finance, LLC	DE	Initial Filing: UCC-1 Financing Statement Filing Date: 04/10/2019 Filing No.: #20192485477 [Lien to be Terminated in connection with consummation of the Flagler Acquisition]
VFS US LLC	DE	Initial Filing: UCC-1 Financing Statement Filing Date: 04/13/2004 Filing No.: #20041043811 [Lien to be Terminated in connection with consummation of the Flagler Acquisition]
GE Commercial Distribution Finance Corporation	DE	Initial Filing: UCC-1 Financing Statement Filing Date: 6/27/2005 Filing No.: #20051975417 [Lien to be Terminated in connection with consummation of the Flagler Acquisition]
Red Iron Acceptance, LLC	DE	Initial Filing: UCC-1 Financing Statement Filing Date: 3/29/2013 Filing No.: #20131210252 [Lien to be Terminated in connection with consummation of the Flagler Acquisition]
USAmeriBank	DE	Initial Filing: UCC-1 Financing Statement Filing Date: 12/24/2013 Filing No.: #20135101978 [Lien to be Terminated in connection with consummation of the Flagler Acquisition]

Schedule-22

Susquehanna Commercial Finance, Inc.	DE	Initial Filing: UCC-1 Financing Statement Filing Date: 2/28/2014 Filing No.: #20140787077 [Lien to be Terminated in connection with consummation of the Flagler Acquisition]
Takeuchi Mfg. (U.S.), Ltd.	DE	Initial Filing: UCC-1 Financing Statement Filing Date: 7/16/2014 Filing No.: #20142822021 [Lien to be Terminated in connection with consummation of the Flagler Acquisition]
Volvo Construction Equipment North America, LLC and all its subsidiaries	DE	Initial Filing: UCC-1 Financing Statement Filing Date: 2/11/2016 Filing No.: #20160849537 [Lien to be Terminated in connection with consummation of the Flagler Acquisition]
USAmeriBank	DE	Initial Filing: UCC-1 Financing Statement Filing Date: 6/20/2016 Filing No.: #20163696109 [Lien to be Terminated in connection with consummation of the Flagler Acquisition]
M2 Lease Funds LLC	DE	Initial Filing: UCC-1 Financing Statement Filing Date: 2/02/2017 Filing No.: #20170748563 [Lien to be Terminated in connection with consummation of the Flagler Acquisition]
Summit Funding Group, Inc.	DE	Initial Filing: UCC-1 Financing Statement Filing Date: 2/21/2017 Filing No.: #20171160834 [Lien to be Terminated in connection with consummation of the Flagler Acquisition]
Amur Equipment Finance, Inc.	DE	Initial Filing: UCC-1 Financing Statement Filing Date: 2/23/2017 Filing No.: #20171232328 [Lien to be Terminated in connection with consummation of the Flagler Acquisition]

Schedule-23

TCF Equipment Finance, a division of TCF National Bank	DE	Initial Filing: UCC-1 Financing Statement Filing Date: 6/28/2017 Filing No.: #20174265234
International Equipment Solutions, LLC	DE	Initial Filing: UCC-1 Financing Statement Filing Date: 8/09/2017 Filing No.: #20175281503 [Lien to be Terminated in connection with consummation of the Flagler Acquisition]
TCF Equipment Finance, a division of TCF National Bank	DE	Initial Filing: UCC-1 Financing Statement Filing Date: 1/31/2018 Filing No.: #20180723961
VFS Leasing Co.	DE	Initial Filing: UCC-1 Financing Statement Filing Date: 3/09/2018 Filing No.: #20181640396 [Lien to be Terminated in connection with consummation of the Flagler Acquisition]
Toyota Industries Commercial Finance, Inc.	DE	Initial Filing: UCC-1 Financing Statement Filing Date: 7/11/2019 Filing No.: #20194797358 [Lien to be Terminated in connection with consummation of the Flagler Acquisition]
Toyota Industries Commercial Finance, Inc.	DE	Initial Filing: UCC-1 Financing Statement Filing Date: 10/03/2019 Filing No.: #20196908391 [Lien to be Terminated in connection with consummation of the Flagler Acquisition]

**	The Liens filed by Goldman Sachs Specialty Lending Group, L.P., as Notes Representative will be terminated on the Effective Date.

Schedule-24

SCHEDULE 6.04

EXISTING INVESTMENTS

None.

Schedule-25

SCHEDULE 6.13(e)

HISTORICAL EBITDA, CAPITAL EXPENDITURES AND FIXED CHARGES

See attached.

Schedule-26

EXHIBIT A

TO NOTE PURCHASE AGREEMENT

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Note Purchase Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Note Purchase Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) the Notes described below; (ii) all of the Assignor’s rights and obligations in its capacity as a Purchaser under the Note Purchase Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below; and (iii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Purchaser) against any Person, whether known or unknown, arising under or in connection with the Note Purchase Agreement, any other documents or instruments delivered pursuant thereto or the transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (ii) above (the rights and obligations sold and assigned pursuant to clauses (ii) and (iii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

2.	Assignee:	______________________________
[and is an Affiliate/Approved Fund of [identify Purchaser]]

3.	Issuers:	ALTA EQUIPMENT GROUP INC.
ALTA ENTERPRISES, LLC
ALTA CONSTRUCTION EQUIPMENT ILLINOIS, LLC
ALTA HEAVY EQUIPMENT SERVICES, LLC
ALTA INDUSTRIAL EQUIPMENT MICHIGAN, LLC
ALTA CONSTRUCTION EQUIPMENT, L.L.C.
ALTA INDUSTRIAL EQUIPMENT COMPANY, L.L.C.
ALTA EQUIPMENT HOLDINGS, INC.
ALTA CONSTRUCTION EQUIPMENT FLORIDA, LLC
NITCO, LLC

4.	Note Purchase Agreement:	The Note Purchase Agreement dated as of February [__], 2020 among the Issuers listed above, the Purchasers party thereto from time to time, and the Administrative Agent party thereto.

5.	Assigned Interest:

Notes Assigned	Aggregate Amount of Notes for all Purchasers	Amount of Notes Assigned	Percentage Assigned of Notes
[Describe Note]	$	$		%
	$	$		%
	$	$		%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY THE Administrative Agent AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all noteholder information (which may contain material non-public information about the Notes Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.]1

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

1 To be included if the Assignee is not a Purchaser.

Exhibit A – Page 2

Consented to and Accepted:

U.S. BANK NATIONAL ASSOCIATION,

as Administrative Agent

By:
Name:
Title:

Exhibit A – Page 3

ANNEX 1 to ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Note Purchase Agreement or any other Notes Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Notes Documents or any collateral thereunder, (iii) the financial condition of any Issuer, any Subsidiary or Affiliate or any other Person obligated in respect of any Notes Document or (iv) the performance or observance by any Issuer, any Subsidiary or Affiliate, or any other Person of any of their respective obligations under any Notes Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Purchaser under the Note Purchase Agreement, (ii) it satisfies the requirements, if any, specified in the Note Purchase Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Purchaser, (iii) from and after the Effective Date, it shall be bound by the provisions of the Note Purchase Agreement as a Purchaser thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Purchaser thereunder, (iv) it has received a copy of the Note Purchase Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any arranger or any other Purchaser or their respective Related Parties, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Note Purchase Agreement, duly completed and executed by the Assignee; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any arranger, the Assignor or any other Purchaser or their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Notes Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Notes Documents are required to be performed by it as a Purchaser; and (c) makes each of the representations and warranties applicable to a Purchaser under Article VIII of the Note Purchase Agreement.

2. Payments. From and after the Effective Date, the Issuers and Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.

Exhibit A – Page 4

Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature (as defined in the Note Purchase Agreement) or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System (as defined in the Note Purchase Agreement) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.

This Assignment and Assumption shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to conflict of laws principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law) thereof.

Exhibit A – Page 5

EXHIBIT B

TO NOTE PURCHASE AGREEMENT

FORM OF

FIRST LIEN INTERCREDITOR AGREEMENT

See attached.

Exhibit B-1

INTERCREDITOR AGREEMENT

This Intercreditor Agreement (this “Agreement”), is dated as of February 3, 2020, and is between JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, with its successors and assigns, and as more specifically defined below, the “ABL First Lien Agent”) for the ABL First Lien Secured Parties (as defined below), JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, with its successors and assigns, and as more specifically defined below, the “Floor Plan First Lien Agent”) for the Floor Plan First Lien Secured Parties (as defined below) and U.S. BANK NATIONAL ASSOCIATION, as Notes Representative (in such capacity, with its successors and assigns, and as more specifically defined below, the “Second Lien Agent”) for the Second Lien Secured Parties (as defined below), and acknowledged by B. RILEY PRINCIPAL MERGER CORP., to be re-named ALTA EQUIPMENT GROUP INC., a Delaware corporation, ALTA EQUIPMENT HOLDINGS, INC., a Michigan corporation, ALTA ENTERPRISES, LLC, a Michigan limited liability company, ALTA CONSTRUCTION EQUIPMENT ILLINOIS, LLC, a Michigan limited liability company, ALTA HEAVY EQUIPMENT SERVICES, LLC, a Michigan limited liability company, ALTA INDUSTRIAL EQUIPMENT MICHIGAN, LLC, a Michigan limited liability company, ALTA CONSTRUCTION EQUIPMENT, L.L.C., a Michigan limited liability company, ALTA INDUSTRIAL EQUIPMENT COMPANY, L.L.C., a Michigan limited liability company, NITCO, LLC, a Michigan limited liability company, and ALTA CONSTRUCTION EQUIPMENT FLORIDA, LLC, a Michigan limited liability company (all of the foregoing limited liability companies and corporations, collectively, the “Borrowers”, each individually, a “Borrower”), and all other Loan Parties (as defined below).

WHEREAS, the Borrowers, the ABL First Lien Agent and certain financial institutions are parties to that certain Fifth Amended and Restated ABL First Lien Credit Agreement of even effective date herewith (as amended, restated, supplemented or otherwise modified from time to time in accordance herewith, the “Existing ABL First Lien Credit Agreement”), pursuant to which such financial institutions have agreed to make loans and extend other financial accommodations to the Borrowers; and

WHEREAS, the Borrowers, the Floor Plan First Lien Agent and certain financial institutions are parties to that certain Floor Plan First Lien Credit Agreement of even effective date herewith (as amended, restated, supplemented or otherwise modified from time to time in accordance herewith, the “Existing Floor Plan First Lien Credit Agreement”), pursuant to which such financial institutions have agreed to make loans and extend other financial accommodations to the Borrowers; and

WHEREAS, the Borrowers, the Second Lien Agent and certain purchasers are parties to that certain Note Purchase Agreement of even effective date herewith (as amended, restated, supplemented or otherwise modified from time to time in accordance herewith, the “Existing Second Lien Credit Agreement”), pursuant to which the Second Lien Agent and such purchasers have agreed to purchase notes issued by the Borrowers; and

WHEREAS, the Borrowers have granted to the ABL First Lien Agent for the benefit of the ABL First Lien Secured Parties liens and security interests in the Common Collateral as security for payment and performance of the ABL First Lien Obligations; and

WHEREAS, the Borrowers have granted to the Floor Plan First Lien Agent for the benefit of the Floor Plan First Lien Secured Parties liens and security interests in the Common Collateral as security for payment and performance of the Floor Plan First Lien Obligations; and

WHEREAS, the Borrowers have granted to the Second Lien Agent for the benefit of the Second Lien Secured Parties liens and security interests in the Common Collateral as security for payment and performance of the Second Lien Obligations;

Exhibit B-2

WHEREAS, parties hereto desire to set forth in this Agreement their rights and remedies with respect to the Common Collateral and other agreements among the parties hereto.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which is expressly recognized by all of the parties hereto, the parties agree as follows:

SECTION 1. Definitions.

1.1. Defined Terms. The following terms, as used herein, have the following meanings:

“ABL First Lien Agent” has the meaning set forth in the introductory paragraph hereof. In the case of any Replacement ABL First Lien Agreement, the ABL First Lien Agent shall be the Person identified as such in such Agreement.

“ABL First Lien Credit Agreement” means the collective reference to (a) the Existing ABL First Lien Credit Agreement, and (b) any revolving credit agreement subject to a borrowing base or similar agreement or instrument complying with the terms of this Agreement and evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Existing ABL First Lien Credit Agreement, or any other agreement or instrument referred to in this clause (b) (a “Replacement ABL First Lien Credit Agreement”). Any reference to the ABL First Lien Credit Agreement hereunder shall be deemed a reference to any ABL First Lien Credit Agreement then extant.

“ABL First Lien Guarantee” means any guarantee by any Loan Party of any or all of the ABL First Lien Obligations.

“ABL First Lien Obligations” means (a) all principal of and interest (including without limitation any Post-Petition Amounts) and premium (if any) on all loans made pursuant to the ABL First Lien Credit Agreement or any DIP Financing by the ABL First Lien Secured Parties to the extent such DIP Financing was made in compliance with the conditions set forth in Section 6.3, (b) all reimbursement obligations (if any) and interest thereon (including without limitation any Post-Petition Amounts) with respect to any letters of credit or similar instruments issued pursuant to the ABL First Lien Credit Agreement, (c) all Swap Obligations, (d) all Banking Services Obligations and (e) all guarantee obligations, indemnities, fees, expenses and other amounts payable from time to time pursuant to the ABL First Lien Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding. To the extent any payment with respect to any ABL First Lien Obligation (whether by or on behalf of any Loan Party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the ABL First Lien Secured Parties, the Floor Plan First Lien Secured Parties and the Second Lien Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred from and after such date of reinstatement.

“ABL First Lien Secured Parties” means the ABL First Lien Agent, the "Lenders" party from time to time to the ABL First Lien Credit Agreement, and any other holders of the ABL First Lien Obligations.

“ABL First Lien Security Documents” means the “Collateral Documents” as defined in the ABL First Lien Credit Agreement, and any other documents that are designated under the ABL First Lien Credit Agreement as “First Lien Security Documents” for purposes of this Agreement.

Exhibit B-3

“Affiliate” shall mean, with respect to a specified Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Banking Services” means each and any of the following bank services provided to any Loan Party by any First Lien Secured Party (or any of its Affiliates): (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means, with respect to any Loan Party, any and all obligations of any Loan Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.

“Borrower” and “Borrowers” have the meanings set forth in the introductory paragraph hereof.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Collateral Agents” means the ABL First Lien Agent, the Floor Plan First Lien Agent and the Second Lien Agent.

“Common Collateral” means all assets that are both First Lien Collateral and Second Lien Collateral.

“DIP Conditions” means (a) the maximum aggregate principal amount of the applicable DIP Financing extended by First Lien Secured Parties, or consented or not objected to by the requisite First Lien Secured Parties, when taken together with the aggregate principal amount of outstanding pre-petition First Lien Obligations that will not be repaid by such DIP Financing (but excluding the amount of any "carve-out" for professional fees and expenses) does not exceed the Maximum First Lien Principal Amount, (b) the Liens securing the First Lien Obligations are subordinated to or pari passu with such DIP Financing, (c) the Second Lien Secured Parties retain a Lien on the Common Collateral (including proceeds thereof arising after the commencement of such Insolvency Proceeding) with the same priority as existed prior to the commencement of such Insolvency Proceeding, except to the extent of any requisite subordination in accordance with Section 6.3(c), (d) such DIP Financing does not compel any Loan Party to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the documentation relating to such DIP Financing, (e) such DIP Financing does not expressly require the sale, liquidation or disposition of all or any substantial part of the Common Collateral prior to a default under the DIP Financing, (f) the terms of such DIP Financing (including interest rate, fees and other terms) are commercially reasonable under the circumstances, and (g) such DIP Financing is otherwise subject to the terms of this Agreement.

“DIP Financing” has the meaning set forth in Section 6.3.

Exhibit B-4

“Enforcement Action” means, with respect to the First Lien Obligations or the Second Lien Obligations, as applicable, any (a) judicial or non-judicial foreclosure proceeding, the exercise of any power of sale, the taking of a deed, assignment, bill of sale or other conveyance in lieu of foreclosure, the obtaining of a receiver or the taking of any other enforcement action against the Common Collateral, or (b) exercise of any right or remedy available under the First Lien Documents or the Second Lien Documents, as applicable, at law, in equity or otherwise to enforce, foreclose upon, take possession of or sell any Common Collateral.

“Excess ABL First Lien Obligations” means the aggregate principal amount of the ABL First Lien Obligations outstanding under the ABL First Lien Documents (excluding any outstanding Banking Services Obligations and Swap Obligations) that are in excess of the Maximum ABL First Lien Principal Amount, and any accrued interest and recurring commitment and other similar fees to the extent, but only to the extent, attributable to such excess.

“Excess First Lien Obligations” means the aggregate principal amount of the Excess ABL First Lien Obligations plus the aggregate principal amount of the Excess Floor Plan First Lien Obligations

“Excess Floor Plan First Lien Obligations” means the aggregate principal amount of the Floor Plan First Lien Obligations outstanding under the Floor Plan First Lien Documents (excluding any outstanding Banking Services Obligations and Swap Obligations) that are in excess of the Maximum Floor Plan First Lien Principal Amount, and any accrued interest and recurring commitment and other similar fees to the extent, but only to the extent, attributable to such excess.

“Excess Second Lien Obligations” means the aggregate principal amount of the Second Lien Obligations outstanding under the Second Lien Documents that is in excess of the Maximum Second Lien Principal Amount, and any accrued interest and recurring commitment and other similar fees to the extent, but only to the extent, attributable to such excess.

“Existing ABL First Lien Credit Agreement” has the meaning set forth in the first WHEREAS clause of this Agreement.

“Existing Floor Plan First Lien Credit Agreement” has the meaning set forth in the second WHEREAS clause of this Agreement.

“Existing Second Lien Credit Agreement” has the meaning set forth in the third WHEREAS clause of this Agreement.

“First Lien Agents” means the ABL First Lien Agent and the Floor Plan First Lien Agent.

“First Lien Credit Agreements” means the ABL First Lien Credit Agreement and the Floor Plan First Lien Credit Agreement.

"First Lien Collateral” means all assets, whether now owned or hereafter acquired by any Borrower or any other Loan Party, in which a Lien is granted or purported to be granted at any time to any First Lien Secured Party as security for any First Lien Obligation.

“First Lien Default” means any "Default" under and as defined in any First Lien Credit Agreement.

“First Lien Documents” means each First Lien Credit Agreement, each First Lien Security Document, each First Lien Guarantee, this Agreement, each other “Loan Document” as defined in each First Lien Credit Agreement as in effect on the date hereof, respectively, and the First Lien Intercreditor Agreement, in each case, as the same may be amended, supplemented, refinanced, or otherwise modified from time to time, in accordance with terms hereof.

Exhibit B-5

“First Lien Guarantees” means the ABL First Lien Guarantees and the Floor Plan First Lien Guarantees.

“First Lien Intercreditor Agreement” is defined in Section 10.3.

“First Lien Obligations” means the ABL First Lien Obligations and the Floor Plan First Lien Obligations.

“First Lien Obligations Payment Date” means the first date on which (a) the First Lien Obligations (other than those that constitute Unasserted Contingent Obligations, and other than Excess First Lien Obligations) have been indefeasibly paid in cash in full (or cash collateralized or defeased in accordance with the respective terms of the First Lien Documents), (b) all commitments to extend credit under the First Lien Documents have been terminated, and (c) there are no outstanding letters of credit or similar instruments issued under the First Lien Documents (other than such as have been cash collateralized or defeased in accordance with the respective terms of the First Lien Documents); provided, however, that for purposes of this definition, the amount to have been paid pursuant to clause (a) above and the amount required to be cash collateralized or defeased pursuant to clause (c) above shall not include such amounts to the extent constituting Excess First Lien Obligations.

“First Lien Representative” means, at any time, the First Lien Agent designated under the First Lien Intercreditor Agreement as the “First Lien Representative” at such time. On the date hereof, the First Lien Representative is the ABL First Lien Agent, and for purposes of this Agreement shall remain the ABL First Lien Agent until the Second Lien Agent receives a written notification signed by both First Lien Agents designating a different First Lien Representative.

“First Lien Secured Parties” means the First Lien Agents, the First Lien Representative, the "Lenders" party from time to time to any of the First Lien Credit Agreements, respectively, and any other holders of any of the First Lien Obligations.

“First Lien Security Documents” means the ABL First Lien Security Documents and the Floor Plan First Lien Security Documents.

“Floor Plan First Lien Agent” has the meaning set forth in the introductory paragraph hereof. In the case of any Replacement Floor Plan First Lien Agreement, the Floor Plan First Lien Agent shall be the Person identified as such in such Agreement.

“Floor Plan First Lien Credit Agreement” means the collective reference to (a) the Existing Floor Plan First Lien Credit Agreement, and (b) any floor plan or asset based (or combination thereof) credit agreement or similar agreement or instrument complying with the terms of this Agreement and evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Existing Floor Plan First Lien Credit Agreement, or any other agreement or instrument referred to in this clause (b) (a “Replacement Floor Plan First Lien Credit Agreement”). Any reference to the Floor Plan First Lien Credit Agreement hereunder shall be deemed a reference to any Floor Plan First Lien Credit Agreement then extant.

“Floor Plan First Lien Guarantee” means any guarantee by any Loan Party of any or all of the Floor Plan First Lien Obligations.

Exhibit B-6

“Floor Plan First Lien Obligations” means (a) all principal of and interest (including without limitation any Post-Petition Amounts) and premium (if any) on all loans made pursuant to the Floor Plan First Lien Credit Agreement or any DIP Financing by the Floor Plan First Lien Secured Parties to the extent such DIP Financing was made in compliance with the conditions set forth in Section 6.3, (b) all reimbursement obligations (if any) and interest thereon (including without limitation any Post-Petition Amounts) with respect to any letters of credit or similar instruments issued pursuant to the Floor Plan First Lien Credit Agreement, (c) all Swap Obligations, (d) all Banking Services Obligations and (e) all guarantee obligations, indemnities, fees, expenses and other amounts payable from time to time pursuant to the Floor Plan First Lien Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding. To the extent any payment with respect to any Floor Plan First Lien Obligation (whether by or on behalf of any Loan Party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Floor Plan First Lien Secured Parties, the ABL First Lien Secured Parties and the Second Lien Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred from and after such date of reinstatement.

“Floor Plan First Lien Secured Parties” means the Floor Plan First Lien Agent, the "Lenders" party from time to time to the Floor Plan First Lien Credit Agreement, and any other holders of the Floor Plan First Lien Obligations.

“Floor Plan First Lien Security Documents” means the “Collateral Documents” as defined in the Floor Plan First Lien Credit Agreement, and any other documents that are designated under the Floor Plan First Lien Credit Agreement as “First Lien Security Documents” for purposes of this Agreement.

“Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Letter of Credit Cash Collateral” has the meaning set forth in Section 4.6(c).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, deed to secure debt, lien, pledge, hypothecation, collateral assignment, assignation, debenture, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Party” means each Borrower and each subsidiary or other affiliate of any Borrower that hereafter becomes a party to any First Lien Document or Second Lien Document. All references in this Agreement to any Loan Party shall include such Loan Party as a debtor-in-possession and any receiver or trustee for such Loan Party in any Insolvency Proceeding.

“Maximum ABL First Lien Principal Amount” means the amount equal to the sum of (a) 120% of the maximum amount (which maximum amount is $300,000,000) of the credit facilities under the Existing ABL First Lien Credit Agreement on the Effective Date (plus increases in principal after the Effective Date resulting solely from payments in kind of interest, but only to the extent such payments are permitted by the terms hereof), fees, indemnities, expenses, charges and other amounts thereon, plus (b) 120% of the principal amount of any committed increase of the credit facilities under the ABL First Lien Credit Agreement after the date hereof in an aggregate principal amount not to exceed $30,000,000 pursuant to Section 2.21 of the ABL First Lien Credit Agreement (as in effect on the Effective Date), including the satisfaction of the conditions to such increase as set forth therein as of Effective Date, which conditions shall not be amended or waived, and in accordance with the terms and conditions of the ABL First Lien Credit Agreement (as in effect on the Effective Date), less (c) the aggregate amount of all payments and prepayments of principal of any term loans, if any, under the ABL First Lien Credit Agreements and the aggregate amount of permanent reductions of revolving credit commitments under the ABL First Lien Credit Agreement. The amount of Banking Services Obligations and the amount of Swap Obligations included in ABL First Lien Obligations shall not be subject to a limitation.

Exhibit B-7

“Maximum First Lien Principal Amount” means the Maximum ABL First Lien Principal Amount plus the Maximum Floor Plan First Lien Principal Amount.

“Maximum Floor Plan First Lien Principal Amount” means the amount equal to (a) $50,000,000, less (b) the aggregate amount of all payments and prepayments of principal of any term loans, if any, under the Floor Plan First Lien Credit Agreements and the aggregate amount of permanent reductions of revolving credit commitments under the Floor Plan First Lien Credit Agreement. The amount of Banking Services Obligations and the amount of Swap Obligations included in Floor Plan First Lien Obligations shall not be subject to a limitation.

“Maximum Second Lien Principal Amount” means the amount equal to (a) 120% of the principal amount of Second Lien Obligations funded and outstanding on the date hereof (plus increases in principal after the date hereof resulting solely from payments in kind of interest, but only to the extent such payments are permitted by the terms hereof), fees, indemnities, expenses, charges and other amounts thereon, less (b) the aggregate amount of all payments and prepayments of principal of any Loans (as defined in the Second Lien Credit Agreement as of the date hereof).

“Permitted Actions” means: (a) file a proof of claim or statement of interest, vote on a plan of reorganization (including a vote to accept or reject a plan of partial or complete liquidation, reorganization, arrangement composition, or extension), and make other filings, arguments, and motions, with respect to the Second Lien Obligations and the Common Collateral in any Insolvency Proceeding commenced by or against any Loan Party; (b) take action to create, perfect, preserve, or protect (but not enforce) any Lien on the Common Collateral securing the Second Lien Obligations, so long as such actions are (i) not adverse to the priority status in accordance with this Agreement of Liens on the Common Collateral securing any of the First Lien Obligations or the First Lien Secured Parties' rights to exercise remedies and (ii) otherwise not in violation of this Agreement; (c) file necessary pleadings in opposition to a claim objecting to or otherwise seeking the disallowance of a Second Lien Obligation or a Lien securing the Second Lien Obligations; (d) join (but not exercise any control over) a judicial foreclosure or Lien enforcement proceeding with respect to the Common Collateral initiated by either First Lien Agent, to the extent that such action could not reasonably be expected to interfere materially with such Enforcement Action, but no Second Lien Secured Party may receive any proceeds thereof unless expressly permitted herein; (e) bid for or purchase Common Collateral at any public, private, or judicial foreclosure upon such Common Collateral, or any sale of Common Collateral during an Insolvency Proceeding; provided that such bid may not include a “credit bid” in respect of any Second Lien Obligations unless the net cash proceeds of such bid are otherwise sufficient to cause the First Lien Obligations Payment Date and are applied to cause the First Lien Obligations Payment Date, in each case, at the closing of such bid; (f) accelerate any Second Lien Obligations in accordance with the provisions of the Second Lien Documents; (g) seek adequate protection during an Insolvency Proceeding to the extent expressly permitted by Section 6; (h) inspect or appraise the Common Collateral (and to engage or retain investment bankers or appraisers for the sole purposes of appraising or valuing the Common Collateral), or to receive information or reports concerning the Common Collateral, in each case pursuant to the terms of the Second Lien Documents and applicable law; (i) take any action to the extent necessary to prevent the running of any applicable statute of limitation or similar restriction on claims, or to assert a compulsory crossclaim or counterclaim against any Loan Party; (j) object to the proposed retention of Common Collateral by any First Lien Secured Party pursuant to Section 9-620 of the Uniform Commercial Code; (k) take any action to seek and obtain specific performance or injunctive relief to compel a Loan Party to comply with (or not violate or breach) an obligation under the Second Lien Documents, other than an obligation to pay money; (l) enforce the terms of any subordination agreement with respect to any indebtedness subordinated to the Second Lien Obligations so long as any proceeds are applied in accordance with Section 5.1; and (m) exercise any rights and remedies that could be exercised by an unsecured creditor in accordance with the terms of the Second Lien Documents and applicable law; in each case (i.e.; with respect to any of the actions described in this paragraph) to the extent not expressly prohibited by, or contrary to, the terms of this Agreement. Except as expressly provided for herein, no provision hereof shall be construed to prohibit the payment by the Borrowers of regularly scheduled principal, interest, fees and other amounts, including but not limited to prepayments and repayments of any loans and any premiums or make-whole amounts owed in respect of the Second Lien Obligations so long as the receipt thereof is not in violation of Section 5.1.

Exhibit B-8

“Person” means any person, individual, sole proprietorship, partnership, joint venture, corporation, limited liability company, unincorporated organization, association, institution, entity, party, including any government and any political subdivision, agency or instrumentality thereof.

“Post-Petition Amounts” means any interest, fees, costs, expenses or other charges that accrues after the commencement of any Insolvency Proceeding (or would accrue but for the commencement of an Insolvency Proceeding), whether or not allowed or allowable in any such Insolvency Proceeding.

“Purchase” has the meaning set forth in Section 4.6(b).

“Purchase Notice” has the meaning set forth in Section 4.6(a).

“Purchase Option Event” means (a) an acceleration of the First Lien Obligations in accordance with the applicable First Lien Credit Agreement, (b) the occurrence and continuation of any First Lien Default under the applicable First Lien Credit Agreement, that remains uncured or unwaived for at least thirty (30) consecutive days after the applicable First Lien Secured Party has knowledge thereof and the requisite First Lien Secured Parties have not agreed to forbear from the exercise of remedies, (c) following the occurrence of an Event of Default under the applicable First Lien Credit Agreement, an election by the applicable First Lien Secured Parties to cease making additional loans or advances under such First Lien Credit Agreement (in the full amount requested by the Loan Parties to the extent such amount would be otherwise permitted and available under the applicable First Lien Credit Agreements) when such loans or advances under such First Lien Credit Agreement would not cause the principal amount of the applicable First Lien Obligations to exceed the applicable Maximum First Lien Principal Amount and such election continues for ten (10) consecutive days, (d) the initiation of any secured creditor remedies by the applicable First Lien Agent upon all or a material portion of the Common Collateral, including putting account debtors on notice to make payment to, or at the direction of, such First Lien Agent, (e) the commencement of an Insolvency Proceeding, (f) a Second Lien Payment Default, or (g) the occurrence and continuation of any other Second Lien Default that remains uncured or unwaived for at least sixty (60) consecutive days.

“Purchase Price” has the meaning set forth in Section 4.6(c).

“Purchasing Parties” has the meaning set forth in Section 4.6(b).

“Recovery” has the meaning set forth in Section 6.6.

“Replacement ABL First Lien Agreement” has the meaning set forth in the definition of “ABL First Lien Credit Agreement”.

“Replacement Floor Plan First Lien Agreement” has the meaning set forth in the definition of “Floor Plan First Lien Credit Agreement”.

Exhibit B-9

“Replacement Second Lien Agreement” has the meaning set forth in the definition of “Second Lien Credit Agreement.”

"Retained Interest" has the meaning set forth in Section 4.6(g).

“Secured Parties” means the First Lien Secured Parties and the Second Lien Secured Parties.

“Second Lien Agent” has the meaning set forth in the introductory paragraph hereof. In the case of any Replacement Second Lien Credit Agreement, the Second Lien Agent shall be the Person identified as such in such Agreement.

“Second Lien Collateral” means all assets, whether now owned or hereafter acquired by any Borrower or any other Loan Party, in which a Lien is granted or purported to be granted to any Second Lien Secured Party as security for any Second Lien Obligation.

“Second Lien Credit Agreement” means the collective reference to (a) the Existing Second Lien Credit Agreement, and (b) any credit agreement, loan agreement, note agreement, promissory note, indenture, or other agreement or instrument complying with the terms of this Agreement and evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Existing Second Lien Agreement or any other agreement or instrument referred to in this clause (b) (a “Replacement Second Lien Credit Agreement”). Any reference to the Second Lien Credit Agreement hereunder shall be deemed a reference to any Second Lien Credit Agreement then extant.

“Second Lien Default” means any “Default” under and as defined in the Second Lien Documents.

“Second Lien Documents” means the Second Lien Credit Agreement, each Second Lien Security Document, each Second Lien Guarantee and each other “Loan Document” as defined in the Second Lien Credit Agreement as in effect on the date hereof, in each case, as the same may be amended, supplemented, refinanced, or otherwise modified from time to time, in accordance with terms hereof.

“Second Lien Guarantee” means any guarantee by any Loan Party of any or all of the Second Lien Obligations.

“Second Lien Obligations” means all principal of and interest (including without limitation any Post-Petition Amounts) and premium (if any) on all indebtedness under the Second Lien Credit Agreement and (b) all guarantee obligations, indemnities, fees, premiums, make-whole amounts, expenses and other amounts payable from time to time pursuant to the Second Lien Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding. To the extent any payment with respect to any Second Lien Obligation (whether by or on behalf of any Loan Party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any First Lien Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Lien Secured Parties and the Second Lien Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred from and after such date of reinstatement.

"Second Lien Payment Default" means a Second Lien Default under Section 8.01(a) of the Second Lien Credit Agreement as in effect on the date hereof.

“Second Lien Secured Parties” means the Second Lien Agent, the “Purchasers” from time to time party to the Second Lien Credit Agreement, and all other holders of Second Lien Obligations.

Exhibit B-10

“Second Lien Security Documents” means the “Collateral Documents” as defined in the Second Lien Credit Agreement and any documents that are designated under the Second Lien Credit Agreement as “Second Lien Security Documents” for purposes of this Agreement.

“Second Lien Default Notice” means written notice of a Second Lien Default from the Second Lien Agent to each First Lien Agent.

“Standstill Period” means the period commencing on the date of a Second Lien Default and ending upon the date which is the earlier of (a) 180 days after each First Lien Agent has received a Second Lien Default Notice with respect to such Second Lien Default, or (b) the date on which the First Lien Obligations Payment Date has occurred.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates or pricing risk or any similar transaction or any combination of the foregoing transactions, which includes agreements to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Loan Party.

“Swap Obligations” means, with respect to any Loan Party, any obligations of such Loan Party owed to any First Lien Secured Party (or any of its Affiliates) whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Unasserted Contingent Obligations” means, at any time, First Lien Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding (a) the principal of, and interest and premium (if any) on, and fees and expenses relating to, any First Lien Obligation and (b) contingent reimbursement obligations in respect of amounts that may be drawn under outstanding letters of credit) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of First Lien Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

1.2. Amended Agreements. All references in this Agreement to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, supplemented, restated, refinanced or otherwise modified from time to time to the extent permitted hereby.

1.3. Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, refinanced or otherwise modified (subject to any restrictions on such amendments, supplements, refinancings or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Exhibit B-11

SECTION 2. [Reserved].

SECTION 3. Lien Priorities.

3.1. Subordination of Liens.

(a) Any and all Liens now existing or hereafter created or arising in favor of any Second Lien Secured Party securing the Second Lien Obligations, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise are expressly junior in priority, operation and effect to any and all Liens now existing or hereafter created or arising in favor of the First Lien Secured Parties securing any of the First Lien Obligations (other than Excess First Lien Obligations), notwithstanding (i) anything to the contrary contained in any agreement or filing to which any Second Lien Secured Party may now or hereafter be a party, and regardless of the time, order or method of grant, attachment, recording or perfection of any financing statements or other security interests, assignments, pledges, deeds, mortgages and other liens, charges or encumbrances or any defect or deficiency or alleged defect or deficiency in any of the foregoing, (ii) any provision of the Uniform Commercial Code or any applicable law or any First Lien Document or Second Lien Document or any other circumstance whatsoever and (iii) the fact that any such Liens in favor of any First Lien Secured Party securing any such First Lien Obligations are (x) subordinated to any Lien securing any obligation of any Loan Party other than the Second Lien Obligations pursuant to a final-non appealable order of a court of competent jurisdiction or (y) otherwise subordinated, voided, avoided, invalidated or lapsed.

(b) No First Lien Secured Party or Second Lien Secured Party shall (i) object to or contest, or support any other Person in contesting or objecting to, at any hearing or in any proceeding (including without limitation, any Insolvency Proceeding) the validity, perfection, priority or enforceability of any security interest in the Common Collateral granted to the other or (ii) demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or similar right which it may have in respect of such Common Collateral or the Liens on such Common Collateral, except to the extent that such rights are expressly granted in this Agreement. Notwithstanding any failure by any First Lien Secured Party or Second Lien Secured Party to perfect its security interests in the Common Collateral or any avoidance, invalidation or subordination by any court of competent jurisdiction of the security interests in the Common Collateral granted to the First Lien Secured Parties or the Second Lien Secured Parties, the priority and rights as between the First Lien Secured Parties and the Second Lien Secured Parties with respect to the Common Collateral shall be as set forth herein.

(c) All Liens securing Excess First Lien Obligations will be senior in all respects and prior to any Lien on the Collateral securing any Excess Second Lien Obligations and all Liens securing any Excess Second Lien Obligations will be junior and subordinate in all respects to any Lien securing Excess First Lien Obligations.

3.2. [Reserved]

3.3. Legend.

(a) Until the termination of this Agreement, the Second Lien Secured Parties will cause to be clearly, conspicuously and prominently inserted on the face of any Second Lien Security Agreement the following legend (or a substantially similar legend):

Exhibit B-12

“The liens and security interests on the property described herein are junior and subordinate in the manner and to the extent set forth in that certain Intercreditor Agreement dated as of February [__], 2020 among JPMorgan Chase Bank, N.A., as ABL First Lien Agent, JPMorgan Chase Bank, N.A., as Floor Plan First Lien Agent and U.S. Bank National Association, as Second Lien Agent, and acknowledged by the Loan Parties referred to therein, as amended from time to time.”

(b) Each Collateral Agent hereby acknowledges that, to the extent that it holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the Uniform Commercial Code) over Common Collateral pursuant to its applicable Security Documents, such possession or control is also for the benefit of each other Collateral Agent and the other Secured Parties solely to the extent required to perfect their security interest in such Common Collateral. Nothing in the preceding sentence shall be construed to impose any duty on any Collateral Agent (or any third party acting on its behalf) with respect to such Common Collateral or provide any Collateral Agent or any other Secured Party with any rights with respect to such Common Collateral beyond those specified in this Agreement and the applicable Security Documents; provided that (i) prior to the occurrence of the First Lien Obligations Payment Date, the Second Lien Agent shall deliver to the ABL First Lien Agent, at the Borrowers’ sole cost and expense, the Common Collateral in its possession or control together with any necessary endorsements to the extent required by the First Lien Documents and (ii) subsequent to the occurrence of the First Lien Obligations Payment Date, the First Lien Agents shall (x) deliver to the Second Lien Agent, at the Borrowers’ sole cost and expense, the Common Collateral in its possession or control together with any necessary endorsements to the extent required by the Second Lien Documents or (y) direct and deliver such Common Collateral as a court of competent jurisdiction otherwise directs; and provided, further, that the provisions of this Agreement are intended solely to govern the respective Lien priorities as between the First Lien Secured Parties and the Second Lien Secured Parties and shall not impose on the First Lien Secured Parties any obligations in respect of the disposition of any Common Collateral (or any proceeds thereof) that would conflict with prior perfected Liens or any claims thereon in favor of any other Person that is not a Secured Party.

3.4. No New Liens. So long as the First Lien Obligations Payment Date has not occurred, the parties hereto agree that there shall be no Lien, and no Loan Party shall have any right to create any Lien, on any assets of any Loan Party securing any Second Lien Obligation or First Lien Obligation, as applicable, if these same assets are not subject to, and do not become subject to, Liens securing the First Lien Obligations or a Lien securing the Second Lien Obligations, as applicable (unless each First Lien Agent, or Second Lien Agent, as applicable, shall have declined in writing to receive a Lien on such asset). To the extent that the foregoing provisions are not complied with for any reason (without limiting any other rights and remedies available to the First Lien Secured Parties or the Second Lien Secured Parties, as applicable, against the Loan Parties) and to the extent as a result thereof such assets are not included in First Lien Collateral or Second Lien Collateral, as the case may be, each of the First Lien Secured Parties and the Second Lien Secured Parties agrees that any amounts received by or distributed to any such party pursuant to or as a result of Liens granted on such assets in contravention of this Section 3.4 shall be subject to Section 5.1 (and solely for such purpose, each of the First Lien Secured Parties and the Second Lien Secured Parties shall be deemed to have a valid and perfected Lien on any such assets, and as such, such assets shall constitute Common Collateral for such purpose).

Exhibit B-13

SECTION 4. Enforcement Rights.

4.1. Exclusive Enforcement Regarding Common Collateral. Until the First Lien Obligations Payment Date has occurred, whether or not an Insolvency Proceeding has been commenced by or against any Loan Party, the First Lien Representative on behalf of the First Lien Secured Parties, after giving the Second Lien Agent at least 10 Business Days' prior written notice of their intent to take an Enforcement Action (except to the extent, and only to the extent, that the First Lien Representative reasonably believes that such Enforcement Action is immediately required in order to prevent any material loss or material decrease in value of any Common Collateral, in which event, the First Lien Representative shall provide the Second Lien Agent with notice of the occurrence of such Enforcement Action as soon as reasonably practicable), shall have the exclusive right to take and continue any Enforcement Action (including the right to credit bid their debt) with respect to the Common Collateral, without any consultation with, consent or involvement of or interference by any Second Lien Secured Party, but subject to the provisos set forth in Sections 4.2 and 6.2. Upon the occurrence and during the continuance of a First Lien Default, the First Lien Representative, the First Lien Agents and the other First Lien Secured Parties may take and continue any Enforcement Action with respect to the First Lien Obligations and the Common Collateral in such order and manner as they may determine in their sole discretion in accordance with the terms and conditions of the First Lien Documents and applicable law.

4.2. Standstill. The Second Lien Agent, on behalf of itself and the other Second Lien Secured Parties, agrees that, until the First Lien Obligations Payment Date has occurred, but subject to the provisos at the end of this Section 4.2 and Section 6.2, without the prior written consent of the First Lien Agents:

(a) they will not take or cause to be taken any Enforcement Action;

(b) they will not take or cause to be taken any action, the purpose or effect of which is to make any Lien in respect of any Second Lien Obligation pari passu with or senior to, or to give any Second Lien Secured Party any preference or priority relative to, the Liens with respect to the First Lien Obligations (other than Excess First Lien Obligations) or the First Lien Secured Parties with respect to any of the Common Collateral;

(c) they will not contest, oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing of an Insolvency Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of the Common Collateral by any First Lien Secured Party or any other Enforcement Action taken (or any forbearance from taking any Enforcement Action) by or on behalf of any First Lien Secured Party, in each case in accordance with this Agreement and applicable law;

(d) they have no right to (i) direct either First Lien Agent or any other First Lien Secured Party to exercise any right, remedy or power with respect to the Common Collateral or pursuant to the First Lien Security Documents (or, to the extent they may have any such right described in this clause (d)(i), whether as a junior lien creditor or otherwise, they hereby irrevocably waive such right) or (ii) except as expressly permitted in this Agreement, consent or object to the exercise by either First Lien Agent or any First Lien Secured Party of any right, remedy or power with respect to the Common Collateral pursuant to the First Lien Security Documents or to the timing or manner in which any such right is exercised or not exercised;

(e) they will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and no First Lien Secured Party shall be liable for, any action taken or omitted to be taken by any First Lien Secured Party with respect to, the Common Collateral or pursuant to the applicable First Lien Documents in compliance with the terms and conditions of this Agreement; and

Exhibit B-14

(f) they will not seek, and hereby waive any right, to have the Common Collateral or any part thereof marshaled upon any foreclosure or other disposition of the Common Collateral;

provided that, notwithstanding the foregoing and so long as no Standstill Period is in effect, any Second Lien Secured Party may exercise and continue to pursue any Enforcement Actions under the Second Lien Documents or applicable law following the occurrence of and during the continuation of a Second Lien Default; provided, further, however, that, notwithstanding the foregoing, in no event shall any Second Lien Secured Party exercise any Enforcement Actions if, notwithstanding the expiration of the Standstill Period, any First Lien Secured Party shall have commenced (prior to the expiration of the Standstill Period) and be diligently pursuing any Enforcement Action with respect to all or any material portion of the Common Collateral; and provided, further, that (i) in any Insolvency Proceeding commenced by or against any Loan Party, the Second Lien Agent and the Second Lien Secured Parties may take any action expressly permitted by Section 6, (ii) nothing herein shall (x) limit Second Lien Secured Parties from initiating or maintaining Permitted Actions, or (y) restrict or otherwise limit Second Lien Secured Parties from commencing or joining any other person in commencing, or filing a petition for, any Insolvency Proceeding against any Loan Party; provided that the Second Lien Secured Parties shall not exercise any such right referred to in this clause (y) during the Standstill Period and shall not, without giving each First Lien Agent 10 Business Days' prior written notice (which notice may, for the avoidance of doubt, be given during the Standstill Period), exercise any rights or remedies described in clause (m) of the definition of Permitted Actions during the Standstill Period.

4.3. Cooperation. The Second Lien Agent, on behalf of itself and the other Second Lien Secured Parties, agrees that each of them shall take such actions as either First Lien Agent shall reasonably request in connection with the exercise by the First Lien Secured Parties of their rights set forth herein in respect of the Common Collateral. Each First Lien Agent, on behalf of itself and the other First Lien Secured Parties, agrees that each of them shall take such actions as the Second Lien Agent shall reasonably request in connection with the exercise by the Second Lien Secured Parties of their rights set forth herein in respect of the Common Collateral.

4.4. Unsecured Creditor Remedies; Judgment Creditors. Except as expressly set forth in Sections 3.1(b), 4.1, the final proviso to 4.2, 6, 9.1 and 10.1, Second Lien Agent and Second Lien Secured Parties may exercise rights and remedies available to unsecured creditors generally, but solely to the extent such actions are not prohibited by the terms of this Agreement. In the event that any Second Lien Secured Party becomes a judgment lien creditor as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subject to the terms of this Agreement for all purposes to the same extent as all other Liens securing the Second Lien Obligations are subject to the terms of this Agreement.

4.5. Actions Upon Breach. Should either any First Lien Secured Party or any Second Lien Secured Party, as applicable, contrary to this Agreement, in any way take, attempt to or threaten to take, any action with respect to the Common Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, the other party may obtain relief against the First Lien Secured Party or the Second Lien Secured Party, as applicable, by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the First Lien Secured Parties or the Second Lien Secured Parties, as applicable, that (i) the damages suffered by the Secured Parties seeking relief from the actions of the other Secured Parties against whom such relief is sought may at that time be difficult to ascertain and may be irreparable, and (ii) the First Lien Secured Parties or the Second Lien Secured Parties, as applicable, waive any defense that the Loan Parties and/or any Secured Party seeking relief cannot demonstrate damage and/or be made whole by the awarding of damages.

4.6. Option to Purchase.

(a) Upon the occurrence and during the continuance of a Purchase Option Event, all or a portion of the Second Lien Secured Parties, shall have the option at any time upon written irrevocable notice provided by Second Lien Agent (on behalf of such Second Lien Secured Parties) to the First Lien Representative (the “Purchase Notice”) to purchase from the First Lien Secured Parties all of the First Lien Obligations (other than the Excess First Lien Obligations). The Second Lien Secured Parties may not purchase less than all of the First Lien Obligations (other than the Excess First Lien Obligations). If the Second Lien Agent so delivers the Purchase Notice, the First Lien Representative and each First Lien Agent shall terminate or suspend any existing Enforcement Actions and shall not take any further Enforcement Actions, provided, that the Purchase (as defined below) shall have been consummated on the date specified in the Purchase Notice in accordance with this Section 4.6.

Exhibit B-15

(b) On the date specified by the Second Lien Agent in the Purchase Notice (which shall be a Business Day not less than five (5) Business Days, nor more than twenty (20) Business Days, after receipt by the First Lien Representative of the Purchase Notice, the First Lien Secured Parties shall sell to the Second Lien Secured Parties electing to purchase pursuant to Section 4.6(a) (the “Purchasing Parties”), and the Purchasing Parties shall purchase (the “Purchase”) from the First Lien Secured Parties, all of the First Lien Obligations (other than the Excess First Lien Obligations).

(c) Without limiting the obligations of the Loan Parties under the First Lien Documents to the First Lien Secured Parties with respect to the Retained Interest (as defined below) (which shall not be transferred in connection with the Purchase), on the date of the Purchase, the Purchasing Parties shall pay to the First Lien Representative (for the benefit of the applicable First Lien Secured Parties) as the purchase price (the “Purchase Price”) therefor (i) the principal of all First Lien Obligations (other than the Excess First Lien Obligations and First Lien Obligations cash collateralized in accordance with clauses (ii) and (iii) below) then outstanding, (ii) in the case of any Swap Obligations, the amount that would be payable by the relevant Loan Party thereunder if it were to terminate such Swap Obligations on the date of the Purchase or, if not terminated, an amount determined by the relevant First Lien Secured Party to be reasonably necessary to collateralize its credit risk arising out of such Swap Obligations, (iii) with respect to letters of credit, furnish cash collateral (the “Letter of Credit Cash Collateral”) to the First Lien Representative in such amounts as the relevant First Lien Secured Parties determine is reasonably necessary to secure such First Lien Secured Parties in connection with any outstanding letters of credit (not to exceed 105% of the aggregate undrawn face amount of such letters of credit), and (iv) accrued and unpaid interest, fees (other than any prepayment premium, if any), breakage costs, attorneys’ fees and expenses to the extent not allocable to Excess First Lien Obligations; provided that for the avoidance of doubt, in no event shall the Purchase Price calculated based on the foregoing (excluding clause (iv) exceed the Maximum First Lien Principal Amount with respect to the First Lien Obligations.

(d) The Purchase Price and Letter of Credit Cash Collateral shall be remitted by wire transfer in immediately available funds to such account of the First Lien Representative as it shall designate to the Purchasing Parties. The First Lien Representative shall, promptly following its receipt thereof, distribute the amounts received by it in respect of the Purchase Price to the applicable First Lien Secured Parties in accordance with the applicable First Lien Documents and the First Lien Intercreditor Agreement. Interest shall be calculated to but excluding the day on which the Purchase occurs if the amounts so paid by the Purchasing Parties to each account designated by the First Lien Agents, respectively, are received in such account prior to 12:00 Noon, New York City time, and interest shall be calculated to and including such day if the amounts so paid by the Purchasing Parties to any account designated by the First Lien Agents are received in such account later than 12:00 Noon, New York City time.

(e) The Purchase shall be made without representation or warranty of any kind by the First Lien Secured Parties as to the First Lien Obligations, the Common Collateral or otherwise and without recourse to the First Lien Secured Parties, except that the First Lien Secured Parties shall represent and warrant: (i) the amount of their respective First Lien Obligations, (ii) that the First Lien Secured Parties own their respective First Lien Obligations free and clear of any liens or encumbrances and (iii) that the First Lien Secured Parties have the right to assign all of their respective First Lien Obligations and their respective assignment is duly authorized.

Exhibit B-16

(f) In the event that any one or more of the Second Lien Secured Parties exercises and consummates the purchase option set forth in this Section 4.6, (i) the Purchasing Parties shall have the right, but not the obligation, to require the First Lien Agents to immediately resign under the First Lien Credit Agreements, and (ii) notwithstanding anything contained in the First Lien Documents to the contrary, each First Lien Agent shall have the right, but not the obligation, to immediately resign as agent under the applicable First Lien Credit Agreement. In either such event, the First Lien Agents shall execute and deliver such documents and instruments reasonably requested by the Second Lien Agent and/or Purchasing Parties to assign and transfer any Common Collateral, together with any and all rights under deposit account control agreements and lien waivers related to the Common Collateral, to the applicable successor agent under the First Lien Documents.

(g) In the event that any one or more of the Second Lien Secured Parties exercises and consummates the purchase option set forth in this Section 4.6, (i) the First Lien Secured Parties shall retain their indemnification rights under the First Lien Documents for actions or other matters arising on or prior to the date of such purchase and (ii) and in the event that, at the time of such Purchase, there exists Excess First Lien Obligations, the consummation of such purchase option shall not include (nor shall the Purchase Price be calculated with respect to) such Excess First Lien Obligations (clauses (i) and (ii), the “Retained Interest”).

(h) In the event that a Retained Interest exists, each First Lien Secured Party shall, at the request of the Purchasing Parties, execute an amendment to the applicable First Lien Credit Agreement acknowledging that such Retained Interest consisting of Excess First Lien Obligations is a last out tranche (other than with respect to Excess Second Lien Obligations), payable after the payment in full, in cash, of the Second Lien Obligations (other than Excess Second Lien Obligations). Each First Lien Secured Party shall continue to have all rights and remedies of a lender under the applicable First Lien Credit Agreement and the other First Lien Loan Documents; provided, that no First Lien Secured Party shall have any right to vote on or otherwise consent to any amendment, waiver, departure from or other modification of any provision of any First Lien Document; provided, however, that no such amendment, waiver, departure from or other modification shall modify the priority of the Liens with respect to such Excess First Lien Obligations and the Excess Second Lien Obligations as provided in Sections 3.1(c) and 5.1.

SECTION 5. Application of Proceeds of Common Collateral; Dispositions and Releases of Common Collateral; Inspection and Insurance.

5.1. Application of Proceeds; Turnover Provisions. All proceeds of Common Collateral received by the First Lien Secured Parties or the Second Lien Secured Parties in connection with an Insolvency Proceeding or an Enforcement Action, shall be distributed as follows: first to the First Lien Representative for application to the First Lien Obligations (other than any Excess First Lien Obligations) in accordance with the terms of the First Lien Documents and the First Lien Intercreditor Agreement until the First Lien Obligations Payment Date has occurred, and thereafter, to the Second Lien Agent for application to the Second Lien Obligations (other than any Excess Second Lien Obligations) in accordance with the Second Lien Documents until the Second Lien Obligations (other than any Excess Second Lien Obligations) are paid in full, in cash. In the event any Excess First Lien Obligations remain unpaid after full payment of the Second Lien Obligations (other than any Excess Second Lien Obligations), any remaining proceeds of Common Collateral shall be delivered to the First Lien Representative for application to such Excess First Lien Obligations in accordance with the terms of the First Lien Documents and the First Lien Intercreditor Agreement. In the event any Excess Second Lien Obligations remain unpaid after full payment of the First Lien Obligations (including all Excess First Lien Obligations), any remaining proceeds of Common Collateral shall be delivered to the Second Lien Agent for application to such Excess Second Lien Obligations in accordance with the terms of the Second Lien Documents. Until the occurrence of the First Lien Obligations Payment Date, any Common Collateral, including without limitation any such Common Collateral constituting proceeds, that may be received by any Second Lien Secured Party in violation of this Agreement shall be segregated and held in trust and promptly paid over to the First Lien Representative, for the benefit of the First Lien Secured Parties, for application pursuant to this Section 5.1 (and subject to the First Lien Intercreditor Agreement as to the allocation thereof among the First Lien Secured Parties), in the same form as received, with any necessary endorsements, and each Second Lien Secured Party hereby authorizes each of the First Lien Representative and the First Lien Agents to make any such endorsements as agent for the Second Lien Agent (which authorization, being coupled with an interest, is irrevocable).

Exhibit B-17

5.2. Releases of Collateral.

(a) Until the First Lien Obligations Payment Date, if the First Lien Agents release a Lien on all or any portion of the Common Collateral in connection with: (a) an Enforcement Action, (b) a sale pursuant to Section 363 of the Bankruptcy Code, or (c) a disposition of any Collateral that is permitted pursuant to the First Lien Documents and the Second Lien Documents, then any Lien of the Second Lien Agent on such Common Collateral will be, except as otherwise provided below, automatically and simultaneously released to the same extent (it being understood that the Second Lien Agent shall still, subject to the terms of this Agreement, have a security interest with respect to the proceeds of such Common Collateral except to the extent applied to First Lien Obligations in accordance with Section 5.1); provided, that in each case of the releases by First Lien Agents in subclauses (a), (b) and (c), (1) the net cash proceeds of such Enforcement Action or disposition are applied to permanently repay the First Lien Obligations (or any DIP Financing, as applicable) in accordance with Section 5.1 (it being acknowledged that any credit bid by either First Lien Agent in any foreclosure or other disposition of any Common Collateral pursuant to any Enforcement Action is deemed to be a permanent repayment of the First Lien Obligations (or any DIP Financing, as applicable) for purposes hereof), (2) such sale is conducted in accordance with applicable law, and (3) such Enforcement Action, sale or disposition does not result in a sale or transfer of Common Collateral to any Borrower, or any of their affiliates.

(b) If the Lien of Second Lien Agent in the Common Collateral is to be released pursuant to the foregoing clause (a), the Second Lien Agent shall promptly execute and deliver such release documents and instruments and shall take such further actions as the First Lien Representative shall reasonably request to evidence any release of such Lien described in paragraph (a). Until the First Lien Obligations Payment Date, the Second Lien Agent hereby appoints the First Lien Representative and any officer or duly authorized person of the First Lien Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Second Lien Agent and in the name of the Second Lien Agent or in the First Lien Representative’s own name, from time to time, in the First Lien Representative’s sole discretion, for the purposes of carrying out the terms of this Section 5.2, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be reasonably necessary or desirable to accomplish the purposes of this Section 5.2, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

5.3. [Reserved].

5.4. Insurance. Until the First Lien Obligations Payment Date has occurred, the First Lien Agents will have the sole and exclusive right (i) to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Loan Party (except that the Second Lien Agent shall have the right to be named as additional insured and loss payee so long as its second lien status is identified in a manner satisfactory to the First Lien Agents); (ii) to adjust or settle any insurance policy or claim covering the Common Collateral in the event of any loss thereunder and (iii) to approve any award granted in any condemnation or similar proceeding affecting the Common Collateral. All insurance proceeds not released to and utilized by any Loan Party pursuant to the First Lien Documents and the Second Lien Documents for restoration, replacement or reinvestment in accordance with the applicable terms of the First Lien Documents will be applied in the order provided herein.

SECTION 6. Insolvency Proceedings.

6.1. [Reserved]

Exhibit B-18

6.2. Filing of Motions. Until the First Lien Obligations Payment Date has occurred, the Second Lien Agent agrees on behalf of itself and the other Second Lien Secured Parties that no Second Lien Secured Party shall, in or in connection with any Insolvency Proceeding, file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case that (a) violates, or is prohibited by, this Section 6 (or, in the absence of an Insolvency Proceeding, otherwise would violate or be prohibited by this Agreement), (b) asserts any right, benefit or privilege that arises in favor of the Second Lien Agent or Second Lien Secured Parties, in whole or in part, as a result of their Lien or interest in the Common Collateral to the extent in contravention of the terms of this Agreement, or (c) challenges the amount, validity, priority, enforceability or voidability of any Liens or claims held by either First Lien Agent or any other First Lien Secured Party, or the extent to which the First Lien Obligations (other than the Excess First Lien Obligations) constitute secured claims under Section 506(a) of the Bankruptcy Code or otherwise; provided that the Second Lien Agent may take and maintain any Permitted Actions.

6.3. Financing Matters. If any Loan Party becomes subject to any Insolvency Proceeding, and if the First Lien Agents desire to consent (or not object) to the use of cash collateral under the Bankruptcy Code or to provide financing to any Loan Party under the Bankruptcy Code or to consent (or not object) to the provision of such financing to any Loan Party by any third party (any such financing, “DIP Financing”), then the Second Lien Agent agrees, subject to the DIP Conditions, on behalf of itself and the other Second Lien Secured Parties, that each Second Lien Secured Party (a) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such DIP Financing, (b) will not request or accept adequate protection or any other relief in connection with the use of such cash collateral or such DIP Financing, except as set forth in paragraph 6.5 below, (c) will subordinate (and will be deemed hereunder to have subordinated) their Liens (i) to such DIP Financing on the same terms as the Liens securing the First Lien Obligations are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement), (ii) to any adequate protection provided to the First Lien Secured Parties in connection therewith and (iii) to any reasonable and customary “carve-out” agreed to by the First Lien Agents, and (d) agrees that notice received three (3) business days prior to the filing of the motion seeking entry of an order approving such usage of cash collateral or approving such financing shall be adequate notice. If any Loan Party becomes subject to any Insolvency Proceeding and the First Lien Secured Parties provide a DIP Financing that satisfies the DIP Conditions and this Section 6.3, the Second Lien Agent agrees, on behalf of itself and the other Second Lien Secured Parties, that none of the Second Lien Secured Parties shall provide DIP Financing to any Loan Party secured by Liens equal or senior in priority to the Liens securing any First Lien Obligations (other than the Excess First Lien Obligations) or the Liens securing such DIP Financing provided by the First Lien Secured Parties or that affords the lenders under any DIP Financing provided to any Loan Party by any Second Lien Secured Party a claim that is equal or senior to any adequate protection claims of the First Lien Secured Parties in respect of their interests in the Common Collateral, without the prior written consent of the First Lien Agents. Notwithstanding anything herein to the contrary, the Second Lien Agent, on behalf of itself and the other Second Lien Secured Parties, solely in their capacity as unsecured creditors and not as secured creditors of any Loan Party, may raise any objections to any use, sale, or lease of “cash collateral”, or DIP Financing that could be raised by any unsecured creditor of the Loan Parties.

6.4. Relief From the Automatic Stay. Until the First Lien Obligations Payment Date, the Second Lien Agent agrees, on behalf of itself and the other Second Lien Secured Parties, that none of them will, without the prior written consent of the First Lien Agents, (a) seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in derogation thereof, in each case in respect of any Common Collateral, or (b) oppose any request by either First Lien Agent or the other First Lien Secured Parties to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any Common Collateral; provided that the Second Lien Agent may seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Common Collateral if and to the extent the First Lien Agents have obtained relief from or modification of such stay in respect of the Common Collateral, but may not thereafter take or pursue any Enforcement Action with respect to any applicable Common Collateral to which such relief or modification is applicable, except in accordance with the other applicable terms of this Agreement.

Exhibit B-19

6.5. Adequate Protection. The Second Lien Agent, on behalf of itself and the other Second Lien Secured Parties, agrees that none of them shall object, contest, or support any other Person objecting to or contesting, (a) any request by either First Lien Agent or the other First Lien Secured Parties for adequate protection or any adequate protection provided to either First Lien Agent or the other First Lien Secured Parties or (b) any objection by either First Lien Agent or any other First Lien Secured Parties to any motion, relief, action or proceeding based on a claim of a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts to either First Lien Agent or any other First Lien Secured Party on account of the First Lien Obligations (other than Excess First Lien Obligations) under Section 506(b) of the Bankruptcy Code or otherwise. Notwithstanding anything contained in this Section and in Section 6.3(b), Second Lien Secured Parties may seek or accept adequate protection consisting of (x) a replacement Lien on the Common Collateral, subordinated to the Liens securing the First Lien Obligations and such DIP Financing on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to the First Lien Obligations under this Agreement, (y) superpriority claims junior in all respects to the superpriority claims granted to the First Lien Secured Parties and (z) subject to the right of the First Lien Secured Parties to object thereto, the payment of post-petition interest at the pre-default rate, fees and expenses (provided, in the case of this clause (z), that the First Lien Secured Parties have been granted adequate protection in the form of post-petition interest at a rate no lower than the pre-default rate and the payment of their fees and expenses). In the event the Second Lien Agent, on behalf of itself and the Second Lien Secured Parties, seeks or accepts adequate protection in accordance with the above provisions of this Section 6.5 and such adequate protection is granted in the form of additional collateral, then the Second Lien Agent, on behalf of itself or any of the Second Lien Secured Parties, agrees that each First Lien Agent shall also be granted a senior Lien on such additional collateral as security for the First Lien Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second Lien Obligations shall be subordinated to the Liens on such collateral securing the First Lien Obligations and any such DIP Financing and any other Liens granted to the First Lien Secured Parties as adequate protection, with such subordination to be on the same terms that the other Liens securing the Second Lien Obligations are subordinated to the Liens securing the First Lien Obligations under this Agreement. The Second Lien Agent, on behalf of itself and the other Second Lien Secured Parties, agrees that except as expressly set forth in this Section, none of them shall seek or accept adequate protection without the prior written consent of the First Lien Agents.

6.6. Avoidance Issues. If any First Lien Secured Party is required in any Insolvency Proceeding or otherwise to disgorge, turn over or otherwise pay or relinquish to a trustee, a receiver, or the estate of any Loan Party, because such amount was avoided or ordered to be paid, disgorged or relinquished for any reason, including, without limitation because it was found to be a fraudulent or preferential transfer or because the Liens securing the First Lien Obligations are unperfected or otherwise voided, avoided, invalidated or lapsed, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then, subject to the proviso below, the First Lien Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the First Lien Obligations Payment Date shall be deemed not to have occurred. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from the date of reinstatement. The Second Lien Secured Parties agree that none of them shall be entitled to benefit from any Recovery, solely to the extent arising in respect of or on account of each First Lien Secured Party's interest in the Second Lien Collateral or on account of such First Lien Secured Party's "secured claim" against any Loan Party within the meaning of section 506 of the Bankruptcy Code, to any extent beyond what they would have been entitled to had such Recovery not occurred (solely to the extent arising in respect of or on account of such Second Lien Secured Party's interest in the Second Lien Collateral or an account of such Second Lien Secured Party's "secured claim" against any Loan Party within the meaning of section 506 of the Bankruptcy)(in each case, a "Secured Claim Recovery"), it being understood and agreed that the benefit of such Secured Claim Recovery otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement; provided, that notwithstanding anything to the contrary contained herein, (i) any amount received by the Second Lien Secured Parties in respect of a Secured Claim Recovery to be so turned over shall be limited to the amount in excess of the amount they would have received on account of its interest in the Second Lien Collateral or pursuant to its secured claim under section 506 of the Bankruptcy Code had such Secured Claim Recovery not occurred and (ii) except for the amounts specified in the foregoing clause (i) in respect of a Secured Claim Recovery, the Second Lien Secured Parties shall otherwise be entitled to receive and retain any amounts allocable to them in respect of any other Recovery.

Exhibit B-20

6.7. Asset Dispositions in an Insolvency Proceeding. In an Insolvency Proceeding, neither the Second Lien Agent nor any other Second Lien Secured Party, in its capacity as a secured creditor only, shall oppose any sale or disposition of any assets of any Loan Party that is consented to by the First Lien Secured Parties, and will be deemed to have consented under Section 363(f) of the Bankruptcy Code (and otherwise) to any sale consented to by the First Lien Secured Parties and to have released their Liens on such assets so long as the First Lien Secured Parties have released their Liens on such assets and the net cash proceeds from the sale or disposition are applied in accordance with Section 5.1; provided, further, that notwithstanding the foregoing or any other provision herein to the contrary, the Second Lien Agent and each other Second Lien Secured Party, solely in its capacity as an unsecured creditor and not as a secured creditor of any Loan Party, shall be entitled to oppose any sale or disposition of any assets of any Loan Party under Section 363 of the Bankruptcy Code without the consent or approval of the First Lien Agents.

6.8. Plans of Reorganization; Reorganization Securities. Prior to the First Lien Obligations Payment Date, no Second Lien Secured Party shall, without the consent of the First Lien Representative, directly or indirectly propose, support or vote in favor of any a plan of reorganization or similar dispositive restructuring plan in connection with an Insolvency Proceeding that is in contravention of the provisions of this Agreement; provided that nothing in this Section 6.8 shall restrict any Second Lien Secured Party from voting any unsecured claim held by such Second Lien Secured Party in favor of any plan of reorganization or similar dispositive restructuring plan in connection with an Insolvency Proceeding. Nothing in this Agreement prohibits or limits the right of the Second Lien Secured Parties to receive and retain (a) any debt or equity securities that are issued by a reorganized debtor pursuant to a plan of reorganization or similar dispositive restructuring plan in connection with an Insolvency Proceeding, provided that if any debt securities are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan in connection with an Insolvency Proceeding both on account of First Lien Obligations and on account of Second Lien Obligations and both (i) such debt obligations are secured by Liens and (ii) such Liens are upon the same property, then, as between the First Lien Secured Parties and the Second Lien Secured Parties, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations or (b) any distribution received by such Second Lien Secured Party pursuant to a plan of reorganization or similar dispositive restructuring plan in connection with an Insolvency Proceeding in respect of any claim classified under such plan as an unsecured claim in accordance with section 506(a)(1) of the Bankruptcy Code.

6.9. Separate Grants of Security and Separate Classification. Each Secured Party acknowledges and agrees that (a) the grants of Liens pursuant to the First Lien Security Documents and the Second Lien Security Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Common Collateral, the First Lien Obligations and the Second Lien Obligations are fundamentally different from each other and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Lien Secured Parties and Second Lien Secured Parties in respect of the Common Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Second Lien Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Loan Parties in respect of the Common Collateral, with the effect being that, to the extent that the aggregate value of the Common Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Secured Parties), the First Lien Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Amounts before any distribution is made in respect of the claims held by the Second Lien Secured Parties. The Second Lien Secured Parties hereby acknowledge and agree to turn over to the First Lien Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of the preceding sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Secured Parties.

Exhibit B-21

6.10. No Waivers of Rights of First Lien Secured Parties. Subject to Section 3.1(b), nothing contained herein shall prohibit or in any way limit either First Lien Agent or any other First Lien Secured Party from objecting in any Insolvency Proceeding or otherwise to any action taken by any Second Lien Secured Party not expressly permitted hereunder, including the seeking by any Second Lien Secured Party of adequate protection (except as provided in Section 6.5).

6.11. Effectiveness in Insolvency Proceedings. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of an Insolvency Proceeding.

6.12. Rights as Unsecured Creditors. In any Insolvency Proceeding, the Second Lien Secured Parties may exercise any rights and remedies that could be exercised by an unsecured creditor in accordance with the terms of the Second Lien Documents and applicable law, in each case to the extent not prohibited by the terms of this Agreement.

SECTION 7. Modifications to First Lien Documents or Second Lien Documents.

7.1. Restrictions on First Lien Document Modifications. The First Lien Documents may not be amended, renewed, extended, restated, supplemented or otherwise modified without the prior written consent of the Second Lien Agent (which consent will not be unreasonably withheld), so as to:

(a) (i) increase the aggregate amount of the principal portion of the ABL First Lien Obligations to exceed the Maximum ABL First Lien Principal Amount or (ii) increase the aggregate amount of the principal portion of the Floor Plan First Lien Obligations to exceed the Maximum Floor Plan First Lien Principal Amount;

(b) increase the applicable margin or similar component of interest rate (including by adding or increasing any interest rate floor) or add or increase any recurring fees (excluding any one-time fees, whether payable at one time or in multiple installments, payable in connection with the initial origination or syndication of the First Lien Obligations, any amendment, waiver or similar agreement, any renewal of existing credit, or any increase, origination or extension of additional credit) or premiums in a manner that would cause the total yield on all Loans (as defined in either First Lien Credit Agreement on the date hereof, respectively) to exceed by more than 2.00% of the total yield on such Loans as in effect on the date hereof (excluding increases resulting from the accrual of interest at the default rate of 3.00%, fluctuations in LIBOR or any other similar rate index, any replacement of LIBOR due to any cessation thereof, and application of the pricing grid set forth in the Existing ABL First Lien Credit Agreement or the Existing Floor Plan First Lien Credit Agreement, as applicable, on the date hereof) or increase the default rate by any margin;

(c) extend the final scheduled maturity of the First Lien Obligations by more than 180 days from the final scheduled maturity as in effect on the date hereof;

(d) alter the amortization schedule for the First Lien Obligations, such that the average life to maturity of the First Lien Obligations is shorter than in effect as of the date hereof;

Exhibit B-22

(e) add or change any, covenant, default or event of default under the First Lien Documents in a manner adverse to the Loan Parties, unless the Loan Parties concurrently offer to enter into a corresponding amendment or modification to the applicable provisions of the Second Lien Documents;

(f) add (or make more restrictive) any prohibition or restriction on payment of the Second Lien Obligations;

(g) subordinate the First Lien Obligations or the Liens of the First Lien Secured Parties on the Common Collateral, except as permitted in Section 6.3 and except with respect to “Permitted Encumbrances” under either First Lien Credit Agreement (as in effect on the date hereof);

(h) change or amend any term of the First Lien Documents relating to the assignment of or participation in all or any portion of the First Lien Obligations to any Loan Party or any of their respective Affiliates (including any amendment or modification of definition of Ineligible Institution (as defined in the First Lien Credit Agreement as in effect on the date hereof) to remove any Loan Party or any of their respective Affiliates from such definition) as set forth in each First Lien Credit Agreement (as in effect on the date hereof), respectively;

(i) change or amend the definition of Ineligible Institution (as defined in each First Lien Credit Agreement, respectively, as in effect on the date hereof) to remove or modify the final proviso of the definition thereof in any way; or

(j) impose any limitation on amendments or modifications of the Second Lien Documents that is more restrictive that the limitations contained herein.

7.2. Restrictions on Second Lien Document Modifications. The Second Lien Documents may not be amended, renewed, extended, restated, supplemented or otherwise modified without the prior written consent of the First Lien Agents (which consent will not be unreasonably withheld), so as to:

(a) increase the aggregate amount of the principal portion of the Second Lien Obligations to exceed the Maximum Second Lien Principal Amount;

(b) increase the rate of interest on any of the Second Lien Obligations or add or increase any recurring fees (excluding any one-time fees, whether payable at one time or in multiple installments, payable in connection with the initial origination or syndication of the Second Lien Obligations, any amendment, waiver or similar agreement, any renewal of existing credit, or any increase, origination or extension of additional credit) or premiums that would cause the total yield on the Second Lien Obligations to exceed by more than 4.00% of the total yield on the Second Lien Obligations as in effect on the date hereof (excluding increases resulting from the accrual of interest at the default rate of 3.00% or fluctuations in LIBOR or any other similar rate index) or increase the default rate by any margin (other than prepayment premiums, yield maintenance, make whole or similar fees and premiums, and exit fees, in each case that are payable in connection with any repayment (other than regularly scheduled principal payments) of the Second Lien Obligations, which shall not be restricted under this Section 7.2(b));

(c) [reserved];

(d) shorten the maturity of all or any portion of the Second Lien Obligations in effect as of the date hereof;

(e) require any scheduled payments or mandatory prepayments of any principal portion of the Second Lien Obligations which are not required under the terms of the Second Lien Documents in effect as of the date hereof;

Exhibit B-23

(f) add or change any, covenant, default or event of default under the Second Lien Documents in a manner adverse to the Loan Parties; provided, that Second Lien Secured Parties shall be permitted to amend, modify or supplement the Second Lien Documents to modify or add covenants, defaults or other provisions to the extent the corresponding provisions of the First Lien Documents have been amended or modified;

(g) add (or make more restrictive) any prohibition or restriction on payment of any of the First Lien Obligations;

(h) subordinate the Second Lien Obligations or the Liens of the Second Lien Secured Parties on the Common Collateral, except as permitted in Section 6.3 and except with respect to “Permitted Encumbrances” under the Second Lien Credit Agreement (as in effect on the date hereof);

(i) change or amend any term of the Second Lien Documents relating to the assignment of or participation in all or any portion of the Second Lien Obligations to any Loan Party or any of their respective Affiliates or to the voting rights of any Loan Party or any of their respective Affiliates with respect to any portion of the Second Lien Obligations held by any such Person as set forth in the Second Lien Credit Agreement (as in effect on the date hereof); or

(j) impose any limitation on amendments or modifications of the First Lien Documents that is more restrictive that the limitations contained herein.

SECTION 8. Reliance; Waivers; etc.

8.1. Reliance. The First Lien Documents are deemed to have been executed and delivered, and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The Second Lien Agent, on behalf of it itself and the other Second Lien Secured Parties, expressly waives all notice of the acceptance of and reliance on this Agreement by the First Lien Secured Parties. The Second Lien Documents are deemed to have been executed and delivered and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. Each First Lien Agent, on behalf of itself and the other First Lien Secured Parties for which it is First Lien Agent, expressly waives all notices of the acceptance of and reliance on this Agreement by the Second Lien Agent and the other Second Lien Secured Parties.

8.2. No Warranties or Liability. The Second Lien Agent and the First Lien Agents acknowledge and agree that none of them has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other First Lien Document or any Second Lien Document. Except as otherwise provided in this Agreement, the Second Lien Agent and the First Lien Agents will be entitled to manage and supervise their respective extensions of credit to any Loan Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

8.3. No Waivers. No right or benefit of any party hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of such party or any other party hereto or by any noncompliance by any Loan Party with the terms and conditions of any of the First Lien Documents or the Second Lien Documents.

SECTION 9. Obligations Unconditional.

9.1. First Lien Obligations Unconditional. All rights and interests of the First Lien Secured Parties hereunder, and all agreements and obligations of the Second Lien Secured Parties (and, to the extent applicable, the Loan Parties) hereunder, shall remain in full force and effect irrespective of:

Exhibit B-24

(a) any lack of validity or enforceability of any First Lien Document and regardless of whether any of the Liens of the First Lien Agents and First Lien Secured Parties are not perfected or are voidable for any reason; or

(b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the First Lien Obligations, or any amendment, waiver or other modification, whether by course of conduct, in writing or otherwise, including any increase in the amount thereof, or any refinancing, replacement, refunding or restatement of any First Lien Document, except to the extent expressly prohibited hereunder;

(c) any exchange, release or lack of perfection of any Lien of any of the First Lien Agents and First Lien Secured Parties on any Common Collateral or any other asset, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Obligations or any guarantee thereof, except to the extent expressly prohibited hereunder;

(d) the commencement of any Insolvency Proceeding in respect of any Loan Party; or

(e) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the First Lien Obligations, or of any of the First Lien Secured Parties or any Loan Party, to the extent applicable, in respect of this Agreement.

9.2. Second Lien Obligations Unconditional. All rights and interests of the Second Lien Secured Parties hereunder, and all agreements and obligations of the First Lien Secured Parties (and, to the extent applicable, the Loan Parties) hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Second Lien Document and regardless of whether the Liens of the Second Lien Agent and Second Lien Secured Parties are not perfected or are voidable for any reason;

(b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Second Lien Obligations, or any amendment, waiver or other modification, whether by course of conduct, in writing or otherwise, including any increase in the amount thereof, or any refinancing, replacement, refunding or restatement of any Second Lien Document, except to the extent expressly prohibited hereunder;

(c) any exchange, release or lack of perfection of any Lien of the Second Lien Agent and Second Lien Secured Parties on any Common Collateral or any other asset, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Second Lien Obligations or any guarantee thereof, except to the extent expressly prohibited hereunder; or

(d) the commencement of any Insolvency Proceeding in respect of any Loan Party; or

(e) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the Second Lien Obligations, or of any of the Second Lien Secured Parties or any Loan Party, to the extent applicable, in respect of this Agreement.

Exhibit B-25

SECTION 10. Miscellaneous.

10.1. Rights of Subrogation. The Second Lien Agent, for and on behalf of itself and the Second Lien Secured Parties, agrees that no payment to either First Lien Agent or any First Lien Secured Party pursuant to the provisions of this Agreement shall entitle the Second Lien Agent or any Second Lien Secured Party to exercise any rights of subrogation in respect thereof until the First Lien Obligations Payment Date. Following the First Lien Obligations Payment Date, the Second Lien Secured Parties shall be subrogated to the rights of the First Lien Secured Parties to the extent that payments and distributions otherwise payable to the Second Lien Secured Parties have been applied to the First Lien Obligations in accordance with the provisions of this Agreement, and each First Lien Agent agrees to execute such documents, agreements, and instruments as the Second Lien Agent or any Second Lien Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the First Lien Obligations resulting from payments to either First Lien Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by each First Lien Agent are paid by such Person upon request for payment thereof.

10.2. Further Assurances. Each of the Second Lien Agent and the First Lien Agents will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the other party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable the First Lien Agents or the Second Lien Agent to exercise and enforce its rights and remedies hereunder; provided, however, that no party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 10.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 10.2.

10.3. Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any First Lien Document or any Second Lien Document, the provisions of this Agreement shall govern; provided, however, in the event of any conflict between the provisions of this Agreement and the intercreditor agreement dated as of the date hereof (as amended, restated or otherwise modified from time to time. the “First Lien Intercreditor Agreement”), among the First Lien Secured Parties, the terms and conditions of the First Lien Intercreditor Agreement shall control among the First Lien Secured Parties as to the relative rights of the First Lien Secured Parties in respect of the Common Collateral.

10.4. Continuing Nature of Provisions. Subject to Section 6.6, this Agreement shall continue to be effective, and shall not be revocable by any party hereto, until the First Lien Obligations Payment Date shall have occurred; provided, that Section 4.6(h) and Section 5.1 shall continue in effect with respect to the rights and obligations of the parties with respect to Excess First Lien Obligations. This is a continuing agreement and the First Lien Secured Parties and the Second Lien Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, any Borrower or any other Loan Party on the faith hereof.

10.5. Amendments; Waivers. No amendment or modification of any of the provisions of this Agreement shall be effective unless the same shall be in writing and signed by the First Lien Agents and the Second Lien Agent.

10.6. Information Concerning Financial Condition of the Borrowers and the other Loan Parties. Each of the Second Lien Secured Parties and the First Lien Secured Parties hereby assumes responsibility for keeping itself informed of the financial condition of the Borrowers and each of the other Loan Parties and all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations. The Second Lien Secured Parties and the First Lien Secured Parties hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event the Second Lien Agent or either First Lien Agent, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (a) to provide any such information to such other party or any other party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

Exhibit B-26

10.7. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than the State of New York are governed by the laws of such jurisdiction.

10.8. Submission to Jurisdiction.

(a) Each First Lien Secured Party, each Second Lien Secured Party and each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each such party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each such party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the any First Lien Secured Party or Second Lien Secured Party may otherwise have to bring any action or proceeding against any Loan Party or its properties in the courts of any jurisdiction.

(b) Each First Lien Secured Party, each Second Lien Secured Party and each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so (i) any objection it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.9. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.9. Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or five days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below each party’s name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

10.10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each of the First Lien Secured Parties and Second Lien Secured Parties and their respective successors and assigns, and nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Common Collateral.

10.11. Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

10.12. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Exhibit B-27

10.13. Agents. The ABL First Lien Agent has executed this Agreement as directed under and in accordance with the Existing ABL First Lien Credit Agreement and will perform this Agreement solely in its capacity as ABL First Lien Agent and not individually. In performing under this Agreement, the ABL First Lien Agent shall have all rights, protections, immunities and indemnities granted it under the Existing ABL First Lien Credit Agreement. Subject to the terms of the Existing ABL First Lien Credit Agreement, the ABL First Lien Agent shall have no obligation to perform or exercise any discretionary act. The Floor Plan First Lien Agent has executed this Agreement as directed under and in accordance with the Existing Floor Plan First Lien Credit Agreement and will perform this Agreement solely in its capacity as Floor Plan First Lien Agent and not individually. In performing under this Agreement, the Floor Plan First Lien Agent shall have all rights, protections, immunities and indemnities granted it under the Existing Floor Plan First Lien Credit Agreement. Subject to the terms of the Existing Floor Plan First Lien Credit Agreement, the Floor Plan First Lien Agent shall have no obligation to perform or exercise any discretionary act. The Second Lien Agent has executed this Agreement as directed under and in accordance with the Existing Second Lien Credit Agreement and will perform this Agreement solely in its capacity as Second Lien Agent and not individually. In performing under this Agreement, the Second Lien Agent shall have all rights, protections, immunities and indemnities granted it under the Existing Second Lien Credit Agreement. Subject to the terms of the Existing Second Lien Credit Agreement, the Second Lien Agent shall have no obligation to perform or exercise any discretionary act.

10.14. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective when it shall have been executed by each party hereto.

10.15. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.16. Additional Loan Parties. Each Person that becomes a Loan Party after the date hereof shall be deemed to have acknowledged this Agreement in the manner set forth on Annex I attached hereto upon execution and delivery by such Person of a Joinder Agreement in accordance with the requirements of each First Lien Credit Agreement and the Second Lien Credit Agreement.

10.17. No Third Party Beneficiaries. The provisions of this Agreement are solely for the purpose of defining the relative rights of the First Lien Secured Parties, the Second Lien Secured Parties and their respective successors and permitted assigns, and this Agreement shall not be deemed to create any rights or priorities in favor of any other Person, including, without limitation, any Loan Party, and there are no other parties or Persons whatsoever including, without limitation, the Loan Parties, who are intended to be benefited in any manner whatsoever by this Agreement.

[Remainder of page left intentionally blank]

Exhibit B-28

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

JPMORGAN CHASE BANK, N.A., as ABL First Lien Agent for and on behalf of the ABL First Lien Secured Parties

By:
Name:	Michael Byrne
Title:	Authorized Officer

Address for Notices:
JPMorgan Chase Bank, N.A.
Loan and Agency Services
10 South Dearborn, 7th Floor
Chicago, Illinois 60603, Mail Code IL1-0010
Attention: Alta Equipment Group
Facsimile No: (312) 385-7096

Signature Page to Intercreditor Agreement

Exhibit B-29

JPMORGAN CHASE BANK, N.A., as Floor Plan First Lien Agent for and on behalf of the Floor Plan First Lien Secured Parties

By:
Name:
Title:

Address for Notices:
JPMorgan Chase Bank, N.A.
_________________________
___________________________
Attention: Alta Equipment Group
Facsimile No:

Signature Page to Intercreditor Agreement

Exhibit B-30

U.S. BANK NATIONAL ASSOCIATION, as Second Lien Agent for and on behalf of the Second Lien Secured Parties

By:
Name:
Title:

Address for Notices:

U.S. BANK NATIONAL ASSOCIATION _________________________
___________________________
Attention:
Facsimile No:

Signature Page to Intercreditor Agreement

Exhibit B-31

ACKNOWLEDGEMENT

The undersigned hereby acknowledge and consent to the foregoing Intercreditor Agreement, dated as of February 3, 2020 (the “Intercreditor Agreement”) among JPMORGAN CHASE BANK, N.A., as the ABL First Lien Agent, JPMORGAN CHASE BANK, N.A., as the Floor Plan First Lien Agent, and U.S. BANK NATIONAL ASSOCIATION, as the Second Lien Agent. Unless otherwise defined in this Acknowledgement, terms defined in the Intercreditor Agreement have the same meanings when used in this Acknowledgement.

Each Loan Party hereby acknowledges that it has received a copy of the foregoing Intercreditor Agreement and consents thereto, agrees to recognize all rights granted thereby to the ABL First Lien Secured Parties, the Floor Plan First Lien Secured Parties and the Second Lien Secured Parties, and will not do any act or perform any obligation which is not in accordance with the agreements set forth therein. Each Loan Party agrees that the Intercreditor Agreement may be amended by the ABL First Lien Secured Parties, the Floor Plan First Lien Secured Parties and the Second Lien Secured Parties, without notice to, or the consent of any such Loan Party or any other Person; provided, however, that each Loan Party agrees to be bound by the Intercreditor Agreement only as in effect on the date hereof and, to the extent that such Loan Party has been notified of the terms of any amendment, as so amended.

[Remainder of page left intentionally blank]

Acknowledgment to Intercreditor Agreement

Exhibit B-32

B. RILEY PRINCIPAL MERGER CORP., to be re-named
ALTA EQUIPMENT GROUP INC.

By:
Name:
Title:

ALTA EQUIPMENT HOLDINGS, INC.

By:
Name:
Title:

ALTA ENTERPRISES, LLC
ALTA CONSTRUCTION EQUIPMENT ILLINOIS, LLC
ALTA INDUSTRIAL EQUIPMENT MICHIGAN, LLC
ALTA HEAVY EQUIPMENT SERVICES, LLC
ALTA INDUSTRIAL EQUIPMENT COMPANY, L.L.C.
ALTA CONSTRUCTION EQUIPMENT, L.L.C.
NITCO, LLC
ALTA CONSTRUCTION EQUIPMENT FLORIDA, LLC

By:
Name:
Title:
of each of the above, on behalf of each of the above

Address for Notices:

13211 Merriman Rd
Livonia, MI 48150-1826
Attention: President
Facsimile No. 248-449-6701

Acknowledgment Page to Intercreditor Agreement

Exhibit B-33

EXHIBIT C TO

NOTE PURCHASE AGREEMENT

FORM OF NOTE

THIS NOTE HAS ORIGINAL ISSUE DISCOUNT (“OID”) FOR THE PURPOSES OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. INFORMATION AS TO THE AMOUNT OF OID, YIELD TO MATURITY, ISSUE DATE, AND ISSUE PRICE MAY BE OBTAINED BY CONTACTING THE ISSUER'S PRESIDENT AT: alta enterprises, llc, Merriman Rd, Livonia, Michigan 48150-1826, Attention: President.

This Note has not been and will not be registered under the United States Securities Act OF 1933 (the “Securities Act”) or with any securities regulatory authority of any state or other jurisdiction of the United States. The holder hereof, by purchasing or otherwise acquiring this security, acknowledges that this security has not been registered under the Securities Act. The holder agrees for the benefit of the Issuer, any distributors or dealers and any such persons’ affiliates that this security may be offered, resold, pledged or otherwise transferred only in compliance with the Securities Act and any applicable state securities laws and only (1) pursuant to Rule 144 under the Securities Act or (2) pursuant to an exemption from registration under the Securities Act, and in each case in accordance with any applicable securities laws of the states of the United States and other jurisdictions. The holder acknowledges that the purpose of the foregoing limitation is, in part, to ensure that the issuer is not required to register under the Securities Act.

NOTE

$__________	_______________, 20 ___

FOR VALUE RECEIVED, each of the undersigned, ALTA EQUIPMENT GROUP INC. (formerly known as B. Riley Principal Merger Corp.), a Delaware corporation, ALTA ENTERPRISES, LLC, a Michigan limited liability company, ALTA CONSTRUCTION EQUIPMENT ILLINOIS, LLC, a Michigan limited liability company, ALTA HEAVY EQUIPMENT SERVICES, LLC, a Michigan limited liability company, ALTA INDUSTRIAL EQUIPMENT MICHIGAN, LLC, a Michigan limited liability company, ALTA CONSTRUCTION EQUIPMENT, L.L.C., a Michigan limited liability company, ALTA INDUSTRIAL EQUIPMENT COMPANY, L.L.C., a Michigan limited liability company, Alta Equipment Holdings, Inc., a Michigan corporation, NITCO, LLC, a Michigan limited liability company, and Alta Construction Equipment Florida, LLC, a Michigan limited liability company (each an “Issuer” and, collectively, the “Issuers”), hereby promises to pay to the order of [____________] (“Purchaser”) the principal amount of $[___________] or so much of such principal amount as may be outstanding hereunder.

This Note (this “Note”) is the one of the Notes referred to in the Note Purchase Agreement, dated as of February [__], 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), by and among the Issuers, the Purchasers party thereto from time to time and U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent. Capitalized terms used in this Note are defined in the Note Purchase Agreement, unless otherwise expressly stated herein. This Note is entitled to the benefits of the Note Purchase Agreement and is subject to all of the agreements, terms and conditions contained therein, all of which are incorporated herein by this reference. This Note may be prepaid, in whole or in part, in accordance with the terms and conditions set forth in the Note Purchase Agreement.

Exhibit C – Page 1

The outstanding principal balance of this Note is due and payable as provided in Article II of the Note Purchase Agreement. All payments by the Issuers of principal, fees and other Obligations shall be made in accordance with Section 2.17(a) of the Note Purchase Agreement.

This Note shall bear interest on the unpaid principal amount hereof from the date issued through repayment (whether by acceleration or otherwise) as provided in Section 2.12 of the Note Purchase Agreement. In addition, upon the occurrence and during the continuance of an Event of Default this Note shall bear default interest pursuant to the terms of Section 2.12(b) of the Note Purchase Agreement. In no event, however, will interest exceed the Highest Lawful Rate.

If any Event of Default (other than an Event of Default with respect to any Issuer described in clause (h) or (i) of Article VII of the Note Purchase Agreement) shall occur and continue under the Note Purchase Agreement or any other Notes Document, then this Note may, as provided in the Note Purchase Agreement, be declared to be immediately due and payable, without notice; provided, however, that upon the occurrence of any Event of Default with respect to the Issuers described in clause (h) or (i) of Article VII of the Note Purchase Agreement, this Note shall automatically become due and payable without any further act by the Administrative Agent, any Purchaser or any other Person.

Any transfer, sale or assignment of this Note is subject to the terms, conditions and restrictions of Section 10.04 of the Note Purchase Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

The undersigned expressly waives any presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration or notice of any other kind except as expressly provided in the Note Purchase Agreement.

[Remainder of page intentionally left blank]

Exhibit C – Page 2

IN WITNESS WHEREOF, each Issuer has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first written above.

ALTA ENTERPRISES, LLC
ALTA CONSTRUCTION EQUIPMENT ILLINOIS, LLC
ALTA INDUSTRIAL EQUIPMENT MICHIGAN, LLC
ALTA HEAVY EQUIPMENT SERVICES, LLC
NITCO, LLC
ALTA INDUSTRIAL EQUIPMENT COMPANY, L.L.C.
ALTA CONSTRUCTION EQUIPMENT, L.L.C.
ALTA CONSTRUCTION EQUIPMENT FLORIDA, LLC

By:
Name:	Ryan Greenawalt
Title:	Manager of each of the above, on behalf of each of the above

ALTA EQUIPMENT HOLDINGS, Inc.

By:
Name:
Title:

ALTA EQUIPMENT GROUP INC.

By:
Name:
Title:

Exhibit C – Page 3

EXHIBIT D

TO NOTE PURCHASE AGREEMENT

FORM OF FUNDING NOTICE

February [_], 2020

Reference is made to the Note Purchase Agreement, dated as of February [__], 2020 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”; all capitalized terms used in this agreement and not otherwise defined herein shall have the meanings set forth in the Note Purchase Agreement), by and among B. RILEY PRINCIPAL MERGER CORP. (to be renamed Alta Equipment Group, Inc.), a Delaware corporation (as “Issuer Representative”), ALTA ENTERPRISES, LLC, a Michigan limited liability company, ALTA CONSTRUCTION EQUIPMENT ILLINOIS, LLC, a Michigan limited liability company, ALTA HEAVY EQUIPMENT SERVICES, LLC, a Michigan limited liability company, ALTA INDUSTRIAL EQUIPMENT MICHIGAN, LLC, a Michigan limited liability company, ALTA CONSTRUCTION EQUIPMENT, L.L.C., a Michigan limited liability company, ALTA INDUSTRIAL EQUIPMENT COMPANY, L.L.C., a Michigan limited liability company, ALTA EQUIPMENT HOLDINGS, INC., a Michigan corporation, NITCO, LLC, a Michigan limited liability company, ALTA CONSTRUCTION EQUIPMENT FLORIDA, LLC, a Michigan limited liability company, (and collectively with Issuer Representative, the “Issuers”), the other Notes Parties from time to time party thereto, the Purchasers from time to time party thereto, and the Administrative Agent party thereto.

Pursuant to Section 4.20 of the Note Purchase Agreement, Issuer Representative hereby notifies the Administrative Agent and the Purchasers, on behalf of Issuers, of its request that Purchasers purchase the Notes in an aggregate amount equal to $[155,000,000/170,000,000] in accordance with the applicable terms and conditions of the Note Purchase Agreement.

Issuer Representative hereby authorizes and directs the Administrative Agent and the Purchasers, on behalf of Issuers, to disburse the proceeds of the Notes to the account number[s] in the amount[s] specified on Annex A hereto. Issuer Representative hereby certifies to the Administrative Agent and Purchasers on behalf of Issuers that:

i.	as of the date hereof, the representations and warranties contained in each of the Notes Documents are true and correct in all respects on and as of such date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all respects on and as of such earlier date;

ii.	since December 31, 2019, no Material Adverse Effect has occurred and no condition exists which has or could be reasonably expected to have a Material Adverse Effect;

iii.	after giving pro forma effect to the Notes issued on the Effective Date and all other amounts to be paid on the Effective Date, the satisfaction of all closing conditions under Article IV of the Note Purchase Agreement and the completion of all other Transactions to be completed on the Effective Date, all financial covenants in Section 6.13 of the Note Purchase Agreement are complied with on a pro forma basis; and

Exhibit D – Page 1

iv.	as of the date hereof, no event has occurred and is continuing or would result from the issuing of the Notes contemplated hereby that would constitute a Default.

[Signature Page Follows]

Exhibit D – Page 2

B. RILEY PRINCIPAL MERGER CORP.,
as Issuer Representative

By:
Name:
Title:

Exhibit D – Page 3

Annex A to Funding Notice

See Attached

Exhibit D – Page 4